   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 21, 2001
                                                     REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                             DRS TECHNOLOGIES, INC.
             (Exact name of Registrant as Specified in its Charter)

           DELAWARE                                                13-2632319
 (State or other jurisdiction                                   (I.R.S. Employer
              of                                             Identification Number)
incorporation or organization)

                   5 SYLVAN WAY, PARSIPPANY, NEW JERSEY 07054
                                 (973) 898-1500
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            NINA LASERSON DUNN, ESQ.
                   EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL
                                 AND SECRETARY
                             DRS TECHNOLOGIES, INC.
                                  5 SYLVAN WAY
                          PARSIPPANY, NEW JERSEY 07054
                                 (973) 898-1500

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           --------------------------

                                   COPIES TO:

      DAVID J. GOLDSCHMIDT, ESQ.                          PAUL JACOBS, ESQ.
 Skadden, Arps, Slate, Meagher & Flom                  STEVEN I. SUZZAN, ESQ.
                  LLP
           Four Times Square                         Fulbright & Jaworski L.L.P.
       New York, New York 10036                           666 Fifth Avenue
            (212) 735-3574                            New York, New York 10103
                                                           (212) 318-3000

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If delivery of the prospectus is expected to be made pursuant to rule 434, please check the following box. / /

                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                              PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF SHARES                 AMOUNT TO BE           OFFERING        AGGREGATE OFFERING        AMOUNT OF
           TO BE REGISTERED                REGISTERED(1)     PRICE PER SHARE (2)       PRICE(2)         REGISTRATION FEE
Common Stock, par value $.01 per
  share...............................       3,450,000             $32.23            $111,193,500            $27,799

(1) Includes 450,000 shares of Common Stock issuable upon exercise of an over-allotment option granted to the Underwriters.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 based upon the average of the high and low sale prices as reported on the American Stock Exchange on November 15, 2001.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED NOVEMBER 21, 2001
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                                 3,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                               ------------------

    We are offering 3,000,000 shares of our common stock.

    Our common stock is traded on the American Stock Exchange under the symbol "DRS." The last reported sale price of our common stock on the American Stock Exchange on November 19, 2001 was $34.50 per share.

    SEE "RISK FACTORS" BEGINNING ON PAGE 6 TO READ ABOUT THE RISKS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                                               PER SHARE         TOTAL
                                                               ---------         -----
   Public offering price....................................       $               $
   Underwriting discounts...................................       $               $
   Proceeds, before expenses, to us.........................       $               $

                            ------------------------

    We and some of our stockholders have granted the underwriters a 30-day option to purchase from us and them up to an additional 450,000 shares of our common stock to cover any over-allotments.

                            ------------------------

BEAR, STEARNS & CO. INC.                                     WACHOVIA SECURITIES

                    The date of this Prospectus is       , 2001.

INSIDE FRONT COVER

    Top: Picture of Aegis DDG-51 destroyer with smaller pictures on the bottom, left and right side of the page of (with captions):

       AN/UYQ-70 Embedded Processor System, Opus Console, Aegis Display System, Flat Panel Display, Shipboard Integrated Communications System, AN/UYQ-70 Next Generation Peripheral OJ-721(V), Aegis Command and Decision Console, AN/SPS-67(V)3 Surface Search Radar System, Acoustic Display Console, Mission Essential Variant

    Bottom: Picture of soldier with rifle with smaller pictures on the bottom of the page of (with captions):

       Nightengale Computer, Tempest Workstation, Explorer MP Portable Workstation, RP8200 Portable Rugged Computer, Rugged Thin Client Computer, LXI Computer, IBOX Rugged Computer

INSIDE FRONT COVER FOLD-OUT LEFT:

    Top: Picture of M1114 HMMWV vehicle with smaller picture on the left side of the page of (with caption):

       Long-Range Advanced Scout Surveillance System (LRAS3)

    Bottom: Picture of Bradley M2A3 tank with smaller pictures on the left and right side of the page of (with captions):

       Improved Bradley Acquisition System (IBAS), Cable and Harness Assembly, Second Generation Thermal Imaging System (TIS), SADA II

INSIDE FRONT COVER FOLD-OUT RIGHT

    Top: Picture of F/A-18 aircraft with smaller pictures on top of the page of (with captions):

       Deployable Flight Incident Recorder, WRR-812 Airborne Video Tape Recorder, Airborne Digital Imaging System, AN/URT-43 Crash Position Locator System, WRR-818 Airborne Video Tape Recorder, 480 x 640 Focal Plane Array

    Bottom: Picture of Kiowa helicopter with smaller picture on the left side of the page of (with caption):

       Mast Mounted Sight

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION MORE FULLY DESCRIBED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK IN THIS OFFERING. YOU SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY, INCLUDING "RISK FACTORS" AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED IN THIS PROSPECTUS, BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK. REFERENCES IN THIS PROSPECTUS TO "DRS," "WE," "OUR" AND "US" ARE TO DRS TECHNOLOGIES, INC. AND ITS SUBSIDIARIES.

                             DRS TECHNOLOGIES, INC.

    DRS is a leading supplier of defense electronics products and systems. We provide high-technology products and services to all branches of the U.S. military, major aerospace and defense prime contractors, government intelligence agencies, international military forces and consumer markets. Incorporated in 1968, we have served the defense industry for over thirty years. We are a leading provider of thermal imaging devices, combat display workstations, electronic sensor systems, ruggedized computers, mission recorders and deployable flight incident recorders. Our products are deployed on a wide range of high profile military platforms such as the DDG-51 Aegis destroyer, the M1A2 Abrams Main Battle Tank, the M2A3 Bradley Fighting Vehicle, the AH-64 Apache helicopter and the F/A-18 E/F Super Hornet jet fighter, as well as in other military and non-military applications.

    Over the past five years, we increased our annual revenues at a compounded annual growth rate of approximately 33% and our operating income at a compounded annual growth rate of approximately 34%. For the year ended March 31, 2001, we had revenues of $427.6 million and operating income of $37.5 million.

    On September 28, 2001, we acquired certain assets and assumed certain liabilities of the Sensors and Electronic Systems business from The Boeing Company for approximately $67.1 million. The Sensors and Electronic Systems business is primarily engaged in the design and manufacture of surveillance and targeting systems, cooled infrared sensor systems and uncooled infrared sensors. We expect the acquisition of the Sensors and Electronic Systems business to reinforce our status as a leading provider of thermal imaging devices and to position us for further growth on certain high priority military platforms, such as the U.S. Army's Kiowa helicopter and U.S. Navy aircraft carriers. In addition, our acquisition of the Sensors and Electronic Systems business will further diversify our product, customer and revenue bases and we believe the acquisition will provide us with significant cost-reduction opportunities. For the year ended March 31, 2001, on a pro forma basis to include our acquisition of the Sensors and Electronic Systems business, our revenues and operating income would have been $535.9 millon and $33.4 million, respectively.

    We operate primarily in three groups: the Electronic Systems Group, the Electro-Optical Systems Group and the Flight Safety and Communications Group.

    ELECTRONIC SYSTEMS GROUP. We are a leader in the development, production and support of high-performance combat display workstations used by the U.S. Navy. In addition, we supply the military and intelligence communities with signal processing systems and computer systems adapted, or "ruggedized," for harsh environments. By incorporating advanced commercial computing technology, we provide rapidly fielded and cost-effective system solutions to enhance the military's ability to attain information dominance in land, sea and air applications. Our systems are used by the U.S. Navy and other military and intelligence communities and are deployed on a number of front-line platforms, including the DDG-51 Aegis destroyer, aircraft carriers, submarines and surveillance aircraft. Our family of rugged computer products is also used in the U.S. Army's ongoing battlefield digitization program.

    Our Electronic Systems Group provided $186.5 million, or 35%, of our total revenues for the year ended March 31, 2001, on a pro forma basis to include our acquisition of the Sensors and Electronic Systems business.

    ELECTRO-OPTICAL SYSTEMS GROUP. We are a leading provider of sophisticated thermal imaging and targeting systems. Our Electro-Optical Systems Group is one of only two key suppliers to the U.S. government for advanced focal plane array technology. We design, manufacture and market thermal imaging systems that allow the operator to detect, identify and target objects based upon their infrared signatures under adverse conditions such as darkness, fog, smoke and dust. These systems are used in many of the U.S. Army's battlefield platforms, including the M1A2 Abrams Main Battle Tank, the M2A3 Bradley Fighting Vehicle, the HMMWV scout vehicle and the Javelin missile program.

    In addition to military applications, we are leveraging our technology base by expanding our products into related non-defense markets. For example, we manufacture electro-optical modules for commercial devices used in corrective laser eye surgery.

    We are integrating the Sensors and Electronic Systems business into our Electro-Optical Systems Group. On a pro forma basis to include this acquisition, our Electro-Optical Systems Group provided $268.9 million, or 50%, of our total revenues for the year ended March 31, 2001.

    FLIGHT SAFETY AND COMMUNICATIONS GROUP. Our Flight Safety and Communications Group supplies airborne deployable recorders and surveillance and communications systems. We are the leading manufacturer of deployable flight emergency, or "black box," voice and data recording equipment for the U.S. and international militaries, as well as for commercial customers. The recorder ejects automatically from an aircraft prior to impact, minimizing the damage to the recorder and facilitating its recovery. We have provided over 4,000 deployable recorders for military and search and rescue aircraft. We also manufacture integrated naval ship communications systems, information management systems, coastal border surveillance radar systems, ultra high-speed digital imaging systems and multiple-platform weapons calibration systems for diverse air platforms such as the AH-64 Apache attack helicopter and the AC-130U gunship. In addition, we provide electronics manufacturing services, often with value-added engineering content, to the defense and space industries.

    Our Flight Safety and Communications Group provided $70.9 million, or 13%, of our total revenues for the year ended March 31, 2001, on a pro forma basis to include our acquisition of the Sensors and Electronic Systems business.

                              INDUSTRY BACKGROUND

    The U.S. military has worked to meet the changing threats that have evolved since the mid-1980s with a focus on lighter, faster and more intelligent weapons and an emphasis on intelligence, surveillance and reconnaissance. This change in focus, the end of the Cold War, and the subsequent reduction in defense spending, led to consolidation in the defense industry. Today, the industry is dominated by a small number of large domestic prime contractors and a few large European defense companies with an increasing presence in the U.S. markets. These large prime contractors have shifted their business strategies to focus on platforms and systems integration and consequently subcontract the development of many systems and subsystems.

    For the first time in almost a decade, the defense procurement budget has increased. Due to the historical lack of procurement spending, increased funding by the U.S. government is now necessary to develop new combat systems and upgrade existing platforms with new technology. We believe that the current business, political and global environments will create new opportunities for mid-tier defense companies to develop strategic relationships with prime contractors. Through these relationships, we believe we can provide new systems and subsystems which are capable of meeting the military's evolving requirements.

                               BUSINESS STRATEGY

    Our goal is to continually improve our position as a leading supplier of defense electronics products and systems. Our strategies to achieve our objectives include:

    - LEVERAGE INCUMBENT RELATIONSHIPS. We intend to leverage our relationships with government and industry decision-makers by continuing to deliver high levels of performance on our existing contracts.

    - DEVELOP AND EXPAND EXISTING TECHNOLOGIES. Through a combination of customer-funded research and development and our own internal research and development efforts, we intend to continue to focus on the development and commercialization of our technology.

    - PURSUE STRATEGIC ACQUISITIONS. We plan to continue our active participation in the ongoing consolidation of the aerospace and defense industry. Through selective acquisitions, we aim to broaden our existing product base and enhance our ability to enter new markets.

    - CONTINUE TO REACT QUICKLY TO THE CHANGING DEFENSE ENVIRONMENT. In addition to being well positioned for conventional warfare roles, we intend to continue to adapt our products, such as thermal imaging, ruggedization and communication products, to address evolving military requirements such as rapid deployment and containment of non-conventional threats such as terrorism.

    - PURSUE SELECTIVE COMMERCIAL OPPORTUNITIES. We seek to identify and pursue commercial applications for selected products and technologies where we can add value based on our related technological and manufacturing expertise.

                             COMPETITIVE STRENGTHS

    Our competitive strengths include:

    - TECHNICAL EXPERTISE. We have state-of-the art, government-qualified electronics systems development and manufacturing capabilities.

    - HIGH PROPORTION OF LONG-TERM PRODUCTION PROGRAMS. A significant proportion of our revenue is generated by continuing, long-term production programs.

    - DIVERSE PRODUCT AND CUSTOMER BASE. We have a diverse product and customer base, with only one program, the AN/UYQ-70, representing more than 10% of our fiscal year 2001 revenue on a pro forma basis to include our acquisition of the Sensors and Electronic Systems business.

    - LONG-STANDING INDUSTRY RELATIONSHIPS. During our 30-year history, we have established long-standing relationships with the U.S. government and other key organizations in the aerospace and defense industry.

    - SUCCESSFUL ACQUISITION TRACK RECORD. Having made 19 acquisitions since 1993, we have demonstrated that we can successfully integrate acquired companies into our corporate structure.

    - EMPHASIS ON RESEARCH AND DEVELOPMENT EFFORTS. In fiscal year 2001, we spent approximately $41 million on research and development, of which our customers funded approximately $33 million.

    - EXPERIENCED MANAGEMENT TEAM. Our senior management team averages over 20 years of experience in the defense electronics industry.

    We are incorporated in Delaware and the address of our principal executive office is 5 Sylvan Way, Parsippany, New Jersey 07054. Our telephone number is
(973) 898-1500. Our Internet address is www.drs.com. drs.com is an interactive textual reference only, meaning that the information contained on the website is not part of this prospectus and is not incorporated in this prospectus by reference.

                                  THE OFFERING

Common stock offered by DRS..................  3,000,000 shares

Common stock to be outstanding after this
  offering...................................  15,198,610 shares

Use of proceeds..............................  For repayment of approximately $26 million under our revolving credit facility and for
                                               general corporate purposes. See "Use of
                                               Proceeds" for a description of the mandatory
                                               offer to prepay the outstanding term loans
                                               under our credit facility following this
                                               offering.

American Stock Exchange Symbol...............  DRS

Risk Factors.................................  You should carefully read and consider the information provided in the section entitled
                                               "Risk Factors" and all other information in
                                               this prospectus before investing in our
                                               common stock.

                            ------------------------

    The above table is based on shares of our common stock outstanding as of November 9, 2001. This table excludes:

    - 60,000 shares of our common stock issuable under our 1991 Stock Option Plan upon exercise of outstanding options at a weighted average exercise price of $7.75 per share as of September 30, 2001;

    - 716,513 shares of our common stock reserved for issuance under our 1996 Omnibus Plan, of which 489,488 shares are issuable upon exercise of outstanding options at a weighted average exercise price of $8.79 per share as of September 30, 2001;

    - up to 450,000 shares of our common stock issuable by us if the underwriters exercise their over-allotment option;

    - 581,313 shares of our common stock issuable upon exercise of warrants outstanding at an exercise price of $10.00 per share as of September 30, 2001;

    - 23,802 shares of our common stock reserved for issuance pursuant to options assumed in connection with our 1999 merger with NAI
      Technologies, Inc., all of which had vested as of September 30, 2001, at a weighted average exercise price of $14.20 per share; and

    - 250,000 shares of our common stock issuable to Mark S. Newman not pursuant to any stock option plan, of which 125,000 options to purchase shares had vested as of September 30, 2001, at an exercise price of $10.44 per share.

                            ------------------------

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    We derived the summary of earnings and per share data presented below for the years ended March 31, 1999, 2000 and 2001 and the summary of financial position data as of March 31, 2000 and 2001 presented below from our audited consolidated financial statements which have been audited by KPMG LLP, independent auditors, whose report thereon appears elsewhere in this prospectus. The summary of earnings, per share data and summary of financial position data as of and for the six months ended September 30, 2001 have been derived from our unaudited consolidated financial statements which appears elsewhere in this prospectus. You should read the summary consolidated financial data with the "Management's Discussion and Analysis of Financial Condition and Results of Operations," which is included elsewhere in this prospectus. The summary consolidated financial data also includes pro forma information for our acquisition of the Sensors and Electronic Systems business as if it occurred on April 1, 2000, which has been derived from, and should be read with the "Pro Forma Financial Information" included elsewhere in this prospectus. As adjusted results give effect to the net proceeds to be received by us from this offering, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us, and the use of such proceeds as described under "Use of Proceeds."

                                                            YEAR ENDED MARCH 31,               SIX MONTHS ENDED SEPTEMBER 30,
                                                 ------------------------------------------   ---------------------------------
                                                                                  PRO FORMA                           PRO FORMA
                                                   1999       2000       2001       2001        2000        2001        2001
                                                 --------   --------   --------   ---------   ---------   ---------   ---------
                                                                    ($ IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY OF EARNINGS DATA:
  Revenues.....................................  $265,849   $391,467   $427,606   $535,949    $201,748    $219,530    $273,087
  Operating income.............................    15,301     26,178     37,531     33,423      15,658      20,387      16,846
  Earnings from continuing operations before
    income taxes and extraordinary item........     5,780     12,832     24,954     16,388       8,461      15,813      10,043
  Net earnings from continuing operations
    before extraordinary item..................     3,865      7,661     11,978      7,010       4,137       8,381       5,034
  Net earnings.................................  $    680   $  4,310   $ 11,978   $  7,010    $  4,137    $  8,381    $  5,034

PER SHARE DATA--FROM CONTINUING
  OPERATIONS(1),(2)
  Basic........................................  $   0.58   $   0.83   $   1.14   $   0.67    $   0.43    $   0.69    $   0.42
  Diluted......................................  $   0.57   $   0.76   $   1.01   $   0.61    $   0.38    $   0.64    $   0.38

FINANCIAL RATIOS AND SUPPLEMENTAL INFORMATION:
  EBIT(3)......................................  $ 15,137   $ 25,432   $ 36,415   $ 32,307    $ 15,105    $ 19,776    $ 16,236
  EBITDA(4)....................................    26,738     42,502     52,540        N/A      23,558      25,738         N/A
  Free cash flow(5)............................    20,184     36,292     36,355        N/A      15,146      18,258         N/A
  Cash flow from operating activities..........    15,081      7,427     33,875        N/A      13,442       3,853         N/A
  Capital expenditures.........................     6,554      6,210     16,185        N/A       8,412       7,480         N/A
  Depreciation and amortization................    11,601     17,070     16,245        N/A       8,544       5,962         N/A
  Internal research and development............     5,104      9,867      8,027        N/A       4,135       4,562         N/A
  Interest and related expenses................     9,357     12,600     11,461     15,919       6,644       3,963       6,193
  Interest coverage ratio(6)...................      2.9x       3.4x       4.6x        N/A        3.5x        6.5x         N/A
  Long-term debt to EBITDA.....................      4.0x       2.4x       1.6x        N/A         N/A         N/A         N/A
  Net debt to EBITDA(7)........................      3.7x       2.3x       1.5x        N/A         N/A         N/A         N/A

                                                                AS OF MARCH 31,     AS OF SEPTEMBER 30, 2001
                                                              -------------------   -------------------------
                                                                2000       2001       ACTUAL      AS ADJUSTED
                                                              --------   --------   -----------   -----------
SUMMARY OF FINANCIAL POSITION DATA:
  Working capital...........................................  $ 21,384   $ 43,686    $ 98,724      $169,531
  Net property, plant and equipment.........................    29,006     37,639      51,531        51,531
  Total assets..............................................   320,098    334,940     419,341       490,148
  Long-term debt............................................   103,394     82,293     161,220       135,220
  Total stockholders' equity................................    78,184    111,947     122,055       218,862

------------------------------
(1) Earnings per share and financial ratios from continuing operations are presented and calculated before extraordinary item in fiscal 1999.
(2) No cash dividends have been distributed in any of the years presented.
(3) Earnings from continuing operations before extraordinary items, interest and related expenses, and income taxes.
(4) EBITDA represents earnings from continuing operations before extraordinary items, interest and related expenses, income taxes, depreciation and amortization. EBITDA is not a measurement of financial performance under generally accepted accounting principles, is not intended to represent cash flow from operations and should not be considered as an alternative to net earnings as an indicator of our operating performance or to cash flows as a measure of liquidity. We believe that EBITDA is widely used by analysts, investors and others in the defense industry. EBITDA is not necessarily comparable with similarly titled measures used by other companies.
(5) EBITDA less capital expenditures.
(6) Ratio of EBITDA to interest and related expenses (primarily amortization of debt issuance costs).
(7) Ratio of long-term debt net of cash balance to EBITDA.

                                  RISK FACTORS

    ANY INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE BUYING SHARES OF OUR COMMON STOCK.

                         RISKS RELATED TO OUR BUSINESS

OUR REVENUES DEPEND ON OUR ABILITY TO MAINTAIN OUR LEVEL OF GOVERNMENT BUSINESS.

    We derive a significant portion of our revenues from contracts or subcontracts with domestic and non-U.S. government agencies. A reduction in the purchase of our products by these agencies and principally by the U.S. Army and U.S. Navy would have a material adverse effect on our business. In the fiscal years ended March 31, 2001, 2000 and 1999, approximately 78%, 80% and 81%, respectively, of our revenues were derived directly or indirectly from defense-industry contracts with the U.S. government. In addition, in each of the fiscal years ended March 31, 2001, 2000 and 1999 less than 13% of our revenues were derived directly or indirectly from sales to non-U.S. governments. Therefore, the development of our business in the future will depend upon the continued willingness of the U.S. government to commit substantial resources to defense programs and, in particular, upon continued purchase of our products, and other products which incorporate our products, by the U.S. government.

    The risk that governmental purchases of our products may decline stems from the nature of our business with the U.S. government, in which the U.S. government may:

    - terminate contracts at its convenience;

    - terminate, reduce or modify contracts or subcontracts if its requirements or budgetary constraints change;

    - cancel multi-year contracts and related orders if funds become unavailable;

    - shift its spending priorities; and

    - adjust contract costs and fees on the basis of audits done by its agencies.

    In addition, as a defense business, we are subject to the following risks in connection with government contracts:

    - the frequent need to bid on programs prior to completing the necessary design, which may result in unforeseen technological difficulties and/or cost overruns;

    - the difficulty in forecasting long-term costs and schedules and the potential obsolescence of products related to long-term fixed price contracts; and

    - when we act as a subcontractor, the failure or inability of the primary contractor to perform its prime contract, which may result in our inability to obtain payment of our fees and contract costs.

OUR REVENUES WILL BE ADVERSELY AFFECTED IF WE FAIL TO RECEIVE RENEWAL OR FOLLOW-ON CONTRACTS.

    Renewal and follow-on contracts are important because our contracts are for fixed terms. These terms vary from shorter than one year to over five years, particularly for contracts with options. The typical term of our contracts with the U.S. government is between one and three years. The loss of revenues from our possible failure to obtain renewal or follow-on contracts may be significant because our U.S. government contracts account for a substantial portion of our revenues. For example, in the fiscal years ended 2001, 2000 and 1999, the AN/UYQ-70 advanced display system program accounted for approximately 22%, 21% and 28%, respectively, of our total revenues.

OUR OPERATING RESULTS MAY FLUCTUATE.

    Our results of operations have fluctuated in the past and may continue to fluctuate in the future as a result of a number of factors, many of which are beyond our control. These factors include:

    - the termination of a key government contract;

    - the size and timing of new contract awards to replace completed or expired contracts; and

    - changes in U.S. Department of Defense policies and budgetary priorities.

WE MAY NOT BE SUCCESSFUL IN IMPLEMENTING OUR GROWTH STRATEGY IF WE ARE UNABLE TO IDENTIFY AND ACQUIRE SUITABLE ACQUISITION TARGETS.

    Finding and consummating acquisitions is an important component of our growth strategy. Our continued ability to grow by acquisition is dependent upon the availability of acquisition candidates at reasonable prices and our ability to obtain additional acquisition financing on acceptable terms. We experience competition in making acquisitions from larger companies with significantly greater resources. We are likely to use significant amounts of cash, issue additional equity securities or incur debt in connection with future acquisitions, each of which could have a material adverse effect on our business.

WE MAY BE UNABLE TO INTEGRATE SUCCESSFULLY OUR ACQUIRED COMPANIES.

    Our growth through acquisition may place significant demands on our management and our operational and financial resources. Acquisitions involve numerous risks, including:

    - difficulties in assimilating and integrating the operations, technologies and products acquired;

    - the diversion of our management's attention from other business concerns;

    - current operating and financial systems and controls may be inadequate to deal with our growth;

    - the risks of entering markets in which we have limited or no prior experience; and

    - the potential loss of key employees.

    Our failure to successfully integrate acquired businesses, especially the Sensors and Electronic Systems business, and manage our growth could have a material adverse effect on our business. Further, there can be no assurance that we will be able to maintain or enhance the profitability of any acquired business or consolidate its operations to achieve cost savings.

    In addition, there may be liabilities that we fail or are unable to discover in the course of performing due diligence investigations on each company or business we have already acquired or may acquire in the future. Such liabilities could include those arising from employee benefits contribution obligations of a prior owner or non-compliance with applicable federal, state or local environmental requirements by prior owners for which we, as a successor owner, may be responsible. In addition, there may be additional costs relating to acquisitions including, but not limited to, possible purchase price adjustments. We cannot assure you that rights to indemnification by sellers of assets to us, even if obtained, will be enforceable, collectible or sufficient in amount, scope or duration to fully offset the possible liabilities associated with the business or property acquired. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our business.

OUR SUBSTANTIAL INDEBTEDNESS MAY ADVERSELY AFFECT US.

    We have indebtedness that is substantial in relation to our stockholders' equity. As of March 31, 2001, 2000 and 1999, our debt to equity ratios were 0.74x, 1.55x and 1.59x, respectively. The debt to equity ratio at September 30, 2001 was 1.33x. Our high degree of leverage could:

    - impair our future ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

    - hinder our ability to adjust rapidly to changing market conditions; and

    - make us more vulnerable if a downturn in general economic conditions or our business occurs.

    In addition, a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness. During the fiscal year ended March 31, 2001, we used approximately $29.9 million, or 88%, of our cash flow from operations, for principal and interest payments on our debt obligations. This use of our cash flow reduces the funds available for other purposes, which may adversely affect the continued success of our business.

    We have a $240 million credit agreement with First Union National Bank, as administrative agent for our lenders, which also imposes significant operating and financial restrictions on us. The restrictions affect, and often significantly limit or prohibit, our ability to incur additional indebtedness and pay dividends. The credit agreement also contains covenants limiting, among other things, fundamental changes, such as a merger or sale of substantially all of our assets.

FAILURE TO ANTICIPATE TECHNICAL PROBLEMS, ESTIMATE COSTS ACCURATELY OR CONTROL COSTS DURING PERFORMANCE OF A FIXED-PRICE CONTRACT MAY REDUCE OUR PROFIT OR CAUSE A LOSS.

    We provide our services primarily through two types of contracts: firm fixed-price and cost-type contracts. Approximately 94% of our total revenues for the fiscal year ended March 31, 2001, were derived from firm fixed-price contracts which require us to perform services under a contract at a stipulated price. We derived approximately 6% of our revenues during that period from cost-type contracts by which we are reimbursed for incurred costs and receive a fee that, depending on the contract, is either dependent on cost savings and/or performance or is a fixed fee which is negotiated but limited by statutes.

    We assume greater financial risk on firm fixed-price contracts than on cost-type contracts. Failure to anticipate technical problems, estimate costs accurately or control costs during performance of a fixed-price contract will reduce our profit or cause a loss. In particular, because of their inherent uncertainties and consequent cost overruns, development contracts have historically been less profitable than production contracts. Although we believe that adequate provision for our costs of performance is reflected in our financial statements, we can give no assurance that this provision is adequate or that losses on fixed-price and cost-type contracts will not occur in the future.

WE MAY EXPERIENCE PRODUCTION DELAYS IF SUPPLIERS FAIL TO DELIVER MATERIALS TO
US.

    Our manufacturing process for certain products consists primarily of the assembly of purchased components and testing of the product at various stages in the assembly process.

    Although we can obtain materials and purchase components generally from a number of different suppliers, several suppliers are our sole source of certain components. If a supplier should cease to deliver such components, we would probably find other sources; however, this could result in added cost and manufacturing delays. We have not experienced significant production delays attributable to supply shortages, but we occasionally experience procurement problems with respect to certain components, such as semiconductors and connectors. In addition, with respect to our electro-optical products, certain materials, such as germanium, zinc sulfide and cobalt, may not always be readily available.

OUR BACKLOG IS SUBJECT TO REDUCTION AND CANCELLATION.

    Backlog represents products or services that our customers have committed by contract to purchase from us. Our backlog as of September 30, 2001 was approximately $569.2 million, including $75.5 million from the acquisition of the Sensors and Electronic Systems business. Our backlog is subject to fluctuations and is not necessarily indicative of future sales. Moreover, cancellations of purchase orders or reductions of product quantities in existing contracts could substantially and materially reduce our backlog and, consequently, future revenues. Our failure to replace canceled or reduced backlog could result in lower revenues.

OUR INTERNATIONAL OPERATIONS EXPOSE US TO RISKS OF LOSSES.

    Approximately 12%, 12% and 8% of our revenues in the years ended March 31, 2001, 2000 and 1999, respectively, were derived from sales to non-U.S. customers. We are exploring the possibility of expansion into additional international markets. We cannot assure you that we will maintain significant operations internationally or that any such operations will be successful. Any international operations we establish will be subject to risks similar to those affecting our North American operations in addition to a number of other risks, including lack of local business experience, foreign currency fluctuations, difficulty in enforcing intellectual property rights, language and other cultural barriers and political and economic instability.

WE FACE COMPETITION IN THE MILITARY ELECTRONICS INDUSTRY.

    The military electronics industry in which we participate is highly competitive and characterized by rapid technological change. Our potential inability to improve existing product lines and develop new products and technologies could have a material adverse effect on our business. In addition, our competitors could introduce new products with greater capabilities which could have a material adverse effect on our business.

    There are many competitors in the markets in which we sell our products. Many of these competitors are substantially larger than us, devote substantially greater resources to research and development and generally have greater resources. Consequently, these competitors may be better positioned to take advantage of economies of scale and develop new technologies. Some of these competitors are also our suppliers and customers.

    In the military sector, we compete with many large and mid-tier defense contractors on the basis of product performance, cost, overall value, delivery and reputation. As defense spending in the U.S. has decreased in recent years, the industry has experienced substantial consolidation, increasing the market share of certain companies.

WE ARE DEPENDENT IN PART UPON OUR RELATIONSHIPS AND STRATEGIC ALLIANCES WITH INDUSTRY PARTICIPANTS IN ORDER TO GENERATE REVENUE.

    We rely on the strength of our relationships with military industry organizations to form strategic alliances. Some of our strategic partners assist us in the development of some of our products through teaming arrangements. Under these teaming arrangements, our partners usually have borne a majority of the expenses associated with our research and development of new products which are the subject of such agreements. We cannot assure you that our strategic partners will continue to bear these expenses in the future. If any of our existing relationships with our strategic partners were impaired or terminated, we could experience significant delays in the development of our new products ourselves and we would incur additional development costs. We would need to fund the development of our new products internally or identify new strategic partners.

    Some of our likely partners are also potential competitors, which may impair the viability of new strategic relationships. While we must compete effectively in the marketplace, our future alliances may depend on our strategic partners' perception of us. As a result, our ability to win new contracts and follow-on contracts may be dependent upon our relationships within the military industry.

THE U.S. GOVERNMENT'S RIGHT TO USE TECHNOLOGY DEVELOPED BY US LIMITS OUR INTELLECTUAL PROPERTY RIGHTS.

    We seek to protect the competitive benefits we derive from our patents, proprietary information and other intellectual property. However, we do not have the right to prohibit the U.S. government from using certain technologies developed by us or to prohibit third party companies, including our competitors, from using those technologies in providing products and services to the U.S. government. The government has the right to royalty-free use of technologies that we have developed under government contracts. We are free to commercially exploit those government-funded technologies and may assert our intellectual property rights to seek to block other non-government users thereof, but we cannot assure you we could successfully do so.

WE ARE SUBJECT TO GOVERNMENT REGULATION WHICH MAY REQUIRE US TO OBTAIN ADDITIONAL LICENSES AND COULD LIMIT OUR ABILITY TO SELL OUR PRODUCTS OUTSIDE THE UNITED STATES.

    The sale of certain of our products outside the United States is subject to compliance with the United States Export Administration Regulations. Our failure to obtain the requisite licenses, meet registration standards or comply with other government export regulations, may affect our ability to generate revenues from the sale of our products outside the U.S., which could have a material adverse effect on our business, financial condition and results of operations. Compliance with the government regulations may also subject us to additional fees and costs. The absence of comparable restrictions on competitors in other countries may adversely affect our competitive position.

    In order to sell our products in European Union countries, we must satisfy certain technical requirements. If we were unable to comply with those requirements with respect to a significant quantity of our products, our sales in Europe could be restricted, which could have a material adverse effect on our business.

WE ARE SUBJECT TO ENVIRONMENTAL LAWS AND REGULATIONS AND OUR ONGOING OPERATIONS MAY EXPOSE US TO ENVIRONMENTAL LIABILITIES.

    Our operations are subject to federal, state, foreign and local environmental laws and regulations. As a result, we are involved from time to time in administrative or legal proceedings relating to environmental matters. We cannot assure you that the aggregate amount of future clean-up costs and other environmental liabilities will not be material. We cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist. Enactment of more stringent laws or regulations or more strict interpretation of existing laws and regulations may require us to make additional expenditures, some of which could be material.

A FAILURE TO ATTRACT AND RETAIN TECHNICAL PERSONNEL COULD REDUCE OUR REVENUES AND OUR OPERATIONAL EFFECTIVENESS.

    There is a continuing demand for qualified technical personnel and we believe that our future growth and success will depend upon our ability to attract, train and retain such personnel. Competition for personnel in the military industry is intense and there is a limited number of persons with knowledge of, and experience in, this industry. Although we currently experience relatively low rates of turnover for our technical personnel, the rate of turnover may increase in the future. An inability to attract or maintain a sufficient number of technical personnel could have a material adverse effect on our contract performance or on our ability to capitalize on market opportunities.

OUR OPERATIONS INVOLVE RAPIDLY EVOLVING PRODUCTS AND TECHNOLOGICAL CHANGE.

    The rapid change of technology is a key feature of the market for our defense applications. To succeed, we will need to design, develop, manufacture, assemble, test, market and support new products and enhancements on a timely and cost-effective basis. Historically, our technology has been developed through customer-sponsored research and development as well as from internally-funded research and development. We cannot guarantee that we will continue to maintain comparable levels of research and development. In the past, we have allocated substantial funds to capital expenditures, and we intend to continue to do so in the future. Even so, we cannot assure you that we will successfully identify new opportunities and continue to have the needed financial resources to develop new products in a timely or cost-effective manner. At the same time, products and technologies developed by others may render our products and systems obsolete or non-competitive.

                         RISKS RELATED TO THIS OFFERING

FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET COULD LOWER THE STOCK
PRICE.

    As of November 9, 2001, we had approximately 12,198,610 shares of our common stock outstanding. We may, in the future, sell additional shares of common stock in subsequent public offerings. We may also issue additional shares of common stock to finance future acquisitions. Additionally, a substantial number of shares of our common stock underlying outstanding options and warrants will be available for future sale upon exercise of those instruments. Future sales and issuances of shares of our common stock (including shares issued upon the exercise of stock options or as acquisition financing) or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

THE PRICE OF OUR COMMON STOCK MAY FLUCTUATE SIGNIFICANTLY AFTER THIS OFFERING.

    A number of factors could cause the market price of our common stock to fluctuate significantly after this offering, including:

    - our quarterly operating results or those of other defense companies;

    - the public's reaction to our press releases, announcements and our filings with the Securities and Exchange Commission;

    - changes in earnings estimates or recommendations by research analysts;

    - changes in general conditions in the U.S. economy, financial markets or defense industry;

    - natural disasters, terrorist attacks or acts of war; and

    - other developments affecting us or our competitors.

    In recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to the operating performance of these companies.

DELAWARE LAW AND OUR CHARTER DOCUMENTS MAY IMPEDE OR DISCOURAGE A TAKEOVER, WHICH COULD CAUSE THE MARKET PRICE OF OUR SHARES TO DECLINE.

    We are a Delaware corporation and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing shareholders. Our certificate of incorporation and by-laws provide for a classified board of directors serving staggered three-year terms, restrictions on who may call a special meeting of stockholders and a prohibition on stockholder action by written consent. All options issued under our stock option plans automatically vest upon a change in our control. Our incorporation under Delaware law, the ability of our board of directors to create and issue a new series of preferred stock, the acceleration of the vesting of the outstanding stock options that we have granted upon a change in control of us, and certain provisions of our certificate of incorporation and by-laws could impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our common stock, which, under certain circumstances, could reduce the market value of our common stock.

WE HAVE BROAD DISCRETION OVER THE USE OF PROCEEDS FROM THIS OFFERING.

    We will retain broad discretion to expend a significant portion of the net proceeds of this offering. As described in "Use of Proceeds," the terms of our credit facility require us to make an offer to prepay the $140 million aggregate principal amount of the term loans outstanding under such facility with 50% of the net cash proceeds of this offering. However, any term loan lender has the right to refuse its PRO RATA share of any such mandatory prepayment. Therefore, we cannot estimate at this time how much of the proceeds of this offering will be applied to the prepayment of the term loans under our credit facility. Any remaining proceeds from this offering will be used for general corporate purposes, including potential acquisitions. Although we regularly evaluate potential acquisitions, we have not entered into any agreements with respect to any material transactions at this time. Our failure to use the funds effectively could have a material adverse effect on our business, financial condition and results of operations.

THERE IS A LIMITED PUBLIC MARKET FOR OUR COMMON STOCK.

    Our common stock is currently listed on the American Stock Exchange. The market for our common stock has historically been characterized by limited trading volume and a limited number of holders. There can be no assurance that a more active trading market for our common stock will develop or be sustained after this offering.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This prospectus contains these types of statements, which are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We make these statements directly in this prospectus and in the documents filed with the Securities and Exchange Commission that are incorporated by reference in this prospectus.

    Words such as "anticipates," "estimates," "expects," "projects," "intends," "plans," "believes" and words or terms of similar substance used in connection with any discussion of future operating results or financial performance identify forward-looking statements. All forward-looking statements reflect our management's present expectations of future events and are subject to a number of important factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The factors listed in the "Risk Factors" section of this prospectus, as well as any cautionary language in this prospectus, provide examples of these risks and uncertainties.

    You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference, in this prospectus. We are under no obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

    For these statements, we claim the protection of the safe harbor for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934.

                                USE OF PROCEEDS

    We estimate that the net proceeds from the sale of the 3,000,000 shares of common stock offered hereby will be approximately $96.8 million, or approximately $111.5 million if the underwriters exercise their over-allotment option in full, based upon the assumed public offering price per share of $34.50 after deducting the underwriting discounts and the estimated offering expenses payable by us.

    We expect to use the net proceeds from this offering to repay approximately $26 million outstanding, as of November 19, 2001, under the revolving credit commitment under our credit facility, and the balance for general corporate purposes, including for future acquisitions, strategic alliances, joint ventures, investments in property or assets used in our business or otherwise. Although we regularly evaluate potential acquisitions, we have not entered into any agreements with respect to any material transactions at this time.

    The terms of our credit facility require us to offer to make prepayments on our term loans outstanding with 50% of the aggregate net cash proceeds from any equity offering. However, any term loan lender has the right to refuse its PRO RATA share of any such mandatory prepayment offer. Therefore, we cannot estimate at this time if any of the net proceeds of this offering will need to be applied to the prepayment of the term loans under our credit facility. Where we discuss in this prospectus our intended use of the net proceeds from this offering, we have assumed that none of such net proceeds will be applied to repay the term loans outstanding under our credit facility. In the event that all or any portion of the mandatory prepayment offer is accepted by lenders, the actual amount of revolving loans repaid by us may decrease.

    On September 30, 2001, borrowings outstanding under our credit facility were $161 million. We will begin making quarterly repayments against the outstanding balance of our term loans on December 31, 2001, which include principal installment payments of $350,000. Our quarterly payments increase to $32,900,000 for the last four quarterly payments, commencing on December 31, 2007. The term loans are due to be paid in full on September 30, 2008.

    Pending the above uses, we intend to invest our net proceeds from this offering in short-term, interest-bearing investment grade securities, including taxable securities such as governmental securities, asset-backed securities, corporate bonds and certificates of deposits and tax exempt securities such as municipal bonds and notes.

                                DIVIDEND POLICY

    We have not paid any cash dividends since 1976. We intend to retain future earnings for use in our business and do not expect to declare cash dividends on our common stock in the foreseeable future. Any future declaration of dividends will be subject to the discretion of our board of directors. The terms of our credit facility prohibit us from paying dividends in cash while the credit facility is in effect unless we receive the prior consent of the lenders.

                          PRICE RANGE OF COMMON STOCK

    Our common stock is quoted on the American Stock Exchange under the symbol "DRS." The following table sets forth, for the periods indicated, the high and low reported sale prices per share for our common stock as reported on the American Stock Exchange, which prices are believed to represent actual transactions.

                                                                HIGH       LOW
                                                              --------   --------
YEAR ENDED MARCH 31, 2000:
  First quarter.............................................   $10.94     $ 6.88
  Second quarter............................................   $10.63     $ 8.94
  Third quarter.............................................   $10.00     $ 6.88
  Fourth quarter............................................   $10.38     $ 8.25
YEAR ENDED MARCH 31, 2001:
  First quarter.............................................   $12.25     $ 9.88
  Second quarter............................................   $16.25     $10.25
  Third quarter.............................................   $16.50     $12.63
  Fourth quarter............................................   $18.90     $12.25
YEAR ENDING MARCH 31, 2002:
  First quarter.............................................   $23.65     $14.50
  Second quarter............................................   $40.00     $18.50
  Third quarter through November 20, 2001...................   $46.10     $31.00

    On November 19, 2001, the last reported sale price of our common stock on the American Stock Exchange was $34.50. The number of stockholders of record of our common stock on November 19, 2001 was approximately 485.

                                 CAPITALIZATION

    The following table sets forth our consolidated capitalization and cash position as of September 30, 2001 on an actual basis and on an as adjusted basis to give effect to the sale of the 3,000,000 shares of common stock offered by us in this offering at the assumed public offering price of $34.50 per share and the application of the estimated net proceeds as described under "Use of Proceeds," assuming our term loan lenders do not require us to make a mandatory prepayment as described under "Use of Proceeds." The following table should be read in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and other financial information and accompanying notes appearing elsewhere in this prospectus.

                                                              AS OF SEPTEMBER 30, 2001
                                                              ------------------------
                                                                  ($ IN THOUSANDS)
                                                                ACTUAL     AS ADJUSTED
                                                              ----------   -----------
Cash and cash equivalents...................................   $  4,162      $ 74,969
                                                               ========      ========
Short-term borrowings.......................................      1,312         1,312
                                                               --------      --------
Long-term obligations:
  Revolving credit facility(1)..............................     21,000             0
  Term loan.................................................    140,000       140,000
  Other long-term obligations...............................        220           220
                                                               --------      --------
  Total long-term obligations...............................    161,220       140,220
                                                               --------      --------
Stockholders' equity:
  Common stock, $0.01 par value, 30,000,000 shares
    authorized, 12,189,335 shares issued and outstanding,
    actual; 15,189,335 shares issued and outstanding, as
    adjusted................................................        122           152
  Additional paid-in capital................................     73,695       170,472
  Retained earnings.........................................     52,406        52,406
  Less:
    Accumulated other comprehensive losses..................     (3,960)       (3,960)
    Unamortized stock compensation..........................       (208)         (208)
                                                               --------      --------
Total stockholders' equity..................................    122,055       218,862
                                                               --------      --------
Total capitalization........................................   $284,587      $360,394
                                                               ========      ========

--------------------------
(1) As described in "Use of Proceeds" we intend to utilize a portion of the proceeds from the offering to pay down our revolving credit commitment under our credit facility, which is approximately $26 million as of November 19, 2001.
                           --------------------------

    The table set forth above is based on shares of our common stock outstanding as of September 30, 2001. This table excludes:

    - 60,000 shares of our common stock issuable under our 1991 Stock Option Plan upon exercise of outstanding options at a weighted average exercise price of $7.75 per share as of September 30, 2001;

    - 716,513 shares of our common stock reserved for issuance under our 1996 Omnibus Plan, of which 489,488 shares are issuable upon exercise of outstanding options at a weighted average exercise price of $8.79 per share as of September 30, 2001;

    - up to 450,000 shares of our common stock issuable by us if the underwriters exercise their over-allotment option;

    - 581,313 of shares of our common stock issuable upon exercise of warrants outstanding at an exercise price of $10.00 per share as of September 30, 2001;

    - 23,802 shares of our common stock reserved for issuance pursuant to options assumed in connection with our 1999 merger with NAI
      Technologies, Inc., all of which had vested as of September 30, 2001, at a weighted average price of $14.20 per share; and

    - 250,000 shares of our common stock issuable to Mark S. Newman not pursuant to any stock option plan, of which 125,000 options to purchase shares had vested as of September 30, 2001, at an exercise price of $10.44 per share.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    We derived the summary of earnings and per share data presented below for the years ended March 31, 1999, 2000 and 2001 and the summary of financial position data as of March 31, 2000 and 2001 from our audited consolidated financial statements, which have been audited by KPMG LLP, independent auditors, whose report thereon appears elsewhere in this prospectus. We derived such data presented below as of March 31, 1997, 1998 and 1999, and for the years ended March 31, 1997 and 1998 from our audited consolidated financial statements not included in this prospectus. We derived such data as of and for the six month periods ended September 30, 2000 and 2001 from our unaudited consolidated financial statements included elsewhere in this prospectus. You should read the selected consolidated financial data with "Management's Discussion and Analysis of Financial Condition and Results of Operations," which is included elsewhere in this prospectus.

                                                                                                          SIX MONTHS ENDED
                                                                 YEARS ENDED MARCH 31,                      SEPTEMBER 30,
                                                  ----------------------------------------------------   -------------------
                                                    1997       1998       1999       2000       2001       2000       2001
                                                  --------   --------   --------   --------   --------   --------   --------
                                                                   ($ IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY OF EARNINGS DATA:
  Revenues......................................  $135,226   $180,750   $265,849   $391,467   $427,606   $201,748   $219,530
  Operating income..............................    11,551     14,419     15,301     26,178     37,531     15,658     20,387
  Earnings from continuing operations before
    income taxes and extraordinary item.........     8,256      9,706      5,780     12,832     24,954      8,461     15,813
  Net earnings from continuing operations before
    extraordinary item..........................     5,047      6,634      3,865      7,661     11,978      4,137      8,381
  Net earnings..................................  $  5,663   $  6,372   $    680   $  4,310   $ 11,978   $  4,137   $  8,381
PER SHARE DATA--FROM CONTINUING
  OPERATIONS(1),(2):
  Basic earnings per share......................  $   0.91   $   1.18   $   0.58   $   0.83   $   1.14   $   0.43   $   0.69
  Diluted earnings per share....................  $   0.77   $   0.96   $   0.57   $   0.76   $   1.01   $   0.38   $   0.64
SUMMARY OF FINANCIAL POSITION DATA:
  Working capital...............................  $ 32,838   $ 42,126   $ 13,491   $ 21,384   $ 43,686   $ 24,346   $ 98,724
  Net property, plant and equipment.............    17,944     20,783     32,124     29,006     37,639     34,028     51,531
  Total assets..................................    96,408    162,813    329,639    320,098    334,940    336,917    419,341
  Long-term debt, excluding current
    installments................................    30,801     56,532    102,091     97,695     75,076     89,195    159,784
  Total stockholders' equity....................    32,987     44,335     73,442     78,184    111,947     93,257    122,055
FINANCIAL RATIOS AND SUPPLEMENTAL INFORMATION:
  EBIT (3)......................................  $ 11,838   $ 14,804   $ 15,137   $ 25,432   $ 36,415   $ 15,105   $ 19,776
  EBITDA (4)....................................    16,450     20,992     26,738     42,502     52,540     23,558     25,738
  Free cash flow (5)............................    11,347     14,733     20,184     36,292     36,355     15,146     18,258
  Cash flows from operating activities..........     1,438       (257)    15,081      7,427     33,875     13,442      3,853
  Capital expenditures..........................     5,103      6,259      6,554      6,210     16,185      8,412      7,480
  Depreciation and amortization.................     4,612      6,188     11,601     17,070     16,245      8,544      5,962
  Internal research and development.............     3,852      3,919      5,104      9,867      8,027      4,135      4,562
  Net debt (6)..................................    24,555     54,352     97,904     99,616     79,969     87,193    157,058
  Interest coverage ratio (7)...................      4.6x       4.1x       2.9x       3.4x       4.6x       3.5x       6.5x
  Long-term debt to total capitalization........      48.6%      56.4%      56.6%      51.9%      42.2%      46.0%      56.7%
  Long-term debt to EBITDA......................      2.0x       3.0x       4.0x       2.4x       1.6x        N/A        N/A
  Net debt to EBITDA............................      1.5x       2.6x       3.7x       2.3x       1.5x        N/A        N/A

------------------------------
(1) Earnings per share and financial ratios from continuing operations are presented and calculated before extraordinary item in fiscal 1999.

(2) No cash dividends have been distributed in any of the years presented.

(3) Earnings from continuing operations before extraordinary items, interest and related expenses, and income taxes.

(4) EBITDA represents earnings from continuing operations before extraordinary items, interest and related expenses, income taxes, depreciation and amortization. EBITDA is not the measurement of financial performance under generally accepted accounting principles, is not intended to represent cash flow from operations and should not be considered as an alternative to net earnings as an indicator of our operating performance or to cash flow as a measure of liquidity. We believe that EBITDA is widely used by analysts, investors and others in the defense industry. EBITDA is not necessarily comparable with similarly titled measures used by other companies.

(5) EBITDA less capital expenditures.

(6) Long-term debt net of cash balance.

(7) Ratio of EBITDA to interest and related expenses (primarily amortization of debt issuance costs).

                        PRO FORMA FINANCIAL INFORMATION
          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

    The unaudited pro forma condensed consolidated financial information set forth below is presented to reflect the pro forma effects of our acquisition of the Sensors and Electronic Systems business of The Boeing Company, completed on September 28, 2001.

    The unaudited pro forma condensed consolidated financial information is based on, and should be read together with, our historical consolidated financial statements as of and for the year ended March 31, 2001, and our unaudited consolidated financial statements as of and for the six months ended September 30, 2001, and the statement of assets to be acquired and liabilities to be assumed of certain operations of the Sensors and Electronic Systems business as of and for the year ended December 31, 2000, and its direct revenues and direct operating expenses for the year then ended, and its unaudited statements of direct revenues and direct operating expenses for the six months ended June 30, 2001.

    As the acquisition of the Sensors and Electronic Systems business was completed on September 28, 2001, our consolidated balance sheet as of September 30, 2001 includes the assets acquired and liabilities assumed of the Sensors and Electronic Systems business. The unaudited pro forma condensed combined statements of earnings for the year ended March 31, 2001 and for the six months ended September 30, 2001 are prepared as if the acquisition had taken place on April 1, 2000. For accounting purposes, the acquisition has been accounted for as a purchase in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations."

    The pro forma adjustments reflected in the pro forma condensed consolidated financial information represent estimated values and amounts based on available information and do not reflect any cost savings that we believe would have resulted had the acquisition occurred on April 1, 2000. The allocation of the purchase price to the assets acquired and the liabilities assumed has not yet been completed. The actual adjustments that will result from the acquisition will be based on a third-party valuation as well as internal assessments of the assets acquired and liabilities assumed and may differ substantially from the adjustments presented herein. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or operating results that would have been achieved had the acquisition been completed as of the dates indicated above or of the results that may be attained in the future.

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

                        FISCAL YEAR ENDED MARCH 31, 2001

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     HISTORICAL
                                                 -------------------    PRO FORMA         PRO FORMA
                                                   DRS      SES (1)    ADJUSTMENTS           DRS
                                                 --------   --------   -----------        ---------
Revenues.......................................  $427,606   $108,343          --          $535,949
Costs and expenses.............................   390,075    112,696        (245)(2),(4)   502,526
                                                 --------   --------     -------          --------
  Operating income (loss)......................    37,531   $ (4,353)        245            33,423
                                                            ========
Other income, net..............................      (310)                    --              (310)
Interest and related expenses..................    11,461                  4,458 (3)        15,919
                                                 --------                -------          --------
  Earnings before minority interests and income
    taxes......................................    26,380                 (4,213)           17,814
Minority interest..............................     1,426                     --             1,426
                                                 --------                -------          --------
  Earnings before income taxes.................    24,954                 (4,213)           16,388
Income taxes...................................    12,976                 (3,598)(5)         9,378
                                                 --------                -------          --------
  Net earnings.................................  $ 11,978                $  (615)         $  7,010
                                                 ========                =======          ========
Earnings per share of common stock:
  Basic earnings per share.....................  $   1.14                                 $    .67
  Diluted earnings per share...................  $   1.01                                 $    .61
Weighted average number of shares of common
  stock outstanding:
  Basic........................................    10,485                                   10,485
  Diluted......................................    12,435                                   12,435

   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                  Information

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

                      SIX MONTHS ENDED SEPTEMBER 30, 2001

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    HISTORICAL
                                                -------------------    PRO FORMA              PRO FORMA
                                                  DRS      SES (1)    ADJUSTMENTS                DRS
                                                --------   --------   -----------             ---------
Revenues......................................  $219,530   $53,557           --               $273,087
Costs and expenses............................   199,143    54,370        2,728 (2),(4)        256,241
                                                --------   -------      -------               --------
  Operating income (loss).....................    20,387   $  (813)      (2,728)                16,846
                                                           =======
Other income, net.............................       (15)                    --                    (15)
Interest and related expenses.................     3,963                  2,230 (3)              6,193
                                                --------                -------               --------
  Earnings before minority interests and
    income taxes..............................    16,439                 (4,957)                10,668
Minority interest.............................       626                     --                    626
                                                --------                -------               --------
  Earnings before income taxes................    15,813                 (4,957)                10,043
Income taxes..................................     7,432                 (2,423)(5)              5,009
                                                --------                -------               --------
  Net earnings................................  $  8,381                $(2,534)              $  5,034
                                                ========                =======               ========
Earnings per share of common stock
  Basic earnings per share....................  $   0.69                                      $   0.42
  Diluted earnings per share..................  $   0.64                                      $   0.38
Weighted average number of shares of common
  stock outstanding
  Basic.......................................    12,118                                        12,118
  Diluted.....................................    13,107                                        13,107

   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                  Information

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

    1. On September 28, 2001, we acquired certain assets and liabilities of the Sensors and Electronic Systems business of The Boeing Company. We paid approximately $67.1 million in cash, subject to adjustment, for the acquisition. In addition to the purchase price, the estimated costs related to the acquisition, including professional fees, is $4.0 million. We financed the acquisition with borrowings under our credit facility (See Note 3 below).

    The acquired portion of the Sensors and Electronic Systems business did not operate as a stand-alone business within The Boeing Company. Because the Sensors and Electronic Systems business did not operate on a stand-alone basis, the historical financial statements may not be representative of the complete results of operations of the Sensors and Electronic Systems business for the periods presented.

    The unaudited pro forma condensed combined financial information of DRS and the Sensors and Electronic Systems business have been prepared by combining our historical consolidated financial statements with the historical financial statements of the Sensors and Electronic Systems business. The unaudited pro forma statements of earnings give effect to the acquisition as if it had taken place on April 1, 2000. We prepare consolidated financial statements on the basis of a fiscal year ending March 31, whereas the historical financial statements of the Sensors and Electronic Systems business have been prepared on a calendar year basis. As permitted under United States Securities and Exchange Commission Regulation S-X, Article 11, the unaudited pro forma condensed combined consolidated statement of earnings (the pro forma statement of earnings) for the year ended March 31, 2001 has been prepared by combining our consolidated financial statements for the fiscal year ended March 31, 2001, together with the financial statements of the Sensors and Electronic Systems business for the year ended December 31, 2000. Similarly, the pro forma statement of earnings for the six-month period ended September 30, 2001 has been prepared by combining our consolidated financial statements for the six months ended September 30, 2001, together with the financial statements of the Sensors and Electronic Systems business for the six months ended June 30, 2001. As a result, the historical financial statements of the Sensors and Electronic Systems business for the period July 1, 2001 to September 28, 2001 are not included in the pro forma statement of earnings.

    As the acquisition was completed on September 28, 2001, our historical balance sheet as of September 30, 2001 includes the assets acquired and liabilities assumed of the Sensors and Electronic Systems business.

    2. The Sensors and Electronic Systems business acquisition is being accounted for using the purchase method of accounting under Statement of Financial Accounting Standards No. 141, "Business Combinations." A third-party valuation, as well as our own internal assessment, is being performed on the assets acquired and liabilities assumed in the acquisition. As a result, the purchase price allocation has not been finalized and actual purchase price allocation will differ from that used for purposes of this pro forma financial information.

    The purchase price of $67.1 million, combined with an estimated
$4.0 million of acquisition related costs, exceeds the value of tangible net assets acquired by $30.1 million. For purposes of the pro forma financial information we estimated that the value of acquired intangible assets from the acquisition to be approximately $10.0 million, with a useful life of 10 years, and the excess of cost over the fair value of acquired net assets (i.e., goodwill) to be approximately $20.1 million. The pro forma statements of earnings for the year ended March 31, 2001, and the six months ended
September 30, 2001, reflect pro forma adjustments of $1.0 million and $500,000 respectively, for the amortization of acquired intangible assets. The third-party valuation, as well as the internal assessment, could result in a different portion of the purchase price being allocated to goodwill, tangible and intangible assets and acquired in-process research and development. Any identified in-process research and development would be expensed

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
                                  (CONTINUED)

immediately. A $1.0 million increase/decrease in acquired intangible assets would result in an increase/ decrease in amortization expense of approximately $100,000 per year. In connection with the acquisition, we may also incur costs associated with exiting certain activities of the Sensors and Electronic Systems business, including severance costs.

    Under Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", which is applicable for all acquisitions consummated subsequent to June 30, 2001, we are not required to amortize goodwill or intangible assets with indefinite useful lives. We adopted the provisions of SFAS 142 on April 1, 2001. With the adoption of the statement, we are no longer required to amortize goodwill as of April 1, 2001. However, for purposes of presenting the pro forma results for the year ended March 31, 2001, we are not permitted to make an adjustment for our historical goodwill amortization.

    3. In connection with the acquisition, on September 28, 2001 we entered into a new credit facility with First Union National Bank, whereby we obtained a $240 million secured credit facility consisting of a term loan in the principal amount of $140 million and a $100 million revolving line of credit. The proceeds of this borrowing of $161 million were used to repay the balance of the debt outstanding under our previously existing credit facility in the amount of $88.5 million and to fund the acquisition. The pro forma statements of earnings include adjustments for additional interest expense of $4.3 million and $2.1 million for the year ended March 31, 2001 and the six months ended September 30, 2001, respectively. A 0.125% percent increase/decrease in interest rates would result in an increase/decrease in interest expense of approximately $89,000 and $45,000 for the corresponding year and six months. The pro forma statements of earnings for the year and six months ended March 31, 2001 and September 30, 2001 also include adjustments of $197,000 and $99,000, respectively, for a portion of the amortization of deferred financing fees incurred in connection with the new credit agreement. Pro forma interest expense was calculated using our September 30, 2001 average interest rate of approximately 5.9% on $71.1 million, the amount of the borrowing for the acquisition.

    4. The Sensors and Electronic Systems business historically recognized general and administrative expenses as a period cost. To be consistent with our accounting practice, certain amounts of the general and administrative expenses were capitalized into inventory for this pro forma financial statement presentation. The pro forma statements of earnings reflect a reduction in costs and expenses of $1.2 million for the year ended March 31, 2001 and an increase in costs and expenses of $2.2 million for the six-months ended September 30, 2001, to conform to this change.

    5. The adjustment to the provision for income taxes represents the income tax effect on the pro forma adjustments related to the acquisition, and the historical net loss of the Sensors and Electronic Systems business, using a statutory (federal and state) tax rate of 42%.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    We are a leading supplier of defense electronics products and systems. We provide high-technology products and services to all branches of the U.S. military, major aerospace and defense prime contractors, government intelligence agencies, international military forces and consumer markets. Incorporated in 1968, we have served the defense industry for over thirty years. We are a leading provider of thermal imaging devices, combat display workstations, electronic sensor systems, ruggedized computers, mission recorders and deployable flight incident recorders. Our products are deployed on a wide range of high profile military platforms such as the DDG-51 Aegis destroyer, the M1A2 Abrams Main Battle Tank, the M2A3 Bradley Fighting Vehicle, the AH-64 Apache helicopter and the F-18/E-F Super Hornet jet fighter, as well as in other military and non-military applications.

    We operate in three principal business segments on the basis of products and services offered. Separate and distinct businesses comprise each operating segment: the Electronic Systems Group, the Electro-Optical Systems Group and the Flight Safety and Communications Group. All of our other operations and activities are combined in "Other." "Other" includes the activities of DRS Corporate Headquarters and DRS Ahead Technology. DRS Ahead Technology is a commercial operation that produces magnetic head components used in the manufacturing process of computer disk drives, which burnish and verify the quality of disk surfaces. DRS Ahead Technology also services and manufactures magnetic video recording heads used in broadcast television equipment.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards Nos. 141 and 142 (SFAS 141 and SFAS 142), "Business Combinations" and "Goodwill and Other Intangible Assets," respectively. SFAS 141 replaces APB 16 and requires the use of the purchase method for all business combinations initiated after June 30, 2001. It also provides guidance on purchase accounting related to the recognition of intangible assets, noting that any purchase price allocated to an assembled workforce may not be accounted for separately, and accounting for negative goodwill. SFAS 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Under SFAS 142, goodwill will be tested annually and whenever events or circumstances occur indicating that goodwill might be impaired.

    We elected to adopt the provisions of SFAS 141 and 142 as of April 1, 2001. We have identified our reporting units to be our operating segments and we have determined the carrying value of each reporting unit by assigning assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of April 1, 2001. Upon adoption of SFAS 142, amortization of goodwill recorded for business combinations consummated prior to July 1, 2001 ceased, and intangible assets acquired prior to July 1, 2001 that did not meet the criteria for recognition apart from goodwill under SFAS 141 were reclassified to goodwill. We completed our transitional goodwill impairment assessment in the second quarter of fiscal 2002 with no adjustment to our April 1, 2001 goodwill necessary. The annual impairment test will be performed in the fourth quarter of each fiscal year, after completion of our annual operating plan.

    In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, (SFAS 144), "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 supercedes SFAS 121 but retains its fundamental provisions for (a) the recognition/ measurement of impairment to be held and used and (b) the measurement of long-lived assets to be disposed of by sale. SFAS 144 also supersedes the accounting/reporting provisions of APB Opinion No. 30 for segments of a business to be disposed of but retains the requirement to report discontinued operations separately from continuing operations and extends that reporting to a component of an entity that either has been disposed of or is classified as held for sale. SFAS 144 is effective for us on April 1, 2002. We are currently evaluating the impact of this new standard.

DISCONTINUED OPERATIONS

    On May 18, 2000, our board of directors approved an agreement to sell our magnetic tape head business units located in St. Croix Falls, Wisconsin, and Razlog, Bulgaria. These operations produced primarily magnetic tape recording heads for transaction products that read data from magnetic cards, tapes and ink. In fiscal 2000, in anticipation of the sale, we recorded a $2.1 million charge, net of tax, on the disposal of these operations. On August 31, 2000, we completed the sale of these business units. The sale of the magnetic tape head business was a strategic decision by us to focus our resources on our core businesses. All financial information presented in this discussion and analysis reflects these business units as discontinued operations.

BUSINESS COMBINATIONS

    The following summarizes certain business combinations and transactions we completed which significantly affect the comparability of the period-to-period results presented in this discussion and analysis. These acquisitions have been accounted for using the purchase method of accounting. Accordingly, the results of operations of the acquired businesses were included in our reported operating results from their respective effective dates of acquisition. Except for our acquisitions of assets from Raytheon and Boeing and our merger with NAI, the financial position and results of operations of these businesses were not significant to ours as of their respective effective dates of acquisition.

FISCAL 2002 TRANSACTIONS

    On September 28, 2001, we acquired certain assets and liabilities of the Sensors and Electronic Systems business of The Boeing Company. We paid approximately $67.1 million in cash, subject to adjustment, for this acquisition. In addition to the purchase price, we have estimated that costs related to the acquisition, including professional fees, will be approximately $4.0 million. The Sensors and Electronic Systems business assets acquired and liabilities assumed have been included in our consolidated financial statements as of the date of acquisition.

    We are in the process of obtaining a third-party valuation of the assets acquired and the liabilities assumed as well as performing our own internal assessment, thus, the allocation of the purchase price is subject to adjustment. In addition, in connection with the acquisition, we may incur costs associated with exiting certain activities, including severance costs. It is our expectation that a certain amount of the purchase price will be allocated to acquired identifiable intangible assets, with such assets requiring amortization. As we are unable to estimate the amount of acquired identifiable intangible assets at this time, the entire excess of purchase price over the tangible net assets acquired has been included as a separate line item on the balance sheet as of September 30, 2001. In addition, since the acquisition was completed at the end of the quarter and we are unable to estimate the ultimate amount of acquired intangibles at this time, there is no amortization expense related to this acquisition in the results of operations. This allocation will be adjusted during the second half of fiscal 2002.

    On August 22, 2001, we acquired certain assets and liabilities of the Electro-Mechanical Systems business of Lockheed Martin for approximately
$4.0 million in cash, subject to adjustment. The Electro-Mechanical Systems business, located in Largo, Florida, produces systems and antenna for radar and other surveillance sensor systems. The acquisition of the Electro-Mechanical Systems business provides certain product synergies and vertical business integration opportunities for us. The Electro-Mechanical Systems business is now operating as DRS Surveillance Support Systems, Inc., a unit of our Electronic Systems Group. The financial position and results of operations of DRS

Surveillance Support Systems, Inc. were not significant to those of DRS as of the acquisition date or for the period ended September 30, 2001.

FISCAL 2001 TRANSACTION

    On June 14, 2000, a newly formed subsidiary of ours acquired the assets of General Atronics Corporation for $7.5 million in cash and $4.0 million in stock (approximately 355,000 shares of our common stock). We funded the cash portion of this acquisition through borrowings under our revolving line of credit. Located in Wyndmoor, Pennsylvania, and now operating as DRS Communications Company, LLC, the company designs, develops and manufactures military data link components and systems, high-frequency communication modems, tactical and secure digital telephone components and radar surveillance systems for U.S. and international militaries. The excess of costs over the estimated fair value of identifiable net assets acquired and the appraised value of certain identified intangible assets were originally approximately $3.5 million and $3.3 million, respectively, and were being amortized on a straight-line basis over twenty years and ten years, respectively through March 31, 2001. As of April 1, 2001, with the adoption of SFAS 141 and SFAS 142, we reclassified $3.1 million to goodwill and ceased amortization of goodwill. In connection with the acquisition, we incurred approximately $420,000 in transaction costs.

FISCAL 2000 TRANSACTION

    On July 21, 1999, our subsidiary, DRS Rugged Systems (Europe) Ltd., acquired Global Data Systems Ltd. and its wholly-owned subsidiary, European Data
Systems Ltd., for approximately $7.8 million in cash. Located in Chippenham, Wiltshire, U.K., and now operating as DRS Rugged Systems (Europe)
Products Ltd., this subsidiary designs and develops rugged computers and peripherals primarily for military applications. The excess of cost over the estimated fair value of net assets acquired was approximately $8.7 million and was being amortized on a straight-line basis over twenty years until our adoption of SFAS 142 on April 1, 2001.

FISCAL 1999 TRANSACTIONS

    On October 20, 1998, we acquired, through certain of our subsidiaries, certain assets of Raytheon Company's Second Generation Ground-Based Electro-Optical Systems and Focal Plane Array businesses, which we refer to as the EOS business. We paid approximately $45 million in cash for the acquisition at closing; the purchase price is subject to a post-closing working capital adjustment, as provided for in the asset purchase agreement, not to exceed
$7 million. The amount of such working capital adjustment, if any, is the subject of arbitration between us and Raytheon. Although we cannot, at this time, predict the outcome of such arbitration, we do not expect that the final adjustment will have a material impact on our consolidated financial position or results of operations. The excess of cost over the estimated fair value of identifiable net assets acquired (goodwill) and the appraised value of certain identified intangible assets were originally approximately $34.1 million and $30.8 million, respectively, and were being amortized on a straight-line basis over twenty years. We incurred professional fees and other costs related to the acquisition from Raytheon of approximately $2.0 million, which also were capitalized as part of the total purchase price. We valued acquired contracts in process at their remaining contract prices, less estimated costs to complete, and an allowance for normal profits on our effort to complete such contracts. As of April 1, 2001, with the adoption of SFAS 142, we ceased amortizing the goodwill and reclassified $8.4 million to goodwill. During fiscal 2001 and 2002, we recorded $9.8 million and $11.5 million reductions to goodwill. The reductions to goodwill were due to accruals for future contract costs that are no longer required on acquired contracts. The EOS business, operating as DRS Sensor Systems, Inc. and DRS Infrared Technologies, LP, provides products used in the detection, identification and acquisition of targets based on infrared data.

    On February 19, 1999, one of our wholly-owned subsidiaries merged with and into NAI Technologies, Inc., a New York corporation, with NAI being the surviving corporation and continuing as our direct wholly-owned subsidiary, for stock and other consideration valued at approximately $24.8 million. In connection with our merger with NAI, we issued 2,858,266 shares of common stock. The excess of cost over the estimated fair value of identifiable net assets acquired was approximately $26.7 million and was being amortized on a straight-line basis over twenty years through March 31, 2001. During fiscal 2001, new tax regulations became effective which changed the rules for determining how net operating loss carryforwards of an acquired company could be utilized. As a result of this tax law change, we recorded a $3.2 million reduction to our deferred tax asset valuation allowance and goodwill during fiscal 2001. Prior to our merger with NAI, we began to assess and formulate a plan to close NAI's Longmont, Colorado facility and transfer engineering and production to our other locations. In January 2000, we announced our plan, which included relocating/terminating approximately 45 employees. A cost of approximately $1.5 million was recorded as an adjustment to the acquisition cost during fiscal 2000. We completed our exit plan in the first quarter of fiscal 2001. The following table reconciles the related liability at March 31, 2000 to the liability as of March 31, 2001:

                                         LIABILITY AT   UTILIZED IN   LIABILITY AT
                                          MARCH 31,       FISCAL       MARCH 31,
                                             2000          2001           2001
                                         ------------   -----------   ------------
                                                     ($ IN THOUSANDS)
Severance/employee costs...............     $1,195        $1,195          $--
Estimated lease commitments and related
  facility costs.......................        215           215           --
                                            ------        ------          ---
TOTAL..................................     $1,410        $1,410          $--
                                            ======        ======          ===

    We also incurred professional fees and other costs related to our merger with NAI of approximately $2.8 million, which were capitalized as part of the total purchase price. NAI, now operating as DRS Advanced Programs, Inc. and DRS Rugged Systems (Europe) Ltd., provides rugged computers, peripherals and integrated systems primarily for military and special government applications.

    We selectively target acquisition candidates that complement or expand our product lines, services or technical capabilities. We continue to seek acquisition opportunities consistent with our overall business strategy.

RESTRUCTURING

    In addition to the closure of the Longmont, Colorado facility described above, during the third and fourth quarters of fiscal 2000, we announced plans to restructure our operations, which resulted in our recording of restructuring charges totaling approximately $2.2 million. Our restructuring initiatives impacted our Electro-Optical Systems Group and Flight Safety and Communications Group operating segments and DRS Corporate. The Electro-Optical Systems Group recorded a restructuring charge of approximately $831,000 primarily for costs relating to consolidating two facilities into one in Oakland, New Jersey. The Flight Safety and Communications Group recorded a restructuring charge of approximately $669,000 and $143,000 at its DRS Hadland Ltd. and DRS Precision Echo, Inc. operating units, respectively, for severance and other employee related costs. The DRS Hadland restructuring charge was recorded in connection with the transition of the day-to-day management of DRS Hadland's operations from the Electro-Optical Systems Group to the Flight Safety and Communications Group in the second half of fiscal 2000. In addition, DRS Corporate recorded a restructuring charge of approximately $560,000 for severance and other employee-related costs. Severance and other employee costs were recorded in connection with the termination of 13 employees. As of March 31, 2000, all terminations had occurred.

    In the third quarter of fiscal 2001, we revised our estimate relating to our facility consolidation efforts in Oakland, New Jersey and recorded a charge of $525,000. At March 31, 2001, the majority of the restructuring liability shown below represents termination benefits to be paid in accordance with contractual terms over the next thirteen months and lease commitments over the next fifteen months. The following table reconciles the restructuring liability at March 31, 2000 to the restructuring liability as of September 30, 2001:

                                                                                                   UTILIZED IN
                                                                                                    FIRST SIX
                                              LIABILITY AT    FISCAL    UTILIZED    LIABILITY AT     MONTHS      LIABILITY AT
                                               MARCH 31,       2001     IN FISCAL    MARCH 31,       FISCAL      SEPTEMBER 30,
                                                  2000       CHARGES      2001          2001          2002           2001
                                              ------------   --------   ---------   ------------   -----------   -------------
                                                                              ($ IN THOUSANDS)
Estimated lease commitments and related
  facility costs............................     $  328        $525       ($396)        $457          ($181)         $276
Severance/employee costs....................        690          --        (434)         256           (127)          129
                                                 ------        ----       -----         ----          -----          ----
TOTAL.......................................     $1,018        $525       ($830)        $713          ($308)         $405
                                                 ======        ====       =====         ====          =====          ====

    The overall reduction in direct and indirect operating expenses resulting from these actions has had a positive effect on our fiscal 2001 and fiscal 2002 year-to-date operating results and should continue to benefit future periods.

RESULTS OF OPERATIONS

    Our operating cycle is long-term and involves various types of production contracts and varying production delivery schedules. Accordingly, operating results of a particular quarter, year-to-date or year-to-year comparisons of recorded revenues and earnings, may not be indicative of future operating results. The following comparative analysis should be viewed in this context.

SIX MONTHS ENDED SEPTEMBER 30, 2001 COMPARED TO SIX MONTHS ENDED SEPTEMBER 30,
  2000

    Consolidated revenues for the six-month period ended September 30, 2001 increased approximately $17.8 million as compared with the corresponding prior-year period. The increase in revenues was driven by increased shipments of combat display workstations and the continued growth of our second generation infrared sighting and targeting systems programs. The revenue increase was also favorably impacted by the inclusion of six months of revenues generated by DRS Communications Company, which we acquired at the end of the first quarter of fiscal 2001. Partially offsetting the revenue increases were decreases in mission data recording systems. Operating income increased approximately 30% to $20.4 million from the same six-month period in fiscal 2001. The increase in operating income was due primarily to the overall increases in revenues and the positive impact of our fiscal 2002 first quarter adoption of SFAS 141 and 142. In accordance with the provisions of these standards, we ceased amortizing goodwill effective April 1, 2001. The adoption of SFAS 141 and 142 contributed approximately $2.5 million to our fiscal 2002 year-to-date operating income. Had these standards been effective in the prior year, our operating income, for the six-month period ended September 30, 2000, would have been $2.7 million higher. Partially offsetting the increase in operating income was the impact of certain charges at our operating segments. See discussion of operating segments below for additional information. Also impacting the overall increase in revenues and operating income was the inclusion of the operating results of our fiscal 2002 second quarter acquisition of DRS Surveillance Support Systems, Inc.

    Interest and related expenses decreased approximately $2.7 million for the six-month period ended September 30, 2001 as compared with the corresponding prior-year period. This decrease was primarily the result of a 47% decrease in average working capital borrowings outstanding during the six-month period ended September 30, 2001 as compared with the corresponding prior-year period, the favorable impact of the conversion of all of our 9% Senior Subordinated Convertible Debentures during the second half of fiscal 2001, and an overall decrease in weighted average interest rates in fiscal 2002, as compared with fiscal 2001.

    The provision for income taxes for the year-to-date period ended
September 30, 2001 reflects an annual estimated effective income tax rate of approximately 47%, as compared with 51% in the comparable prior year period of fiscal 2001. The decrease in our effective tax rate is primarily due to the adoption of SFAS 142. It is anticipated that our effective tax rate may also decline moderately in future years as we continue to grow.

    Earnings before interest, income taxes, depreciation and amortization (EBITDA) for the six-month period ended September 30, 2001 was $25.7 million, an increase of approximately 9% over the corresponding prior year period.

FISCAL YEAR ENDED MARCH 31, 2001 COMPARED TO FISCAL YEAR ENDED MARCH 31, 2000

    Revenues and operating income for the year ended March 31, 2001 increased approximately $36.1 million and $11.4 million, respectively, as compared with the prior fiscal year. The increase in revenues was primarily attributable to increased shipments of infrared detectors, search and navigation radar systems, increased volume in electro-optical contract manufacturing and military display workstation engineering services, as well as to $17.8 million in revenues from our fiscal 2001 acquisition of DRS Communications Company. These increases in revenues were partially offset by a decrease in shipments of certain rugged computers and peripherals in Europe, decreased orders for high-speed cameras and later-than-anticipated orders received for certain mission data recording systems. The 43% increase in operating income was driven by the overall increase in revenues, a $1.6 million operating income contribution from DRS Communications Company, and the year-over-year net impact of changes in estimated profitability on certain long-term contracts. Most of our contracts are long-term in nature, spanning multiple years. We review cost performance and estimates to complete on these contracts at least quarterly and, in many cases, more frequently. If the estimated cost to complete a contract changes from the previous estimate, we will record a favorable or unfavorable adjustment to earnings in the current period. Partially offsetting the fiscal 2001 increase in operating income was the impact of certain charges at our operating segments. See discussion of operating segments below for additional information.

    Interest and related expenses decreased approximately $1.1 million for the year ended March 31, 2001, as compared with the corresponding prior-year period. The decrease was primarily the result of a 56% decrease in average working capital borrowings outstanding during the year ended March 31, 2001, as compared with the corresponding prior year period and the favorable impact of the fiscal 2001 conversion of approximately $19.1 million of our previously outstanding 9% senior subordinated convertible debentures into approximately 2.2 million shares of our common stock. Partially offsetting the decrease in interest expense was a non-cash charge of approximately $305,000 relating to the conversion of $8.7 million of the debentures during the second quarter of fiscal 2001.

    Our effective tax rate was 52% and 40% in the fiscal years ended March 31, 2001 and 2000, respectively. The increase in the effective tax rate for fiscal 2001 was primarily due to the following: the continued increase in domestic earnings, which are taxed at higher overall rates in comparison with our foreign tax jurisdictions; losses in our U.K. operations for which the full tax benefit has not yet been recognized; the effects of non-deductible goodwill and lobbying expenses; and the impact of certain domestic and foreign tax benefits utilized in fiscal 2000. It is anticipated that our effective tax rate will decline moderately in future years as we continue to grow and our U.K. operations return to profitability.

    Minority interest was approximately $1.4 million and $1.3 million in fiscal 2001 and 2000, respectively. The increase was due to higher operating income generated by the Electronic Systems Group's DRS Laurel Technologies unit, in which we have an 80% interest.

FISCAL YEAR ENDED MARCH 31, 2000 COMPARED TO FISCAL YEAR ENDED MARCH 31, 1999

    Revenues and operating income for the year ended March 31, 2000 increased approximately $126.0 million and $11.0 million, respectively, as compared with the prior fiscal year. These increases were primarily attributable to the inclusion of a full year of operations of our fiscal 1999 third quarter acquisition from Raytheon and the fiscal 1999 fourth quarter merger with NAI. In addition to the impact of the fiscal 1999 acquisitions, fiscal 2000 revenues and operating income were positively impacted by our second quarter acquisition of DRS Rugged Systems (Europe) Products Ltd. Fiscal 2000 consolidated operating income also was impacted by the approximately $2.2 million charge recorded in connection with restructuring certain operations (see Restructuring). See discussion of operating segments below for additional information.

    Interest and related expenses increased approximately $3.2 million for the year ended March 31, 2000, as compared with the corresponding prior-year period. The increase was primarily due to higher average borrowings outstanding in fiscal 2000 related to the fiscal 1999 EOS acquisition and the impact of the fiscal 2000 second quarter acquisition of DRS Rugged Systems (Europe)
Products Ltd. Our interest expense also increased as a result of higher average working capital borrowings in fiscal 2000, as compared with fiscal 1999.

    Our effective tax rate was 40% and 33% in the fiscal years ended March 31, 2000 and 1999, respectively. The effective rate for fiscal 2000 reflected the continued growth in domestic earnings, which were taxed at higher overall rates in comparison to our foreign tax jurisdictions. The effective rate also increased due to the effect of non-deductible goodwill.

    Minority interest was approximately $1.3 million and $1.0 million in fiscal 2000 and 1999, respectively. The increase was due to higher operating income generated by our DRS Laurel Technologies unit, in which we have an 80% interest.

    In fiscal 2000, we recorded a $1.3 million loss, net of tax, from discontinued operations and a $2.1 million loss, net of tax, on the disposal of discontinued operations relating to the then pending sale of our magnetic tape head business.

    In fiscal 1999, we recorded an extraordinary charge of approximately $2.3 million, net of tax, in connection with a modification of our credit facility.

OPERATING SEGMENTS

    The following tables set forth, by operating segment, revenues, operating income, operating margin and the percentage increase or decrease of those items as compared with the prior period:

                                                                                                                   SIX MONTHS
                                                                                                                     ENDED
                                                                                                                 SEPTEMBER 30,
                                                                                           SIX MONTHS ENDED         PERCENT
                                     YEARS ENDED MARCH 31,          PERCENT CHANGES         SEPTEMBER 30,           CHANGES
                                 ------------------------------   -------------------   ----------------------   --------------
                                                                    2000       2001                                   2001
                                   1999       2000       2001     VS. 1999   VS. 2000     2000          2001        VS. 2000
                                 --------   --------   --------   --------   --------   --------      --------   --------------
                                                                        ($ IN THOUSANDS)
ESG
Revenues.......................  $123,558   $187,794   $186,474      52%        (1)%    $87,225       $91,199            5%
Operating income before
  amortization of goodwill and
  related intangibles..........  $  9,497   $ 16,370   $ 17,244      72%         5%     $ 8,052       $ 9,843           22%
Operating income...............  $  9,292   $ 14,593   $ 15,336      57%         5%     $ 6,262       $ 9,034           44%
Operating margin...............         8%         8%         8%      4%         5%           7%           10%          38%
EOSG
Revenues.......................  $ 69,972   $141,108   $160,603     102%        14%     $72,527       $82,206           13%
Operating income before
  amortization of goodwill and
  related intangibles..........  $  5,077   $ 14,804   $ 26,232     192%        77%     $12,591       $12,536          (.4)%
Operating income...............  $  3,581   $ 11,404   $ 22,691     219%        99%     $ 9,100       $ 9,817            8%
Operating margin...............         5%         8%        14%     59%        74%          13%           12%          (5)%
FSCG
Revenues.......................  $ 60,438   $ 54,209   $ 70,878     (10)%       31%     $37,178       $41,641           12%
Operating income before
  amortization of goodwill and
  related intangibles..........  $  5,672   $  3,799   $  2,125     (33)%      (44)%    $ 2,269       $ 3,956           74%
Operating income...............  $  4,684   $  2,762   $    208     (41)%      (93)%    $   108       $ 2,284         2015%
Operating margin...............         8%         5%       0.3%    (35)%      (94)%        0.3%            6%        1733%
OTHER
Revenues.......................  $ 11,881   $  8,356   $  9,651     (30)%       16%     $ 4,818       $ 4,484           (7)%
Operating (loss) before
  amortization of goodwill and
  related intangibles..........  $ (2,022)  $ (2,391)  $   (450)    (18)%       81%     $ 1,290       $   194          (85)%
Operating (loss)...............  $ (2,256)  $ (2,581)  $   (704)    (14)%       73%     $   188       $  (748)        (498)%
Operating margin...............       (19)%      (31)%       (7)%   (63)%       76%           4%          (17)%       (528)%

    During the first quarter of fiscal 2002, one of our operating subsidiaries, DRS Photronics, Inc. was combined with our Flight Safety and Communications Group for management purposes based primarily on operational synergies. DRS Photronics, Inc. had previously been managed as part of the Electro-Optical Systems Group. Prior-year balances and results of operations disclosed in this section have been restated to give effect to this change.

SIX MONTHS ENDED SEPTEMBER 30, 2001 COMPARED TO SIX MONTHS ENDED SEPTEMBER 30,
  2000

    ELECTRONIC SYSTEMS GROUP. Our Electronic Systems Group's revenues increased $4.0 million, or approximately 5%, for the six-month period ended September 30, 2001, as compared with the corresponding prior year period. The increase in revenues was due primarily to increased shipments of combat display workstations as well as approximately $1.5 million of revenue contributed by DRS Surveillance Support Systems, Inc., which we acquired during the second quarter of this fiscal year. This increase was partially offset by decreases in revenues from certain rugged computer systems and peripherals. Operating income increased
$2.8 million for the year-to-date period ended September 30, 2001, as compared with the respective fiscal 2001 period. The increase in operating income during the first half of fiscal 2002, as compared with the corresponding prior year period, was primarily driven by the increase in revenues, operating margin improvements due to a change in product mix, as well as the favorable impact of the elimination of approximately $896,000 in goodwill amortization. Had

SFAS 142 been effective in the prior year, operating income would have been $969,000 higher for the six-month period ended September 30, 2000.

    ELECTRO-OPTICAL SYSTEMS GROUP. Our Electro-Optical Systems Group's revenues and operating income increased $9.7 million and $717,000, or approximately 13% and 8%, respectively for the six-month period ended September 30, 2001, as compared to the corresponding prior year period. The increase in revenues is attributed to the continued growth in sales of our second generation electro-optical targeting and imaging systems offset, in part, by decreased shipments of certain commercial electro-optical products during the first quarter of fiscal 2002. The elimination of goodwill amortization contributed approximately $888,000 to the Electro-Optical Systems Group operating segment in the six-month period ended September 30, 2001. Had this standard been effective in the prior year, operating income would have been $1.1 million higher for the six-month period ended September 30, 2000. Excluding the benefit of eliminating goodwill amortization, operating income in the first half of the current fiscal year would have been relatively flat due to the $1.1 million favorable program adjustment recorded in the second quarter of fiscal 2001 as well as the impact of a fiscal 2002 first quarter charge of $650,000 for a certain commercial product line.

    FLIGHT SAFETY AND COMMUNICATIONS GROUP. Our Flight Safety and Communications Group's revenues increased approximately $4.5 million for the six-month period ended September 30, 2001, as compared to the corresponding prior year period. The increase in revenues was primarily driven by our acquisition of DRS Communications Company in the latter part of the first quarter of fiscal 2001. Excluding the results of DRS Communications Company, the Flight Safety and Communications Group's revenues decreased $1.7 million, or 6%. This decrease is attributable to a decrease in shipments of communications data links and airborne separation video systems. Operating income increased approximately $2.2 million for the six-month period ended September 30, 2001, as compared to the corresponding prior year period. The increase in operating income is a result of the increase in revenues and improved operating margins on certain products, off-set in part by a fiscal 2002 first quarter charge of $765,000 associated with shutting down the Group's Santa Clara, California production and engineering facility. The elimination of goodwill amortization contributed approximately $700,000 in operating income to the Flight Safety and Communications Group operating segment in the six-month period ended
September 30, 2001. Had this standard been effective in the prior year, operating income would have been $628,000 higher for the six-month period ended September 30, 2000.

    OTHER. Revenues for the six-month period ended September 30, 2001 decreased 7%, as compared to the corresponding prior year period. Operating loss increased by approximately $936,000 in the six months ended September 30, 2001 as compared with the prior year period. The decrease in revenue and increase in the operating loss was primarily due to the continued soft demand in the disk drive marketplace.

FISCAL YEAR ENDED MARCH 31, 2001 COMPARED TO FISCAL YEAR ENDED MARCH 31, 2000

    ELECTRONIC SYSTEMS GROUP. Our Electronic Systems Group's revenues decreased $1.3 million, or 1%, in fiscal 2001, as compared with fiscal 2000. Lower revenues for the year ended March 31, 2001 were due primarily to a decrease in shipments of certain rugged computers and peripherals in the U.K. This decrease was partially offset by increases in revenues from shipments of search and navigation radar systems and military display workstations, in addition to engineering services for display workstation product lines. Operating income and operating margin both increased 5% in fiscal 2001, as compared with the prior fiscal year. The increases in operating income and operating margin were driven by a change in product mix to higher margin programs, coupled with operating efficiencies and the cost savings derived from the closure of the Longmont, Colorado production facility. The Longmont facility ceased operations on March 31, 2000 and production was moved into our new electronic manufacturing facility in Johnstown, Pennsylvania in fiscal 2001.

    ELECTRO-OPTICAL SYSTEMS GROUP. Our Electro-Optical Systems Group's revenues increased $19.5 million, or 14%, in fiscal 2001, as compared with fiscal 2000. The increase in revenues was driven by increased volume in commercial electro-optical contract manufacturing and shipments of infrared detectors and fire control systems. Operating income increased $11.3 million in fiscal 2001, as compared with the prior fiscal year. The increase in operating income reflected the increase in revenues and the impact of $8.3 million in favorable program adjustments recorded in fiscal 2001 on certain long-term production programs. Estimates to complete these programs were revised to reflect lower than anticipated overhead costs and the benefit of certain productivity improvements. We recorded a $2.9 million favorable adjustment on a long-term production contract in fiscal 2000. Estimates to complete this contract were revised in the third quarter of fiscal 2000 to reflect the benefit of management's efforts to reduce overall production costs, primarily by identifying and procuring certain materials and subassemblies from alternate suppliers. The benefits of management's cost reduction initiatives began to be realized in the third quarter of fiscal 2000, as shipments of certain units commenced, and in fiscal 2001, with increased quantities of units shipped. Partially offsetting these increases were fiscal 2001 charges of $1.3 million for changes in estimates on certain long-term production programs and $525,000 for additional costs expected to be incurred in connection with a facility that was vacated during fiscal 2000. Fiscal 2000 operating income reflected charges of $1.3 million for certain product warranty reserves and additional development costs for a commercial product line.

    FLIGHT SAFETY AND COMMUNICATIONS GROUP. Our Flight Safety and Communications Group's revenues increased $16.7 million, or 31%, in fiscal 2001, as compared with fiscal 2000. The increase in revenues was primarily attributable to the acquisition of DRS Communications Company at the end of the first quarter of fiscal 2001, as well as continued growth in the Flight Safety and Communications Group's electronic manufacturing and shipboard communications systems businesses. In the year ended March 31, 2001, DRS Communications Company contributed to the Flight Safety and Communications Group operating segment approximately $17.8 million in revenues. The increase in revenues was partially offset by decreased orders for this group's high-speed digital cameras and temporarily delayed orders for certain mission data recording systems. Operating income decreased approximately $2.6 million in fiscal 2001, as compared with the prior fiscal year. The decrease in operating income was attributed to several factors: a $1.3 million charge in the third quarter of fiscal 2001 for estimated excess inventories associated with a specific product line for which the anticipated future sales are less than previously estimated; a $1.0 million charge for a contract pricing dispute between us and a prime contractor on a U.S. Navy program; a charge of $1.9 million for additional costs incurred to complete the development of a new mission data recording system for the U.S. Navy; less favorable absorption of fixed operating expenses associated with lower production volumes for certain mission data recording systems and high-speed digital cameras; and lower overall profit margins in the Flight Safety and Communication Group's electronic manufacturing business. In an effort to reduce costs and take advantage of certain manufacturing efficiencies, we announced in April 2001 that we would be closing our Santa Clara, California facility and moving production and engineering operations to other DRS facilities. We anticipate that the cost savings associated with this effort will offset the cost to implement the plan and that there should not be any adverse impact to our fiscal 2002 earnings. Partially offsetting the fiscal 2001 decrease in operating income was the positive effect of DRS Communications Company, which contributed approximately $1.6 million in operating income to the Flight Safety and Communications Group for the fiscal year ended March 31, 2001.

    OTHER. Revenues increased $1.3 million in fiscal 2001, as compared with fiscal 2000. The increase in revenues was primarily due to increased shipments of components used to manufacture disk drive media. This revenue growth resulted from certain improvements and opportunities in the computer disk drive marketplace and improved marketing of DRS Ahead Technology's products and services.

    The decrease in the operating loss in fiscal 2001, as compared with the prior fiscal year, was driven by the increase in revenues discussed above, a reduction in general and administrative expenses at DRS Ahead Technology and the allocation of certain costs to the operating units which previously had been recorded at DRS Corporate. This improvement was partially offset by a $1.1 million charge recorded in fiscal 2001 to fully reserve for a note receivable that may not be collectible.

FISCAL YEAR ENDED MARCH 31, 2000 COMPARED TO FISCAL YEAR ENDED MARCH 31, 1999

    ELECTRONIC SYSTEMS GROUP. Our Electronic Systems Group's increase in revenues and operating income for the year ended March 31, 2000, as compared with the prior year, was due primarily to the inclusion of the full-year operating results of our fiscal 1999 fourth quarter merger with NAI. Revenues and operating income for the year ended March 31, 2000 attributable to our merger with NAI increased by $51.8 million and $3.8 million, respectively, as compared with the prior-year period. Following its acquisition in July 1999, DRS Rugged Systems (Europe) Products Ltd. contributed approximately $7.4 million and $1.4 million in additional revenues and operating income, respectively, for the year ended March 31, 2000. The overall increase in this group's revenues and operating income also was attributable to continued growth of our military display workstation programs.

    ELECTRO-OPTICAL SYSTEMS GROUP. The Electro-Optical Systems Group's increase in revenues and operating income for the year ended March 31, 2000 was primarily attributable to our October 1998 acquisition of certain assets of Raytheon Company's Second Generation Ground-Based Electro-Optical Systems and Focal Plane Array businesses. This acquisition contributed approximately $117.5 million in revenues and $13.9 million of operating income for the year ended March 31, 2000. Operating income for the year ended March 31, 2000 included a $2.9 million favorable program adjustment, as discussed above. Revenues and operating income for the year ended March 31, 2000 attributable to the EOS acquisition increased by $70.2 million and $10.4 million, respectively, as compared with the corresponding prior period. Exclusive of the contributions of the EOS business, this group's operating income decreased by $2.5 million for the year ended March 31, 2000. The decrease in operating income was primarily attributable to the following factors: restructuring charges totaling $831,000 (see Restructuring); $830,000 for anticipated costs to be incurred in connection with certain product warranty issues associated with a specific product line; and a charge of approximately $500,000 relating to additional development costs associated with one of this group's commercial product lines.

    FLIGHT SAFETY AND COMMUNICATIONS GROUP. The Flight Safety and Communications Group's revenues and operating income for the year ended
March 31, 2000 decreased by approximately $6.2 million and $1.9 million, respectively. The decrease in revenues was primarily due to a decrease in shipments of airborne video tape recording systems, and the fact that fiscal 1999 revenues included approximately $1.7 million relating to an equitable adjustment claim settlement between us and the U.S. Navy. The decrease in revenues was partially offset by increased revenues from contract manufacturing and surface ship systems. The decrease in operating income and operating margin was primarily due to the decrease in revenues, a change in product mix and restructuring charges of approximately $812,000 recorded by the Flight Safety and Communications Group (see Restructuring). In addition, during fiscal 2000, the group's management provided $1.6 million for estimated excess inventory and obsolescence relating to certain products.

    OTHER. DRS Ahead Technology's revenues for the year ended March 31, 2000 decreased by $3.5 million, resulting from the effects of the sluggish global computer disk drive marketplace. Operating losses of DRS Ahead Technology for the year ended March 31, 2000 were approximately $721,000 less than those posted in the prior year. The improvement resulted from the cumulative effect of DRS Ahead Technology's ongoing cost reduction initiatives. The loss at DRS Corporate increased $1.0 million, primarily relating to $0.6 million of restructuring charges and increased general and administrative expenses.

LIQUIDITY AND CAPITAL RESOURCES

    CASH AND CASH FLOW. The following table provides our cash flow data for fiscal years ended March 31, 1999, 2000 and 2001 and the six-month periods ended September 30, 2000 and 2001:

                                                                                        SIX MONTHS ENDED
                                                          YEARS ENDED MARCH 31,           SEPTEMBER 30,
                                                      ------------------------------   -------------------
                                                        1999       2000       2001       2000       2001
                                                      --------   --------   --------   --------   --------
                                                                        ($ IN THOUSANDS)
Net cash provided by operating activities...........  $ 15,081   $  7,427   $ 33,875   $ 13,442   $  3,853
Net cash used in investing activities...............  $(60,912)  $(14,956)  $(19,260)  $(12,030)  $(79,340)
Net cash (used in) provided by financing
  activities........................................  $ 46,448   $  2,245   $(16,056)  $  3,123   $ 76,350

    OPERATING ACTIVITIES. Operating cash flow for the six-month period ended September 30, 2001 decreased by approximately $9.6 million as compared with the corresponding prior-year period. Increases in earnings (net of adjustments for non-cash items), receivable collections and customer advances were more than offset by increases in inventories and other current assets and a decrease in certain current liabilities.

    Operating cash flow for the fiscal year ended March 31, 2001 improved by approximately $26.4 million, as compared with the corresponding prior-year period. This improvement was driven by increased earnings (net of adjustments for non-cash items), increases in certain liabilities and increased advanced payments from customers.

    In fiscal 2000, net cash provided by operating activities decreased by approximately $7.7 million. This decrease was primarily driven by a significant decrease in accounts payable, accrued expenses and other current liabilities, and the liquidation of customer advances.

    INVESTING ACTIVITIES. Cash used in investing activities for the six-month period ended September 30, 2001 consisted of payments made to acquire the Sensors and Electronic Systems business and the Electro-Mechanical Systems business of $67.1 million and $4.0 million, respectively. The remaining uses were comprised of capital expenditures.

    Net cash used in investing activities for the fiscal year ended March 31, 2001 included $7.5 million used to acquire DRS Communications Company and $16.2 million for capital expenditures. Payments totaling $3.6 million received in connection with the sale of our magnetic tape head business units partially offset the cash flows used in investing activities. The $16.2 million capital expenditure outlay was significantly higher than in prior years, as a result of us upgrading our manufacturing and information technology capabilities. Future annual capital expenditures are expected to be higher than in the past, but less than the fiscal 2001 figure.

    FINANCING ACTIVITIES. In connection with the acquisition of the Sensors and Electronic Systems business, we entered into a $240 million credit agreement with First Union National Bank, as the lead bank, consisting of a term loan in the aggregate principal amount of $140 million and a $100 million revolving line of credit. The maturity dates of the term loan and the line of credit are September 30, 2008, and September 30, 2006, respectively. The term loan requires quarterly principal payments beginning on December 31, 2001. Borrowings under the credit facility bear interest at variable rates. The credit facility is secured by substantially all of our assets. There are certain covenants and restrictions placed on us under the credit facility, including a maximum total leverage ratio and a minimum fixed charge ratio, a restriction on the payment of dividends on our capital stock, a limitation on the issuance of additional debt and certain other restrictions. The interest rates on our outstanding term loan and line of credit borrowings were approximately 5.9% and 5.7%, respectively, at September 30, 2001.

    The proceeds of the credit facility at the date of the acquisition of the Sensors and Electronic Systems business of $161 million were used to acquire the Sensors and Electronic Systems business and repay the balance of the debt outstanding under our previous credit facility with Mellon Bank, N.A. in the amount of $88.5 million. At September 30, 2001, the $161 million outstanding under the credit facility consisted of a $140 million term loan and a $21 million borrowing under the revolving line of credit. As of September 30, 2001, we had approximately $51.0 million available under the revolving line of credit, after satisfaction of our borrowing base requirement and certain restrictions.

    Under the previous credit facility with Mellon Bank, N.A., we paid approximately $1.8 million in principal payments against our two term loans, borrowed approximately $48.6 million under the revolving line of credit and repaid approximately $40.4 million. The borrowings under our revolving line of credit were used to meet temporary working capital requirements and to pay for the acquisition of the Electro-Mechanical Systems business.

    During the fiscal year ended March 31, 2001, we paid approximately
$7.8 million in principal payments against our term loans, borrowed approximately $44.8 million under our line of credit and repaid approximately $53.7 million. Of the total $44.8 million borrowed in fiscal 2001, $7.5 million was used to acquire the net assets of DRS Communications Company, with the balance used to meet temporary working capital requirements. Other than cash flows from operations, the line of credit is our primary source of liquidity. In 2001, we reclassified our entire line of credit borrowings as long-term debt, excluding current installments to reflect the intent of the borrowings and their maturity date of October 1, 2003. Weighted average borrowings under revolving lines of credit for the fiscal years ended March 31, 2001 and 2000 were approximately $24.5 million and $33.0 million, respectively. The weighted average interest rates on outstanding revolving line of credit borrowings as of March 31, 2001 and 2000 were 7.8% and 8.1%, respectively. The effective interest rates on the term loans were 7.5% and 9.45%, as of March 31, 2001 and 7.6% and 10.4% as of March 31, 2000.

    CAPITAL RESOURCES. The terms of our credit facility require us to offer to make prepayments of the $140 million aggregate principal amount of the term loans outstanding thereunder with 50% of the net cash proceeds of this offering. However, any term loan lender has the right to refuse its PRO RATA share of any such mandatory prepayment. Therefore, we cannot estimate at this time how much of the proceeds of this offering will need to be applied to the prepayment of the term loans under our credit facility.

    On September 30, 2001, borrowings outstanding under our credit facility were $161 million. Our quarterly repayments of the term loans commence on December 31, 2001, which include principal installment payments of $350,000. Our quarterly payments increase to $32,900,000 for the last four quarterly payments, commencing on December 31, 2007. The term loans are due to be paid in full on September 30, 2008.

    We actively seek to finance our business in a manner that preserves financial flexibility, while minimizing borrowing costs to the extent practicable. We continually review the changing financial, market and economic conditions to manage the types, amounts and maturities of our indebtedness. Cash and cash equivalents, internally generated cash flow from operations and other available financing resources are expected to be sufficient to meet anticipated operating, capital expenditure and debt service requirements during the next twelve months and the foreseeable future.

    BACKLOG AND ORDERS. Due to the general nature of defense procurement and contracting, the operating cycle for our military business typically has been long term. Military backlog currently consists of various production and engineering development contracts with varying delivery schedules and project timetables. However, there has been a recent trend in our backlog to include a higher percentage of commercial product orders and commercial off-the-shelf-based systems for the military, both of which favor shorter delivery times. Accordingly, revenues for a particular year, or year-to-year comparisons of reported revenues and related backlog positions, may not be indicative of future results.

    Backlog at September 30, 2001 was approximately $569.2 million, including $75.5 million and $13.1 million from the acquisitions of the Sensors and Electronic Systems business and the Electro-Mechanical Systems business, respectively as compared with $456.5 million at March 31, 2001. We booked approximately $244.9 million in new orders in the first six months of fiscal 2002. We booked $478.8 million in new orders in fiscal 2001. The increase in backlog during fiscal 2001 was due to the net effect of bookings and $27.2 million in backlog contributed by DRS Communications Company, as a result of our acquisition of this operation in June 2000, partially offset by increased revenues. Approximately 87% of backlog as of March 31, 2001 is expected to result in revenues during fiscal 2002.

    INTERNAL RESEARCH AND DEVELOPMENT. In addition to customer-sponsored research and development, we also engage in internal research and development. These expenditures reflect our continued investment in new technology and diversification of our products. Expenditures for internal research and development in the six months ended September 30, 2001 and in fiscal 2001, 2000 and 1999 were $4.6 million, $8.0 million, $9.9 million and $5.2 million, respectively. The decline in internal research and development in fiscal 2001 was more than offset by a $9.4 million increase in customer-sponsored research and development.

                                    BUSINESS

    DRS is a leading supplier of defense electronics products and systems. We provide high-technology products and services to all branches of the U.S. military, major aerospace and defense prime contractors, government intelligence agencies, international military forces and consumer markets. Incorporated in 1968, we have served the defense industry for over thirty years. We are a leading provider of thermal imaging devices, combat display workstations, electronic sensor systems, ruggedized computers, mission recorders and deployable flight incident recorders. Our products are deployed on a wide range of high profile military platforms such as the DDG-51 Aegis destroyer, the M1A2 Abrams Main Battle Tank, the M2A3 Bradley Fighting Vehicle, the AH-64 Apache helicopter and the F/A-18 E/ F Super Hornet jet fighter, as well as in other military and non-military applications.

RECENT ACQUISITION--SENSORS AND ELECTRONIC SYSTEMS BUSINESS

    On September 28, 2001, we acquired certain assets and assumed certain liabilities of the Sensors and Electronic Systems business, a division of The Boeing Company, for approximately $67.1 million and $4.0 million in acquisition-related costs. We intend to integrate this acquisition into our existing Electro-Optical Systems Group operations.

    The Sensors and Electronic Systems business designs, manufactures and services helicopter and surface ship mounted surveillance and targeting systems designed for use by the U.S. and allied governments. The Sensors and Electronic Systems business produces state-of-the-art focal plane arrays, dewar assemblies and forward-looking infrared sensors. Key programs include:

    - Mast Mounted Sight--a sensor system mounted atop the Kiowa Warrior scout helicopter;

    - Thermal Imaging Sensor System--an electro-optical surveillance and targeting system used on surface ships;

    - Virtual Imaging System for Approach and Landing--provides aircraft carriers with imaging capabilities; and

    - Directed Infrared Countermeasures--a cooperative effort between the U.S. Department of Defense and the United Kingdom Ministry of Defense to defend aircraft against guided missile threats.

    The Sensors and Electronic Systems business' products are also used in remote sensing applications for military and commercial space missions, as well as in other classified applications.

    By capitalizing on previous research and development spending and core competencies and increasing the scope of its product offerings, the Sensors and Electronic Systems business has expanded into new areas. The Sensors and Electronic Systems business has been selected by the U.S. government for its most advanced satellite and space telescope programs, proving our products' performance and reliability. Additionally, the development of uncooled focal plane arrays and other infrared sensors has resulted in a lower cost product than traditional, cryogenically cooled sensors. Having worked with the Department of Defense and NASA on numerous defense and scientific programs for over thirty years, we believe the Sensors and Electronic Systems business is well positioned to gain entry to new military, commercial or scientific sensor programs. The large installed base of products offers significant aftermarket servicing opportunities. Similarly, the opportunity to retrofit existing platforms with new Sensors and Electronic Systems technology exists and offers a cost-effective weapons upgrade solution to the military.

INDUSTRY BACKGROUND

    Since the end of the Cold War, the U.S. defense industry has been driven by changing strategic and political threats and budgetary instability. For the first time in almost a decade, the U.S. defense procurement budget has increased, providing new funding for the acquisition and development of weapons and supporting systems. As a result of this change, the defense industry is now influenced by several key factors:

    - New funding will assist in upgrading and replacing aging military systems and implementing new technologies to meet modern threats.

    - To help increase efficiency, the Department of Defense is increasingly focusing on "best value" instead of lowest cost. Best value procurement considers development and lifecycle costs in the evaluation of a system's price.

    - The U.S. defense industry has dramatically consolidated since the early 1990s and European companies are increasingly competing in the U.S. defense market. As a result of this consolidation, domestic prime contractors are now focused on providing weapons platforms and systems integration, while relying on others to provide subsystems and components.

    - In contrast to the Cold War era, the primary threat facing world stability comes from terrorism and smaller, yet more numerous, enemies. In response, the U.S. military is developing lighter, faster defense mechanisms which are able to react quickly to regional conflict. These highly mobile, rapidly deployable forces must rely on the latest technologies to provide a full awareness of the battlefield and its associated threats.

    Despite the focus on these new capabilities, traditional platforms remain important as well. As many of these systems were neglected during the years of reduced defense spending, the U.S. military is now faced with the need to refurbish these weapons and upgrade their weapons systems with improved technology.

BUSINESS STRATEGY

    Our goal is to continually improve our position as a leading supplier of defense electronics products and systems. Our strategies to achieve our objectives include:

    - LEVERAGE INCUMBENT RELATIONSHIPS. We intend to leverage our relationships with government and industry decision-makers by continuing to deliver high levels of performance on our existing contracts. Our experience has shown that strong performance on existing contracts greatly enhances our ability to obtain additional business with our existing customer base. To accomplish this, we intend to continue to position ourselves as the "best value" provider for our customers. Our strong internal revenue growth rate over the past five years reflects our ability to generate repeat business from existing customers.

    - DEVELOP AND EXPAND EXISTING TECHNOLOGIES. Through a combination of customer-funded research and development and our own internal research and development efforts, we intend to continue to focus on the development and commercialization of our technology. Customer-funded development contracts enable us to work with our customers to design and manufacture new systems and components, while minimizing our financial risk. In fiscal year 2001, our total research and development spending was approximately
      $41 million, with approximately $33 million funded by our customers.

    - PURSUE STRATEGIC ACQUISITIONS. We plan to continue our participation in the ongoing consolidation of the aerospace and defense industry. Through selective acquisitions, we aim to broaden our existing product base and enhance our ability to enter new markets. Through teaming agreements, joint ventures and strategic alliances, we intend to continue to exploit specific programs and product opportunities to obtain new contracts and expand our global reach. Our recent acquisition of the Sensors and Electronic Systems business from The Boeing Company is consistent with this strategy.

    - CONTINUE TO REACT QUICKLY TO THE CHANGING DEFENSE ENVIRONMENT. In addition to being well positioned for conventional warfare roles, we intend to continue to adapt our products, such as thermal imaging, ruggedization and communication products, to address evolving military requirements such as rapid deployment and containment of non-conventional threats such as terrorism.

    - PURSUE SELECTIVE COMMERCIAL OPPORTUNITIES. We seek to identify and pursue commercial applications for selected products and technologies where we can add value based on our related technological and manufacturing expertise. An example of this is our LADARVision-Registered Trademark-program that was developed through our Electro-Optical Systems Group.

COMPETITIVE STRENGTHS

    Our competitive strengths include:

    - TECHNICAL EXPERTISE. We have state-of-the art, government-qualified electronics systems development and manufacturing capabilities. In
      April 2001, we opened a new 130,000 square-foot facility for our Electronic Systems Group in Johnstown, Pennsylvania where we have a full range of capabilities including long and short run production, hardware assembly, software integration, comprehensive environmental testing and full-service engineering. In addition, we have highly capable manufacturing facilities for our Electro-Optical Systems Group and Flight Safety and Communications Group in Palm Bay, Florida and Carleton Place, Canada, respectively.

    - HIGH PROPORTION OF LONG-TERM PRODUCTION PROGRAMS. Programs in production are a good source of consistent revenue and typically provide higher margins. A significant proportion of our revenue is generated by continuing, long-term production programs. For the six months ended September 30, 2001, 82% of our revenue was from production programs. In addition, we currently have a strong backlog of production programs. At September 30, 2001, 90% of our backlog consisted of production programs.

    - DIVERSE PRODUCT AND CUSTOMER BASE. We have a diverse product and customer base, with only one program, the AN/UYQ-70, at approximately 18%, representing more than 10% of our fiscal year 2001 revenue on a pro forma basis to include our acquisition of the Sensors and Electronic Systems business. The AN/UYQ-70 contract, which provides high performance combat display work stations used by the U.S. Navy, itself is diversified, with over 50 unique products manufactured under it which are used by a diverse group of 10 platforms, or customers, each of which has its own budget and requirements. The AN/UYQ-70 contract is structured as an indefinite delivery/indefinite quantity contract which allows the various customers to order the products without new bidding for the contract.

    - LONG-STANDING INDUSTRY RELATIONSHIPS. During our 30-year history, we have established long-standing relationships with the U.S. government and other key organizations in the aerospace and defense industry. Over this period, we have become recognized for our ability to develop new technologies and meet stringent program requirements.

    - SUCCESSFUL ACQUISITION TRACK RECORD. Having made 19 acquisitions since 1993, we have demonstrated that we can successfully integrate acquired companies into our corporate structure. We are experienced at evaluating prospective operations in order to increase efficiencies and capitalize on market and technological synergies.

    - EMPHASIS ON RESEARCH AND DEVELOPMENT EFFORTS. In fiscal year 2001, we spent over $40 million on research and development, of which our customers funded approximately $33 million. Our investment in research and development enables us to maintain our technological leadership in current products and to develop new capabilities. This spending helps solidify and strengthen our position on different programs and may serve as a barrier to entry for competitors.

    - EXPERIENCED MANAGEMENT TEAM. Our senior management team averages over 20 years of experience in the defense electronics industry.

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
PRODUCTS AND SERVICES BY GROUP

    We operate primarily in three groups: the Electronic Systems Group, the Electro-Optical Systems Group and the Flight Safety and Communications Group.

    ELECTRONIC SYSTEMS GROUP. Our Electronic Systems Group is a world leader in high-performance combat display systems, digital information processing systems and rugged computer systems for sea, air and land applications. The Electronic Systems Group also produces surveillance, radar and tracking systems, acoustic signal processing and display equipment, and combat control systems for U.S. and overseas military organizations. By incorporating advanced commercial computing technology, we provide innovative, rapid and cost-effective defense solutions for dominating the 21st century's digital battlespace. Our Electronic Systems Group is a leading provider of naval computer workstations which are used to process and display integrated combat information. Our electronic systems are compatible with both new and legacy systems and are vital tools used by the military to make strategic command decisions. Various front-line platforms utilize our Electronic Systems Group's products, including the DDG-51 Aegis destroyer, aircraft carriers, submarines and surveillance aircraft. Our Electronic Systems Group's products are also used in the U.S. Army's ongoing battlefield digitalization programs. Our Electronic Systems Group also performs field service and depot level repairs for its products, as well as for other manufacturers' systems, and also provides systems and software engineering support to the U.S. Navy for the testing of shipboard combat systems. We market our products directly to various U.S. government agencies and team with leading corporations, such as Boeing, Lockheed Martin and General Dynamics.

    Our Electronic Systems Group's major products include:

    - AN/UYQ-70. Under a subcontract with Lockheed Martin, we are the only supplier of AN/UYQ-70 Advanced Display Systems. These systems are supplied to 10 customers within the U.S. Navy and are deployed on numerous naval platforms, including the DDG-51 Aegis destroyer, the E-2C Hawkeye, the New Attack Submarine Demonstration Program, CEC carriers and amphibious assault ships. We have provided this system since 1996 as the sole source provider under an open indefinite delivery, indefinite quantity contract which does not expire until 2006.

    - RUGGED COMPUTER PRODUCTS. Our rugged computer products are used by the U.S. Military and in a number of non-U.S. military programs focused on the digitization of the 21st century's global battlespace and demonstrate the benefit of several years of front-line battlefield operations.

    - AN/SPS-67. This radar system forms an integral part of the command and control combat system on the U.S. Navy's new Aegis class ships and the Spanish Navy's F-100 class ships. It also has a potential market application on numerous surface ships in the U.S. Navy's fleet, as well as on aircraft carriers and amphibious operation assault ships and other international naval platforms.

    - AN/SQR-17A. This program provides harbor surveillance to protect naval forces from the increasing threat of terrorist attacks to harbored vessels.

    Our Electronic Systems Group provides technical support services and electronic manufacturing and systems integration for a range of customers including the U.S. military, General Dynamics, United Defense, Lockheed Martin and Northrop Grumman. These services consist primarily of the following activities:

    - TECHNICAL SUPPORT SERVICES. We provide naval support, including integrated logistics support, technical manuals, repair, system installation, drawing packages, training, maintenance planning, configuration management, on-line and phone support and research and development capabilities.

    - ELECTRONIC MANUFACTURING AND SYSTEMS INTEGRATION SERVICES. Using our advanced ISO 9000 and AS-9000 Quality System Standards certified manufacturing, testing and system integration facilities, our Electronic Systems Group specializes in the production of computer workstations, rugged computers, cable and wire harness assembly for tanks and aircraft, printed circuit card production, and full system integration and test services for military and commercial customers.

    Our Electronic Systems Group's products and services, their applications and platforms or end-users are summarized in the table below:

--------------------------------------------------------------------------------

            PRODUCT                              DESCRIPTION                         PLATFORMS/CUSTOMERS
Tactical/Sensor Combat                AN/UYQ-70 Advanced Display              - U.S. Navy Aegis cruisers/
Display Systems                       Systems family of products                destroyers
                                      comprised of commercial off-the-        - U.S. Navy Aircraft carriers
                                      shelf-based systems integrating         - U.S. Navy NSSN, Trident and
                                      the latest information processing         other attack submarines
                                      and display technology for              - U.S. Navy E-2C Hawkeye
                                      combat, command and control, and          surveillance aircraft
                                      mission-essential applications.         - U.S. Navy LHA Amphibious
                                                                                assault ships
                                                                              - U.S. Navy/Marine Corps
                                                                                Cooperative Engagement
                                                                                Capability platforms
Rugged Computer Systems and           Commercial off-the-shelf-based          - U.S. Army
Peripherals                           computers, servers and other            - U.S. Navy
                                      peripheral equipment in                 - Range of international military
                                      battlefield-ready hardware that           ground mobile, airborne,
                                      meets reliability and durability          surface, subsurface platforms
                                      standards of harsh environments.        - Government intelligence
                                                                              agencies
                                                                              - CIA, FBI, NSA and State
                                                                                Department Tempest applications
Radar Products:
  AN/SPS-67(V)3                       Naval surveillance radar with           - U.S. Navy Aegis cruisers/
  Radar System                        automatic target detection,               destroyers
                                      digital moving target                   - Spanish Navy F-100 ships
                                      indications, track-while-scan           - Other international surface
                                      capability for surface and low          ships
                                      flying object detection.

  Antennas and                        Antennas and antenna positioning        - International Military FPS-117
  Positioning Systems                 platforms for shipboard and land-       air defense radar
                                      based radar and communications          - International Military Cobra
                                      systems.                                  Radar System
                                                                              - U.S. Navy EHF Satellite program
AN/SQR-17A Sonar Signal               State-of-the-art string array           - U.S. Navy MIUW shore
Processing System                     sonar sensors and multi-sensor            surveillance vans
                                      processing systems for mobile           - U.S. Navy Harbor and coastal
                                      in-shore warfare, amphibious              defense
                                      operations and harbor defense.          - U.S. Navy Amphibious operation
                                                                                surveillance

            PRODUCT                              DESCRIPTION                         PLATFORMS/CUSTOMERS
Technical Support Services            Naval support, including                - U.S. and international naval
                                      Integrated Logistics Support,           bases
                                      technical manuals, system repair        - Worldwide field support
                                      and installation, drawing
                                      packages, training, maintenance
                                      planning, configuration
                                      management, on-line and phone
                                      support, R&D capabilities.
Electronic Manufacturing,             Value-added electronic                  - General Dynamics' rugged
Integration and Testing               manufacturer for our products,            computer systems for U.S. Army
Services                              including computer workstations         - United Defense M2A3 Bradley
                                      and rugged computers, as well as          Fighting Vehicles for U.S. Army
                                      for others, including cable and         - U.S. Navy AN/UYQ-70 Display
                                      wire harness assembly, printed            Systems for Lockheed Martin
                                      circuit cards, full system              - Northrop Grumman E-8C Joint
                                      integration and test services.            STARS aircraft for U.S. Air
                                                                                Force

    ELECTRO-OPTICAL SYSTEMS GROUP. Our Electro-Optical Systems Group is a leader in second generation electro-optical infrared sighting, targeting and weapons guidance systems, assemblies and components which are used primarily in the aerospace and defense industries. Our Electro-Optical Systems Group designs, manufactures and markets products that allow operators to detect, identify and target objects based upon their infrared signatures regardless of the ambient light level. Our Electro-Optical Systems Group is one of only two key suppliers to the U.S. government for advanced focal plane array technology and produces other night vision, eye-safe and laser-based products for military and commercial applications. These systems are used on the most critical front-line ground vehicle and weapons systems platforms such as the M1A2 Abrams Main Battle Tank, the M2A3 Bradley Fighting Vehicle and the HMMWV scout vehicle. Our Electro-Optical Systems Group is leveraging its technology base by pursuing commercial opportunities as evidenced by our electro-optical modules used in corrective laser eye surgery.

    Our Electro-Optical Systems Group's major products and contracts include:

    - HORIZONTAL TECHNOLOGY INTEGRATION SECOND GENERATION FORWARD LOOKING INFRARED; THERMAL IMAGING SYSTEMS (HTI). HTI is the U.S. Army's program to provide common second-generation FLIR modules to its ground based combat platforms. Our Electro-Optical Systems Group is one of the two suppliers of these products to the U.S. Army. This technology extends targeting ranges beyond enemy weapon limits and meets the increasing need to see further on the battlefield.

    - IMPROVED BRADLEY ACQUISITION SYSTEM (IBAS). We have provided this system to the U.S. Army since 1997 under a production contract that does not expire until 2005. Using our second generation FLIR technology, the Improved Bradley Acquisition Subsystem integrates a complete fire control system for the Bradley Fighting Vehicle. IBAS uses modules from the HTI program coupled with new optics and electronics to provide thermal imaging capability to the Bradley fighting vehicles.

    - LONG RANGE ADVANCED SCOUT SURVEILLANCE SYSTEM (LRAS3). LRAS3 provides real-time detection, recognition, identification and pinpointing of distant target locations for the U.S. Army's scout vehicles. LRAS3 bridges the gap between currently fielded systems and the Future Scout and Cavalry System. In contrast to obsolete systems that forced scouts to come within direct-fire range of the detected threat, this system provides for long-range surveillance capabilities in the battlespace.

    - STANDARD ADVANCED DEWAR ASSEMBLY II DETECTOR (SADA II). Our Electro-Optical Systems Group has been chosen to provide the SADA II as the functional cooler dewar assembly for the U.S. Army's Horizontal Technology Integration program. This program further solidifies our position as a key supplier for the Army's thermal imaging equipment.

    - STANDARD ADVANCED DEWAR ASSEMBLY I DETECTOR (SADA I). Similar to the HTI, SADA I provides the common cooler dewar system for use in helicopters, including the AH-64 Apache and Comanche.

    - DAY/NIGHT VISION BINOCULARS. Since 1995, our Electro-Optical Systems Group has been under contract to develop and manufacture these units for the U.S. and international militaries, including U.S. border patrol and special forces. As of September 30, 2001 we had approximately 1,450 units in the field. We have become recognized as one of the leaders in night vision technology.

    - IMPROVED TOW ACQUISITION SYSTEM (ITAS). Our Electro-Optical Systems Group is currently the only U.S. qualified producer of two of the three critical assemblies in the TOW. The complex electro-optical system produced by our Electro-Optical Systems Group is an essential component of this premier ground antitank weapons system used by the U.S. Army and Marine Corps.

    - INFRARED FOCAL PLANE ARRAYS. Focal plane arrays are the basis of many of our Electro-Optical Systems Group's products. We have the unique ability to design and manufacture focal plane arrays directly for our products which provides us with both a cost and technological advantage over our competition.

    - LADARVISION-REGISTERED TRADEMARK-. Our Electro-Optical Systems Group is the exclusive manufacturer of electro-optical modules for the LADARVision-Registered Trademark-System manufactured by Alcon Laboratories, an international leader in laser vision correction systems. Only the LADARVision-Registered Trademark- System combines a laser radar eye tracker with narrow-beam shaping technology for the correction of near-sightedness and astigmatism. It is the only FDA-approved laser system to incorporate an eye tracker during surgery. This partnership is an example of our ability to find commercial applications for our technology.

    Our Electro-Optical Systems Group's products, their applications and platforms or end-users are summarized in the table below:

--------------------------------------------------------------------------------

            PRODUCT                              DESCRIPTION                         PLATFORMS/CUSTOMERS
Horizontal Technology                 Second Generation Forward Looking       - U.S. Army M1 Abrams Battle
Integration Second                    Infrared thermal imaging and              Tanks
Generation FLIR Thermal               sighting systems providing common       - U.S. Army M2 Bradley Fighting
Imaging Systems                       thermal imaging technology across         Vehicles
                                      ground vehicles using SADA II.          - U.S. Army M1025 and M1114 Long
                                                                                Range Scouts
Improved Bradley Acquisition          Second Generation targeting             - U.S. Army Bradley M2A3 TOW
System                                system with FLIR, TV, laser range         vehicle
                                      finder and tracker.
Long Range Advanced Scout             Long-range multi-sensor system          - U.S. Army HMMWV Scout
Surveillance System                   for the U.S. Army's scout
(LRAS3)                               vehicles, which provide real-time
                                      detection, recognition,
                                      identification and location of
                                      ground targets.
Standard Advanced Dewar               Detector Dewar cooler module for        - U.S. Army AH-64 Apache, Apache
Assembly I (SADA I)                   U.S. Army's Thermal Imaging               Longbow and RAH-66 Comanche
                                      equipment.                                helicopters
Standard Advanced Dewar               Detector Dewar cooler assembly          - U.S. Army HTI program for
Assembly II (SADA II)                 for U.S. Army's HTI program, used         ground combat vehicles (M1
                                      in Second Generation thermal              tanks and Bradley combat
                                      imaging equipment upgrades.               vehicles)
Day/Night Vision Binoculars           Binoculars that incorporate an          - U.S. Army ground troops and
                                      image intensifier tube, laser             special operations units
                                      range finder and digital compass.       - Border patrol forces
Improved Tow Acquisition System       Tracker, electronics unit and           - U.S. Army TOW missile system
(ITAS)                                eye- safe laser range finder.
Focal Plane Arrays (FPAs)             Infrared sensor components for          - Scanning and staring FPAs used
                                      sighting, targeting, weapons              in cooler assemblies of thermal
                                      systems.                                  imaging systems
                                                                              - FPAs used in heat seeking
                                                                              missile guidance systems and
                                                                                missile warning systems
LADARVision-Registered Trademark-     Upper optics modules of the             - Alcon Laboratories optical
                                      LADARVision-Registered Trademark-         products company
                                      System used in laser vision
                                      correction surgery.

    The Sensors and Electronic Systems business that we acquired from The Boeing Company is a leading provider of surveillance and targeting systems, infrared cooled sensor systems and infrared uncooled sensors and high-performance focal plane arrays. Having worked for over 30 years with the Department of Defense and NASA on numerous defense and scientific programs, the Sensors and Electronic Systems business is well positioned to gain entry to any new commercial, military or scientific sensor programs. In addition, the Sensors and Electronic Systems business provides customers with product support capabilities such as refurbished spares, modification work, and repair and overhaul capabilities.

    The major products of the Sensors and Electronic Systems business include:

    - SURVEILLANCE AND TARGETING SYSTEMS. The Sensors and Electronic Systems business has delivered over 500 surveillance and targeting systems for the U.S. Army, Navy and Air Force and international military helicopters, surface ships and patrol boats. It is a market leader in surveillance and targeting systems, such as high-resolution products, which include exceptionally stabilized surveillance and targeting systems mounted on airborne and naval platforms.

    - INFRARED COOLED SENSOR SYSTEMS. The Sensors and Electronic Systems business has provided infrared focal plane arrays for various platforms including the Defense Support Program satellites that were used during the Persian Gulf War. In addition to surveillance, early warning, identification and tracking, focal plane arrays are utilized in a variety of non-military space applications, such as remote sensing, earth observations and astronomy.

    - INFRARED UNCOOLED SENSORS. The Sensors and Electronic Systems has established a position in the uncooled focal plane array arena by employing advanced technology to create uncooled focal plane arrays that provide high resolution imaging with software that makes costly cryogenic cooling unnecessary. These sensors are used in commercial and military applications.

    The Sensors and Electronic Systems business' products, their applications and platforms or end-users are summarized in the table below:

--------------------------------------------------------------------------------

            PRODUCT                              DESCRIPTION                         PLATFORMS/CUSTOMERS
AN/SAY-1 Thermal Imaging Sensor       Second Generation Forward Looking       - U.S. Navy frigates and other
System                                Infrared surveillance and                 surface combatants
                                      targeting system for detecting          - U.S. Special Operations Command
                                      threats, including floating               and non-U.S. navies, special
                                      mines, swimmers, speedboats and           operations and patrol boats
                                      low flying aircraft.
Mast-Mounted Sight                    First Generation surveillance and       - U.S. Army OH-58D Kiowa Warrior
                                      targeting system for detecting,           helicopter fleet
                                      identifying and destroying enemy
                                      targets during reconnaissance
                                      missions.
NightHawk                             Second Generation Forward Looking       - Korean Light Helicopter
                                      Infrared surveillance and               - Mast-Mounted Sight Upgrade for
                                      targeting system for detecting,           replacement of MMS on Kiowa
                                      identifying and destroying enemy          Warrior helicopter
                                      targets during armed helicopter
                                      reconnaissance missions.
Virtual Imaging System for            Aircraft carrier surveillance and       - U.S. Navy aircraft carriers and
Approach and Landing                  tracking system for air traffic           amphibious ships
                                      control of aircraft takeoffs and
                                      landings.
Space-Based Sensors                   Focal plane arrays for strategic        - NASA platforms, such as the
                                      space applications.                       Hubble Space Telescope, weather
                                                                                satellites and surveillance
                                                                                satellites for remote sensing
                                                                                missions
Uncooled Focal Plane Arrays           Affordable infrared sensors for         - Various customers and various
                                      commercial and military                   applications, including
                                      applications involving the                research organizations, fire
                                      detection of heat, temperature            departments, candy producers,
                                      maintenance and short-range               automobile manufacturers,
                                      surveillance.                             short-range military
                                                                                surveillance and targeting
                                                                                missions
Staring Mid-Wave FLIRs                Major subsystem for surveillance        - U.S. Navy Aegis destroyers
                                      and targeting systems for                 (DDG-51 class) providing
                                      military airborne and surface             surveillance for MK-46 weapon
                                      ships.                                    system

    FLIGHT SAFETY AND COMMUNICATIONS GROUP. Our Flight Safety and Communications Group is a leader in deployable flight incident recorders and emergency locator beacon systems used by military and commercial search/rescue aircraft to locate downed aircraft. Deployable recorders eject automatically from an aircraft prior to impact so they can easily be located by search and rescue teams. These complete emergency avionics systems combine the functionality of a crash locator beacon with a flight incident recorder for search, recovery and crash analysis. Our Flight Safety and Communications Group also produces high-performance cockpit video and mission recording systems, integrated shipboard communications systems, ultra high-speed digital imaging systems and other advanced electronics primarily for defense and aerospace tactical, reconnaissance and training applications. Our Flight Safety and Communications Group uses advanced commercial technology in the design and manufacture of multi-sensor digital, analog and video data capture and recording products, as well as high-capacity data storage devices for harsh aerospace and defense environments. In addition, we provide electronics manufacturing services, often with value-added engineering content, to the defense and space industries.

    Our Flight Safety and Communications Group major products and services include:

    - DEPLOYABLE FLIGHT INCIDENT RECORDERS AND AIRCRAFT CRASH LOCATOR BEACONS. Designed to withstand the destruction associated with an aircraft crash, deployable flight incident recorders and crash locator beacons enable the rapid location of downed aircraft, timely rescue of survivors as well as provide for readily recoverable data recorders. These systems present a significant market opportunity as an increasing number of aircraft incorporate these advanced systems.

    - INTEGRATED SHIPBOARD COMMUNICATIONS SYSTEMS. This product forms the basis for providing the voice and data backbone for future shipboard communication systems. These systems are capable of handling shipboard interior communications and exterior communications with other aircraft, surface and undersea vessels and UHF/VHF and broadband communications via satellite with shore stations and cooperating units. These systems provide enabling technology for battlefield systems integration by providing data links to components and systems, modems, digital telephone and radar surveillance systems.

    - MULTIPLE PLATFORM BORESIGHTING EQUIPMENT (MPBE). The MPBE is the product of 20 years of experience with boresighting technology. With deployment on platforms such as the U.S. Army's AH-64 Apache and Apache Longbow helicopters, the Marine Corps' Cobra helicopters, the Air Force's AC-130 Spectre gunship and the F-16, the MPBE is evidence of our ability to leverage products and solutions across multiple high priority platforms.

    Our Flight Safety and Communications Group's products, their applications and platforms or end-users are summarized in the table below:

--------------------------------------------------------------------------------

            PRODUCT                              DESCRIPTION                         PLATFORMS/CUSTOMERS
EAS 3000 Emergency                    Deployable, crash-survivable            - U.K. Royal Air Force & U.K.
Avionics Systems                      systems for helicopters                   Navy EH-101 Merlin and variants
                                      incorporating flight data               - Canadian Cormorant search and
                                      recorder, cockpit voice recorder          rescue helicopters
                                      and emergency locator beacon.           - Italian MMI helicopter
                                                                              - Tokyo metropolitan police
                                                                                helicopters
ELB 3000 Emergency Locator            Variant of the EAS 3000 enabling        - U.S. Army Sikorsky S-92
Beacon                                rapid location of downed aircraft         helicopters
                                      and timely rescue of survivors.         - Various helicopters flown by
                                                                                commercial North Sea Heavy Lift
                                                                                operators
Deployable Flight Incident            Deployable systems for fixed-wing       - U.S. Navy and international F/
Recorders Systems                     aircraft incorporating flight             A-18 Hornet strike aircraft
                                      data recorder, cockpit voice            - German Air Force/Navy Tornado
                                      recorder and emergency locator          - U.S. Air Force RC-135
                                      beacon; variant used for cockpit          surveillance aircraft
                                      voice recording.                        - Canadian CP-140 Aurora patrol
                                                                                aircraft
Aircraft Crash Locator Beacons        Deployable systems for fixed-wing       - Wide variety of military
                                      aircraft incorporating radio            aircraft, including P-3, EA-3,
                                      transmitter and power source to           AWACS, C-130 and others
                                      alert search and rescue
                                      operators.
Airborne Video Recorders              Capture various sensor and video        - U.S. Air Force A-10 Thunderbolt
                                      input to provide airborne and
                                      ground imagery.
Airborne Mission Recorders            Digital recorders with                  - U.S. Navy P-3C Orion and S-3
                                      ground-based relay stations that          Viking patrol aircraft
                                      capture and record mission sensor       - Japanese Navy SH-60F Inner Zone
                                      data, including sonar, radar,             helicopters
                                      sonobuoy data.
Multiplexed Airborne Video            System for replay and                   - U.K. Ministry of Defence for
Analysis System                       reconstruction of mission data.         the Tornado aircraft
Airborne Separation Video             Digital Imaging System designed         - U.S. Navy F/A-18 Hornet
System                                to replace high-speed film              aircraft
                                      cameras in weapons release              - U.S. Air Force F-16
                                      testing.                                - Republic of Korea Air Force
Common Boresight System               DRS proprietary laser-based             - U.S. Army and U.S. Air Force
                                      triaxial measurement system with          aircraft
                                      aircraft-specific adapters.             - Various Boeing-produced
                                                                              aircraft
                                                                              - Various BAE-produced aircraft
                                                                              - NATO militaries

            PRODUCT                              DESCRIPTION                         PLATFORMS/CUSTOMERS
Integrated Shipboard                  Tactical and secure interior ship       - U.S. Navy George Washington
Communications Systems                communication systems.                    aircraft carrier
                                                                              - Canadian patrol frigates, Trump
                                                                                destroyers and AOR supply ships
                                                                              - Venezuelan Mariscal Sucre class
                                                                                ships
                                                                              - U.S. Navy Aegis class ships
Communications Data Links             Data terminal sets and data             - NATO and other allied
                                      modems for tactical network               militaries
                                      interconnections.
Coastal Border Surveillance           Surveillance systems and radar          - U.S. government foreign
Systems                               equipment for vehicle platforms         military funding programs
                                      comprising radar, thermal imaging         associated with Republic of
                                      and other sensor equipment.               China, Greece, Egypt, Israel
Sensor Signal Processing/             Sophisticated sensor signal             - Joint Dutch/Canadian SIRIUS
Electro-Optical Imaging               processing subsystems for naval           program
                                      infrared search-and-track and           - Canadian Department of National
                                      thermal observation devices.              Defence
                                                                              - Republic of Korea
Framing and Ballistic Range           Ultra high-speed cameras used           - Wide variety of military,
Cameras                               primarily for capturing images          industrial and university
                                      relating to electrical breakdown/         research laboratories
                                      discharge, ballistics, detonics
                                      and combustion.
Electronic Manufacturing and          Electronic manufacture of DRS           - Boeing spacecraft
Integration Services                  products and turn-key                   - Smiths Industries for F/A-18
                                      manufacturing services for other        and AV-8B aircraft
                                      manufacturers in the aerospace,         - Eastman Kodak spacecraft
                                      defense and space markets.              - General Motors Defense Light
                                                                                Armored Vehicle
                                                                              - Northrop Grumman
                                                                              - Lockheed Martin
                                                                              - Honeywell
                                                                              - L-3 Communications

    OTHER. "Other" includes the activities of our parent company, DRS Corporate Headquarters, DRS Ahead Technology and certain of our non-operating subsidiaries. DRS Ahead produces magnetic head components used in the manufacturing process of computer disk drives, which burnish and verify the quality of disk surfaces. DRS Ahead also services and manufactures video heads used in broadcast television equipment.

CUSTOMERS

    We sell a significant portion of our products to agencies of the U.S. government, primarily the Department of Defense, to non-U.S. government agencies or to prime contractors or their subcontractors. Approximately 78%, 80% and 81% of total consolidated revenues for fiscal 2001, 2000 and 1999, respectively, were derived directly or indirectly from defense contracts for end use by the U.S. government and its agencies.

BACKLOG

    The following table sets forth our backlog by major product group (including enhancements, modifications and related logistics support) at the dates indicated. "Backlog" refers to the aggregate revenues remaining to be earned at a specified date under contracts held by us, including, for U.S. government contracts, the extent of the funded amounts under such a contract, which have been appropriated by Congress and allotted to the contract by the procuring government agency. Our backlog does not include the full value of contract awards nor does it include the sales value of unexercised options that may be exercised in the future. Backlog also includes all firm orders for commercial products. Fluctuations in backlog generally relate to the timing and amount of defense contract awards.

                                      MARCH 31, 1999   MARCH 31, 2000   MARCH 31, 2001   SEPTEMBER 30, 2001
                                      --------------   --------------   --------------   ------------------
                                                                ($ IN THOUSANDS)
Government Products:
  U.S. Government...................     $293,400         $303,600         $363,800           $421,300
  International Government..........       48,400           56,200           55,400             86,100
                                         --------         --------         --------           --------
  Total Government Backlog..........      341,800           59,800          419,200            507,400
Commercial Products.................       20,900           28,300           37,300             61,800
                                         --------         --------         --------           --------
  Total Backlog.....................     $362,700         $388,100         $456,500           $569,200
                                         ========         ========         ========           ========

RESEARCH AND DEVELOPMENT

    We conduct research and development programs to maintain and advance our technology base. Our research and development efforts are funded by both internal sources and as part of customer-funded development contracts. We recorded revenues for customer-sponsored research and development of approximately $15.4 million, $32.9 million, $23.5 million and $15.4 million for the six months ended September 30, 2001, fiscal 2001, 2000 and 1999, respectively. Such customer-sponsored activities are primarily the result of contracts directly or indirectly with the U.S. government. We also invest in internal research and development. Expenditures for internal research and development amounted to approximately $4.6 million and $4.1 million for the six months ended September 30, 2001 and 2000, respectively. Such expenditures were approximately $8.0 million, $9.9 million and $5.2 million for fiscal 2001, 2000 and 1999, respectively.

CONTRACTS

    A significant portion of our revenue is derived from strategic, long-term programs and from programs for which we are the incumbent supplier or have been the sole or dual supplier for many years. A large percentage of our revenue is derived from programs that are in the production phase. These contracts provide us with a strong basis for projecting future business and the ability to control our cost structure.

    We have a diverse business mix with limited dependence on any single program. Only one program, the AN/UYQ-70, represented more than 10% of our revenue in the year ended March 31, 2001, on a pro forma basis to include our acquisition of the Sensors and Electronic Systems business. The AN/UYQ-70 program is diversified, with over 50 unique products manufactured under it which are used by a diverse group of 10 platforms, or customers, each of which has its own budget and requirements.

    Our contracts are normally for production, service or development. Production and service contracts are typically of the fixed-price variety with development contracts currently of the cost-type variety. For the fiscal year ended March 31, 2001, on a pro forma basis to include our acquisition of the Sensors and Electronic Systems business, 88% of our revenues came from fixed-price contracts and 12% from cost-type contracts. The consistent percentage and continued predominance of firm fixed-price contracts are reflective of the fact that production contracts comprise a significant portion of our U.S. government contract portfolio.

    Fixed-price contracts may provide for a firm fixed price or they may be fixed-price incentive contracts. Under the firm fixed-price contracts, we agree to perform for an agreed-upon price. Accordingly, we derive benefits from cost savings, but bear the risk of cost overruns. Under the fixed-price incentive contracts, if actual costs incurred in the performance of the contracts are less than estimated costs for the contracts, the savings are apportioned between the customer and us. If actual costs under such a contract exceed estimated costs, however, excess costs are apportioned between the customer and us, up to a ceiling. We bear all costs that exceed the ceiling, if any.

    Cost-type contracts typically provide for reimbursement of allowable costs incurred plus a fee (profit). Unlike fixed-price contracts in which we are committed to deliver without regard to cost, cost-type contracts normally obligate us to use our best efforts to accomplish the scope of work within a specified time and a stated contract dollar limitation. In addition, U.S. government procurement regulations mandate lower profits for cost-type contracts because of our reduced risk. Under cost-plus-incentive-fee contracts, the incentive may be based on cost or performance. When the incentive is based on cost, the contract specifies that we are reimbursed for allowable incurred costs plus a fee adjusted by a formula based on the ratio of total allowable costs to target cost. Target cost, target fee, minimum and maximum fee and adjustment formulae are agreed upon when the contract is negotiated. In the case of performance-based incentives, we are reimbursed for allowable incurred costs plus an incentive, contingent upon meeting or surpassing stated performance targets. The contract provides for increases in the fee to the extent that such targets are surpassed and for decreases to the extent that such targets are not met. In some instances, incentive contracts also may include a combination of both cost and performance incentives. Under cost-plus-fixed-fee contracts, we are reimbursed for costs and receive a fixed fee, which is negotiated and specified in the contract. Such fees have statutory limits.

    The percentages of revenues for the six months ended September 30, 2001, on an actual and pro forma basis to include our acquisition of the Sensors and Electronic Systems business, and percentages of revenues during fiscal years ended March 31, 1999, 2000 and 2001, and fiscal year ended March 31, 2001 on a pro forma basis, attributable to our contracts by contract type were as follows:

                                                                   PRO FORMA                            PRO FORMA
                                    FISCAL YEARS ENDED            FISCAL YEAR       SIX MONTHS         SIX MONTHS
                                        MARCH 31,                    ENDED             ENDED              ENDED
                              ------------------------------       MARCH 31,       SEPTEMBER 30,      SEPTEMBER 30,
                                1999       2000       2001           2001              2001               2001
                              --------   --------   --------      -----------      -------------      -------------
Firm-fixed-price............     84%        88%        94%            88%               85%                80%
Cost-type...................     16%        12%         6%            12%               15%                20%

    We negotiate for and generally receive progress payments from our customers of between 75-90% of allowable costs incurred on the previously described contracts. Included in our reported revenues are certain amounts which we have not billed to customers. These amounts, approximately $11.1 million, $9.5 million, $13.7 million and $12.8 million as of September 30, 2001 and March 31, 2001, 2000 and 1999, respectively, consist of costs and related profits, if any, in excess of progress payments for contracts on which revenues are recognized on a percentage-of-completion basis.

    Under accounting principles generally accepted in the United States, contract costs, including applicable general and administrative expenses, are charged to work-in-progress inventory and are written off to costs and expenses as revenues are recognized. The Federal Acquisition Regulations, incorporated by reference in U.S. government contracts, provide that internal research and development costs are allowable general and administrative expenses. To the extent that general and administrative expenses are included in inventory, research and development costs also are included. Unallowable costs, pursuant to the Federal Acquisition Regulations, are excluded from costs accumulated on U.S. government contracts. Work-in-process inventory included general and administrative costs (which include internal research and development costs) of $17.5 million, $14.5 million, $12.7 million and $13.6 million at September 30, 2001 and March 31, 2001, 2000 and 1999, respectively.

    Our defense contracts and subcontracts are subject to audit, various profit and cost controls, and standard provisions for termination at the convenience of the customer. Multi-year U.S. government contracts and related orders are subject to cancellation if funds for the contract for any subsequent year become unavailable. In addition, if certain technical or other program requirements are not met in the developmental phases of the contract, then the follow-on production phase may not be realized. Upon termination other than for a contractor's default, the contractor normally is entitled to reimbursement for allowable costs, but not necessarily all costs, and to an allowance for the proportionate share of fees or earnings for the work completed.

    Upon the termination of a contract with the U.S. government, a defense contractor is entitled to reimbursement for allowable costs and an allowance for the proportionate share of fees or earnings for the work completed if the contract was not terminated due to the contractor's default. International defense contracts generally also contain comparable provisions relating to termination at the convenience of the international government.

COMPETITION

    Our products are sold in markets containing competitors which are substantially larger than we are, devote substantially greater resources to research and development and generally have greater financial resources. Certain competitors are also our customers and suppliers. The extent of competition for any single project generally varies according to the complexity of the product and the dollar volume of the anticipated award. We believe that we compete on the basis of:

    - the performance and flexibility of our products;

    - reputation for prompt and responsive contract performance;

    - accumulated technical knowledge and expertise; and

    - breadth of our product line.

    Our future success will depend in large part upon our ability to improve existing product lines and to develop new products and technologies in the same or related fields.

    In the military sector, we compete with large and mid-tier defense contractors on the basis of product performance, cost, overall value, delivery and reputation. As the size of the overall defense industry has decreased in recent years, the number of consolidations and mergers of defense suppliers has increased. We expect this consolidation trend to continue. As the industry consolidates, the large defense contractors are narrowing their supplier base and awarding increasing portions of projects to strategic mid- and lower-tier suppliers, and, in the process, are becoming oriented more toward systems integration and assembly. We believe that we have benefited from this trend, as evidenced by the formation of strategic alliances with several large suppliers.

PATENTS AND LICENSES

    We have patents on certain of our commercial and data recording products, semi-conductor devices, rugged computer related items, and electro-optical and focal plane array products. We and our subsidiaries have certain registered trademarks, none of which are considered significant to our current operations. We believe our patent position and intellectual property portfolio, in the aggregate, is valuable to our operations. We do not believe that the conduct of our business as a whole is materially dependent on any single patent, trademark or copyright.

MANUFACTURING AND SUPPLIES

    Our manufacturing processes for most of our products, include the assembly of purchased components and testing of products at various stages in the assembly process. Purchased components include integrated circuits, circuit boards, sheet metal fabricated into cabinets, resistors, capacitors, semiconductors, silicon wafers and other conductive materials, insulated wire and cables. In addition, many of our products use machine castings and housings, motors and recording and reproducing heads. Many of the purchased components are fabricated to our designs and specifications. The manufacturing process for certain of our optic products includes the grinding, polishing and coating of various optical materials and the machining of metal components.

    Although materials and purchased components generally are available from a number of different suppliers, several suppliers are our sole source of certain components. If a supplier should cease to deliver such components, other sources probably would be available; however, added cost and manufacturing delays might result. We have not experienced significant production delays attributable to supply shortages, but occasionally experience quality and other related problems with respect to certain components, such as semiconductors and connectors. In addition, with respect to our optical products, certain materials, such as germanium, zinc sulfide and cobalt, may not always be readily available.

INTERNATIONAL OPERATIONS AND EXPORT SALES

    We currently sell several of our products and services internationally, such as sales to Canada, Israel, the Republic of China, Spain, Australia, and other countries in Europe and Southeast Asia. International sales are subject to export licenses granted on a case-by-case basis by the United States Department of State. Our international contracts generally are payable in United States dollars. Export sales accounted for 10% or less of total revenues in the fiscal years ended March 31, 2001 and 2000.

    We operate outside the United States through our Flight Safety and Communications Group in Canada and the United Kingdom and through our Electronic Systems Group primarily in the United Kingdom.

    The addition of international businesses involves additional risks for us, such as exposure to currency fluctuations, future investment obligations and changes in international economic and political environments. In addition, international transactions frequently involve increased financial and legal risks arising from stringent contractual terms and conditions and widely different legal systems, customs and practices in foreign countries.

PROPERTIES

    We lease the following properties:

                                                                        APPROXIMATE
                                                                          SQUARE         LEASE
LOCATION                               ACTIVITIES           DIVISION      FOOTAGE     EXPIRATION
----------------------------  ----------------------------  ---------   -----------   -----------
Parsippany, New Jersey......  Corporate                     Corporate      18,900     Fiscal 2011
                              Headquarters
Arlington, Virginia.........  Administrative                Corporate       4,300     Fiscal 2007
Gaithersburg, Maryland......  Administrative,               ESG            42,500     Fiscal 2006
                              Engineering and
                              Manufacturing
Johnstown, Pennsylvania.....  Administrative and            ESG           130,000     Fiscal 2011
                              Manufacturing
San Diego, California.......  Engineering                   ESG             7,200     Fiscal 2005
                              Support Services
Chesapeake, Virginia........  Field Service and             ESG            22,000     Fiscal 2005
                              Engineering
                              Support
Columbia, Maryland..........  Administrative,               ESG            25,000     Fiscal 2002
                              Engineering and
                              Manufacturing
Farnham, Surrey,
United Kingdom..............  Administrative,               ESG            26,000     Fiscal 2015
                              Engineering and
                              Manufacturing
Chippenham, Wiltshire,
United Kingdom..............  Administrative,               ESG             1,400     Fiscal 2007
                              Engineering and
                              Manufacturing
Gaithersburg, Maryland......  Administrative,               ESG            10,700     Fiscal 2008
                              Engineering and
                              Product Development
Palm Bay, Florida...........  Administrative,               EOSG           85,200     Fiscal 2011
                              Engineering and
                              Manufacturing
Melbourne, Florida..........  Administrative,               EOSG           93,500     Fiscal 2011
                              Engineering and
                              Manufacturing
Dallas, Texas...............  Administrative,               EOSG          117,000     Fiscal 2008
                              Engineering and
                              Manufacturing
Torrance, California........  Administrative,               EOSG           33,800     Fiscal 2009
                              Engineering and
                              Manufacturing
Anaheim, California.........  Administrative,               EOSG           61,200     Fiscal 2003
                              Manufacturing and
                              Engineering
Anaheim, California.........  Administrative,               EOSG          106,500     Fiscal 2003
                              Manufacturing and
                              Engineering

                                                                        APPROXIMATE
                                                                          SQUARE         LEASE
LOCATION                               ACTIVITIES           DIVISION      FOOTAGE     EXPIRATION
----------------------------  ----------------------------  ---------   -----------   -----------
Nepean, Ontario,
Canada......................  Administrative and            FSCG           21,200     Fiscal 2004
                              Engineering
Kanata, Ontario,
Canada......................  Administrative and            FSCG           62,000     Fiscal 2012
                              Engineering
Santa Clara, California.....  Administrative,               FSCG           33,200     Fiscal 2006
                              Engineering and
                              Manufacturing
Wyndmoor, Pennsylvania......  Administrative and            FSCG           92,200     Fiscal 2002
                              Manufacturing
Oakland, New Jersey.........  Administrative,               FSCG           61,000     Fiscal 2003
                              Engineering and
                              Manufacturing
San Jose, California........  Administrative,               Other          32,000     Fiscal 2006
                              Product Development
                              and Manufacturing

    We own the following properties:

                                                                           APPROXIMATE
                                                                             SQUARE
LOCATION                        ACTIVITIES                      DIVISION     FOOTAGE
------------------------------  ------------------------------  --------   -----------
Carleton Place, Ontario,
Canada........................  Administrative and              FSCG         128,500
                                Manufacturing
Tring, Hertfordshire,
United Kingdom................  Administrative,                 FSCG           7,500
                                Engineering and
                                Manufacturing
Largo, Florida................  Administrative and              ESG          120,000
                                Manufacturing

    Substantially all of our assets, including those properties identified above, are pledged as collateral on our borrowings.

    We believe that all our facilities are in good condition, adequate for our intended use and sufficient for our immediate needs. It is not certain whether we will negotiate new leases as existing leases expire. Such determinations will be made as existing leases approach expiration and will be based on an assessment of our requirements at that time. Further, we believe that we can obtain additional space, if necessary, based on prior experience and current real estate market conditions.

ENVIRONMENTAL PROTECTION

    We believe that our manufacturing operations and properties are, in all material respects, in compliance with existing federal, state and local provisions enacted or adopted to regulate the discharge of materials into the environment or otherwise protect the environment. Such compliance has been achieved without material effect on our earnings or competitive position.

LEGAL PROCEEDINGS

    We are a party to various legal actions and claims arising in the ordinary course of our business. In our opinion, we have adequate legal defenses for each of the actions and claims, and we believe that their ultimate disposition will not have a material adverse effect on our consolidated financial position or results of operations.

    In April and May 1998, subpoenas were issued to us by the United States Attorney for the Eastern District of New York seeking documents related to a governmental investigation of certain equipment manufactured by DRS
Photronics, Inc. (Photronics). These subpoenas were issued in connection with United States v. Tress, a case involving a product substitution allegation against an employee of Photronics. On June 26, 1998, the complaint against the employee was dismissed without prejudice. Although additional subpoenas were issued to us on August 12, 1999 and May 10, 2000, to date, no claim has been made against us or Photronics. During the government's investigation, until October 29, 1999, Photronics was unable to ship certain equipment related to the case, resulting in delays in our recognition of revenues. On October 29, 1999, Photronics received authorization to ship its first boresight system since the start of the investigation.

    We are currently involved in a dispute in arbitration with Spar Aerospace Limited (Spar) with respect to the working capital adjustment, if any, provided for in the purchase agreement between us and Spar dated as of September 19, 1997, pursuant to which we acquired, through certain of our subsidiaries, certain assets of Spar. We are also involved in a dispute with Raytheon Company with respect to the working capital adjustment (not to exceed $7.0 million), if any, provided for in the purchase agreement between DRS and Raytheon dated as of July 28, 1998, pursuant to which we acquired, through certain subsidiaries, certain assets of Raytheon. Management does not believe that the resolution of these claims will result in a material adverse effect on our earnings or financial condition.

    On October 3, 2001, a lawsuit was filed in the United States District Court of the Eastern District of New York by Miltope Corporation, a corporation of the State of Alabama, and IV Phoenix Group, Inc., a corporation of the State of New York, against DRS Technologies, Inc., DRS Electronic Systems, Inc., and a number of individual defendants, several of whom are employed by DRS Electronic Systems. The plaintiffs allege claims against us of infringement of a number of patents, breach of a confidentiality agreement, misappropriation of trade secrets, unjust enrichment and unfair competition. The claims relate generally to the activities of certain former employees of IV Phoenix Group and the hiring of some of those employees by us. The plaintiffs seek damages of not less than $5 million for each of the claims. The plaintiffs also allege claims for tortious interference with business relationships, tortious interference with contracts and conspiracy to breech fiduciary duty. The plaintiffs seek damages of not less than $47.1 million for each claim. In addition, plaintiffs seek punitive and treble damages, injunctive relief and attorneys' fees. In our answer, we have denied the plaintiffs' allegations and we intend to vigorously defend this action. Although this action is in its early stages, management believes it has meritorious defenses.

EMPLOYEES

    As of September 30, 2001, we had 2,386 employees, 1,892 of whom are located in the United States. There is a continuing demand for qualified technical personnel, and we believe that our future growth and success will depend upon our ability to attract, train and retain such personnel. None of our employees is represented by a labor union with the exception of approximately 70 manufacturing employees at our Anaheim facility who are represented by the United Autoworkers, Local 887. The employees were formerly employed by The Boeing Company at the Anaheim facility and represented by the union. After we hired the employees effective September 28, 2001, the union requested recognition to bargain on their behalf. We are in negotiations with the union for a first contract and we have not experienced any work stoppages nor do we expect to experience any.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table lists our current executive officers and directors:

NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
Mark S. Newman............................     52      Chairman of the Board, President and Chief
                                                       Executive Officer

Paul G. Casner, Jr........................     63      Executive Vice President, Chief Operating
                                                       Officer

Nina Laserson Dunn........................     55      Executive Vice President, General Counsel
                                                       and Secretary

Richard A. Schneider......................     48      Executive Vice President, Chief Financial
                                                       Officer and Treasurer

Robert F. Mehmel..........................     39      Executive Vice President, Business
                                                       Operations and Strategy

Ira Albom.................................     72      Director

Dr. Donald C. Fraser......................     60      Director

William F. Heitmann.......................     52      Director

Steven S. Honigman........................     53      Director

C. Shelton James..........................     62      Director

Mark N. Kaplan............................     71      Director

Rear Admiral Stuart F. Platt..............     68      Director

General Dennis J. Reimer..................     62      Director

Eric J. Rosen.............................     40      Director

    MARK S. NEWMAN joined us in 1973 and became a director in 1988. He was named Vice President, Finance, Chief Financial Officer and Treasurer in 1980 and Executive Vice President in 1987. In May 1994, Mr. Newman became our President and Chief Executive Officer and in August 1995 became Chairman of the Board.
Mr. Newman is a director of Congoleum Corporation and the American Electronics Association. He also serves as a director of the New Jersey Technology Council.

    PAUL G. CASNER, JR. joined us in 1993 as President of Technology Applications and Service Company, now DRS Electronic Systems, Inc. In 1994, he became one of our Vice Presidents and President of the DRS Electronic Systems Group. In 1998, he became Executive Vice President, Operations, and in May 2000 he became our Executive Vice President, Chief Operating Officer. Mr. Casner has over 30 years of experience in the defense electronics industry and has held positions in engineering, marketing and general management.

    NINA LASERSON DUNN joined us as Executive Vice President, General Counsel and Secretary in July 1997. Prior to joining us, Ms. Dunn was a Director in the corporate law department of Hannoch Weisman, a Professional Corporation, where she served as our outside legal counsel. Ms. Dunn is admitted to practice law in New York and New Jersey and is a member of the American, New York State and New Jersey State Bar Associations.

    RICHARD A. SCHNEIDER joined us in 1999 as Executive Vice President, Chief Financial Officer and Treasurer. He held similar positions at NAI
Technologies, Inc. (NAI) and was a member of its board of directors prior to its acquisition by us in February 1999. Mr. Schneider has over 20 years of experience in corporate financial management, including ten years with NAI.

    ROBERT F. MEHMEL joined us as Executive Vice President, Business Operations and Strategy, in January 2001. Before joining us, he was Director, Corporate Development, at Jabil Circuit, Inc. Prior to that, he was Vice President, Planning, at L-3 Communications Corporation from its inception in April 1997 until June 2000. Earlier, Mr. Mehmel held various positions in divisional and corporate financial management with Lockheed Martin Corporation, Loral Corporation and Lear Siegler, Inc.

    IRA ALBOM became a director in February 1997. Mr. Albom has been employed since 1977 by Teleflex, Inc., a defense and aerospace company, and has been Senior Vice President at Teleflex since 1987. Mr. Albom has over forty years of operations and management experience in the defense and aerospace industry. Since 1987, he has been actively involved in leading diligence teams and negotiating terms of mergers and acquisitions, as well as negotiating major contracts for Teleflex's Defense/ Aerospace Group. Mr. Albom also serves as a director of Klune Industries, Inc.

    DR. DONALD C. FRASER became a director in 1993. He currently serves as Director of the Boston University Photonics Center and as Professor of Engineering and Physics at that university. From 1991 to 1993, Dr. Fraser was the Principal Deputy Under Secretary of Defense, Acquisition, with primary responsibility for managing the Department of Defense acquisition process, including setting policy and executing programs. He also served as Deputy Director of Operational Test and Evaluation for Command, Control, Communication and Intelligence from 1990 to 1991, a position which included top level management and oversight of the operational test and evaluation of all major Department of Defense communication, command and control, intelligence, electronic warfare, space and information management system programs. From 1981 to 1988, Dr. Fraser was employed as Vice President, Technical Operations at Charles Stark Draper Laboratory and, from 1988 to 1990, as its Executive Vice President.

    WILLIAM F. HEITMANN became a director in February 1997. Mr. Heitmann has been employed by Verizon Communications, Inc. since its formation in June 2000 through the merger of Bell Atlantic Corp. and GTE Corp. He was employed by Bell Atlantic Corp. and its predecessors since 1971, serving as a Vice President from 1996 and as Treasurer from June 1999. Previously, he was President and Chief Investment Officer of NYNEX Asset Management Company and President of NYNEX Credit Company. Mr. Heitmann serves as Chairman of Verizon Capital Corp. and Exchange Indemnity Corp. He is a member of the Real Estate Advisory Board of the New York Common Fund and The Financial Executives Institute and a Director of its New York City chapter.

    STEVEN S. HONIGMAN became a director in 1998. Mr. Honigman has been a partner of the law firm of Thelen Reid & Priest LLP since August 1998. Previously, he served as General Counsel to the Department of the Navy for five years. As chief legal officer of the Department of the Navy and the principal legal advisor to the Secretary of the Navy, Mr. Honigman was recognized as a leader in acquisition reform, procurement related litigation and the accomplishment of national security objectives in the context of environmental compliance. He also exercised Secretariat oversight of the Naval Criminal Investigative Service and served as the Department's Designated Agency Ethics Officer and Contractor Suspension and Debarment Official. For his service,
Mr. Honigman received the Department of the Navy Distinguished Public Service Award. Prior to that, he was a partner of the law firm of Miller, Singer, Raives & Brandes. Mr. Honigman is a director of The Wornick Company, a producer of combat rations for the Department of Defense.

    C. SHELTON JAMES became a director in February 1999. Mr. James is currently President of C.S. James and Associates, business advisors, and has served in that position since May 2000. Until

June 1999, he served as President of Fundamental Management Corporation, an investment management company. Mr. James was Chairman of the Board of Elcotel, Inc., a public communications company, until February 2000. He serves as a director of Concurrent Computer Systems, Inc., SK Technologies, CSPI, Inc. and Technisource, Inc.

    MARK N. KAPLAN became a director in 1986. Mr. Kaplan was a member of the law firm of Skadden, Arps, Slate, Meagher & Flom LLP from 1979 to 1998 and is now of counsel to the firm. Mr. Kaplan also serves as a director of American
Biltrite Inc., Autobytel Inc., Grey Advertising Inc., REFAC Technology Inc., Congoleum Corporation and Volt Information Sciences, Inc.

    REAR ADMIRAL STUART F. PLATT became a director in 1991. From May 1994 until 1999, he served as a Vice President and also as the President of our Data Systems Group. Admiral Platt also served as President of our wholly owned subsidiary, DRS Precision Echo, Inc. from July 1992 to August 1998. He currently is Chairman of The Wornick Company, a producer of combat rations for the Department of Defense, Chairman of Discover RV, an Arizona based dealer network company and Chairman of CDCOM, a Washington State based data storage company. Admiral Platt held various high level positions as a military officer in the Department of the Navy, retiring as Competition Advocate General of the Navy in 1987. He also serves as Chairman of The Historic Battleship Society and Chairman of Hydro Wing Hawaii.

    GENERAL DENNIS J. REIMER became a director in 2000. Since April 2000, he has served as Director of the National Memorial Institute for the Prevention of Terrorism, located in Oklahoma City, OK. General Reimer served as the 33rd Chief of Staff, U.S. Army, from June 20, 1995 until June 21, 1999. Prior to that, he was Commanding General of United States Army Forces Command, Fort McPherson, Georgia. From August 1, 1999 until March 31, 2000, General Reimer served as Distinguished Fellow of the Association of the U.S. Army. He is a member of the Editorial Board of the Armed Forces Journal and the Advisory Committee for Media and Security of the Fund for Peace Project. General Reimer also serves as a director of Microvision, Inc., Mutual of America and Plato Learning, Inc.

    ERIC J. ROSEN became a director in August 1998. He is a Managing Director of Onex Investment Corp. and has been with Onex Investment Corp. since 1989. Previously, he worked at Kidder, Peabody & Co. in both the Mergers and Acquisitions and Merchant Banking Groups. Mr. Rosen also serves as a director of Dura Automotive Systems. Mr. Rosen and Mark S. Newman, our Chairman of the Board, President and Chief Executive Officer, are first cousins.

THE BOARD OF DIRECTORS AND COMMITTEES

    Our board of directors has appointed from its members an audit committee, an executive compensation committee and an ethics committee with the following areas of responsibility:

    AUDIT COMMITTEE. The audit committee oversees and reports to the board concerning our general policies and practices with respect to accounting, financial reporting and internal controls as well as such policies and practices of our subsidiaries. It also recommends appointment of our independent auditors and maintains a direct exchange of information between the board and the independent auditors. The audit committee operates under a written charter adopted by the board of directors. The members of the audit committee are Messrs. Fraser, Heitmann, James and Rosen.

    EXECUTIVE COMPENSATION COMMITTEE. The executive compensation committee establishes policies and programs that govern the compensation of the Chief Executive Officer and our other executive officers and administers our 1991 Stock Option Plan and the 1996 Omnibus Plan. The members of the executive compensation committee are Admiral Platt and Messrs. Albom, Honigman and Kaplan.

    ETHICS COMMITTEE. The ethics committee provides oversight with respect to issues involving compliance with law and our ethics program. During fiscal 2001 the ethics committee was comprised of Messrs. Newman and Honigman, Ms. Dunn and General Reimer.

COMPENSATION OF DIRECTORS

    Directors who are our employees or employees of our subsidiaries do not receive directors' fees. During fiscal year 2001, each director who was not an employee of us or one of our subsidiaries received a retainer of $25,000 for his services, plus a fee of $2,500 for each meeting of the board attended. Such directors who also served on committees of the board received an additional $1,250 for services rendered in connection with committee meetings attended which were not held on the same day as meetings of the full board.

    On February 7, 1996, the then-existing Stock Option Committee of the board adopted, and the board ratified, resolutions which instituted an arrangement under our 1991 Stock Option Plan by which each director who was not or has never been our employee or an employee of one of our subsidiaries, a non-employee director, as of such date would be (a) immediately granted a non-qualified stock option to purchase 5,000 shares of our common stock and (b) on the date of each annual meeting, commencing with the annual meeting following the annual meeting at which these resolutions were approved, granted a non-qualified stock option to purchase 2,500 shares of our common stock. Our stockholders approved these resolutions on August 7, 1996. Under our 1996 Omnibus Plan, the non-employee directors described above are eligible to receive grants of options to purchase 2,500 shares of our common stock on the dates described above. However, provisions in each of the resolutions and the 1996 Omnibus Plan state that a non-employee director may not be granted options to purchase more than 2,500 shares of our common stock under the 1996 Omnibus Plan or any other stock option plan of ours during any tax year of ours, thus avoiding any potential for overlap.

EXECUTIVE COMPENSATION

    The following table sets forth information concerning the annual and long-term compensation for services in all capacities to us for the fiscal years ended March 31, 2001, 2000 and 1999, of those persons who were, at March 31, 2001, (1) our chief executive officer and (2) our four most highly compensated executive officers other than the chief executive officer, together the named officers.

                           SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION(A)                LONG-TERM COMPENSATION
                                        ----------------------------------   ------------------------------------
                                                                                                      ALL OTHER
                                                                             SECURITIES UNDERLYING   COMPENSATION
NAME AND PRINCIPAL POSITION             FISCAL YEAR   SALARY($)   BONUS($)     STOCK OPTIONS(#)      ($)(B)(C)(D)
---------------------------             -----------   ---------   --------   ---------------------   ------------
Mark S. Newman........................     2001       $555,000    $505,000           90,000(e)          $32,345
    Chairman of the Board,                 2000        475,000     415,000           90,000(e)           30,816
    President & Chief                      1999        450,000     285,600(h)        450,000(f)          34,667
    Executive Officer

Paul G. Casner, Jr....................     2001       $350,000    $248,000           40,000(e)          $20,824
    Executive Vice President,              2000        300,000     175,000           30,000(e)           16,979
    Chief Operating Officer                1999        250,000     125,000(h)         30,000(g)          18,634

Nina Laserson Dunn....................     2001       $280,000    $169,600           30,000(e)          $17,187
    Executive Vice President,              2000        260,000     154,200           30,000(e)           16,266
    General Counsel & Secretary            1999        250,000      85,000(h)         30,000(g)          16,069

Richard A. Schneider(i)...............     2001       $233,000    $169,600           30,000(e)          $14,069
    Executive Vice President,              2000        220,000     154,200           30,000(e)            7,696
    Chief Financial Officer                1999         29,615      50,000           18,750(j)              846

Robert F. Mehmel(k) ..................     2001       $ 55,385    $ 14,423           50,000(l)          $    --
    Executive Vice President,
    Business Operations & Strategy

------------------------

(a) The dollar value of perquisites and other personal benefits provided for the benefit of the named officers during the fiscal years ended March 31, 2001, 2000 and 1999, respectively, did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for the named officers in those periods. There were no other amounts of compensation required to be reported as "Other Annual Compensation" by Item 402 of Regulation S-K of the Securities and Exchange Commission earned by the named officers.

(b) Includes the amounts of employer contributions to our Retirement/Savings Plan (see "Retirement/ Savings Plan") in the fiscal years ended March 31, 2001, 2000 and 1999, respectively, in the accounts of the named officers, as follows: Mr. Newman, $4,872, $4,250 and $4,250; Mr. Casner, $4,872, $4,250
    and $4,250; Ms. Dunn, $4,872, $4,250 and $4,250; and Mr. Schneider, $4,872,
    $4,250 and $846.

(c) Includes the fixed annual amounts, computed on a fiscal year basis, provided by us for the benefit of the named officers, to reimburse such officers for the amounts of medical and hospital expenses actually incurred by them which are not covered or paid to them under our group medical and hospitalization plans during the fiscal years ended March 31, 2001, 2000 and 1999, respectively, as follows: Mr. Newman, $10,000, $10,000 and $10,000;
    Mr. Casner, $7,500, $5,625 and $5,625; Ms. Dunn, $7,500, $7,500 and $7,500;
    and Mr. Schneider, $7,500, $1,877 and $0.

(d) We pay the cost of policies of life insurance and long-term disability insurance, in excess of the amounts furnished under the group coverage provided to all employees, for the benefit of the named officers. In addition, we pay premiums on policies maintained in connection with its Supplemental Executive Retirement Plan (see "Supplemental Executive Retirement Plan" below). Under certain of the life insurance policies, we are a beneficiary to the extent of the premiums paid. The total amounts of the premiums paid by us or the economic benefit to the named officers for such insurance policies during the fiscal years ended March 31, 2001, 2000 and 1999, respectively, were as follows: Mr. Newman, $17,474, $16,566 and $20,417; Mr. Casner, $8,452, $7,104 and $8,759; Ms. Dunn, $4,815, $4,516 and $4,319;
    and Mr. Schneider, $1,697, $1,569 and $0.

(e) Represents non-qualified stock options to purchase shares of common stock under our 1996 Omnibus Plan. Those options, with grant dates of November 14, 2000 and November 10, 1999, respectively, become exercisable on the first four anniversaries of the dates of grant at 25% per year.

(f) Represents non-qualified stock options to purchase 90,000 and 110,000 shares of common stock issued to Mr. Newman under our 1996 Omnibus Plan. Those options, with a grant date of February 11, 1999, become exercisable on the first four anniversaries of the date of grant at 25% per year. Also represents options to purchase 70,000 and 180,000 shares of common stock issued to Mr. Newman by the Board of Directors. Those options, with a grant date of October 26, 1998, become exercisable on the first four anniversaries of the date of grant at 25% per year.

(g) Represents non-qualified stock options to purchase shares of common stock under our 1996 Omnibus Plan. Those options, with a grant date of October 26, 1998, become exercisable on the first four anniversaries of the date of grant at 25% per year.

(h) A portion of the fiscal year 1999 cash bonus awards include amounts originally intended to be paid out in shares of our restricted stock as follows: Mr. Newman, $37,120; Mr. Casner, $21,940; and Ms. Dunn, $15,720. Participants vest, in equal amounts, over three years and are paid their respective amounts as they become vested. In the event a named officer leaves our employ before the end of the vesting period, all rights to remaining unvested cash awards may be forfeited.

(i) Mr. Schneider's employment with us commenced on February 19, 1999.

(j) Represents non-qualified stock options to purchase shares of common stock under our 1996 Omnibus Plan. Such options, granted on March 3, 1999, were exercisable as to 20% upon the date of grant and become exercisable cumulatively at 20% per year on each of the first four anniversaries of the date of grant.

(k) Mr. Mehmel's employment with us commenced on January 8, 2001. For the fiscal year ended March 31, 2001, Mr. Mehmel's salary, on an annualized basis, would have been $240,000, plus bonus.

(l) Represents non-qualified stock options to purchase shares of common stock under our 1996 Omnibus Plan. Such options, granted on January 8, 2001, became exercisable on the first four anniversaries of the date of grant at 25% per year.

STOCK OPTIONS

    The following table contains information concerning the grant of stock options to the named officers during our last fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                           POTENTIAL REALIZABLE
                                                                                          VALUE AT ASSUMED ANNUAL
                                NUMBER OF      % OF TOTAL                            RATES OF STOCK PRICE APPRECIATION
                                SECURITIES      OPTIONS                                     FOR OPTION TERM ($)
                                UNDERLYING     GRANTED TO    EXERCISE                ---------------------------------
                                 OPTIONS      EMPLOYEES IN    PRICE     EXPIRATION
NAME                            GRANTED(#)    FISCAL 2001     ($/SH)       DATE           5%(A)            10%(A)
-----------------------------  ------------   ------------   --------   ----------   ---------------   ---------------
Mark S. Newman...............     90,000(b)      17.73%       $13.50     11/13/10      $1,092,492        $2,459,296
Paul G. Casner, Jr...........     40,000(b)       7.88%        13.50     11/13/10         485,552         1,093,020
Nina Laserson Dunn...........     30,000(b)       5.91%        13.50     11/13/10         364,164           819,765
Richard A. Schneider.........     30,000(b)       5.91%        13.50     11/13/10         364,164           819,765
Robert F. Mehmel.............     50,000(c)       9.85%        13.50      1/07/11         606,940         1,366,275

--------------------------

(a) The amounts shown under these columns are the result of calculations at the 5% and 10% rates required by the Securities and Exchange Commission and are not intended to forecast future appreciation of our stock price.

(b) The options granted were for shares of our common stock under our 1996 Omnibus Plan at an exercise price equal to the fair market value of our common stock on the date of grant. The options become exercisable on the first four anniversaries of the date of grant at 25% per year. The grant date of the options is November 14, 2000.

(c) The options granted were for shares of our common stock under our 1996 Omnibus Plan at an exercise price equal to the fair market value of our common stock on the date of grant. The options become exercisable on the first four anniversaries of the date of grant at 25% per year. The grant date of the options is January 8, 2001.

OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

    Shown below is information with respect to the aggregate stock options exercised by the named officers during fiscal 2001 as well as the unexercised options to purchase our common stock granted through March 31, 2001 under our 1991 Stock Option Plan and our 1996 Omnibus Plan to the named officers and held by them at that date.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                    NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                                           OPTIONS                IN-THE-MONEY OPTIONS
                                    SHARES                            AT MARCH 31, 2001         AT MARCH 31, 2001 ($)(A)
                                   ACQUIRED          VALUE       ---------------------------   ---------------------------
NAME                            ON EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                            ---------------   ------------   -----------   -------------   -----------   -------------
Mark S. Newman................           --               --       317,500        382,500      $1,981,669     $2,180,081
Paul G. Casner, Jr............           --               --        42,500         77,500         292,856        404,694
Nina Laserson Dunn............       10,000         $ 93,400        52,500         72,500         494,471        439,704
Richard A. Schneider..........       11,000         $ 78,104        39,000         60,000         269,829        312,994
Robert F. Mehmel..............           --               --            --         50,000              --        112,000

--------------------------

(a) Based on the difference between the exercise price of each grant and the closing price on the American Stock Exchange-Composite Transactions of our common stock on March 31, 2001, which was $15.74.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

    MARK S. NEWMAN. In November 1996, we entered into an employment agreement with Mr. Newman, our Chairman, President and Chief Executive Officer, which provides for an initial term of three years (which automatically renews each year for subsequent two-year periods, unless either party gives notice of its intent to terminate at least 90 days prior to the expiration of the term), and a base salary at annual rate of not less than $320,000 and appropriate executive level benefits, which base salary amount is subject to automatic increase on an annual basis for years after 1998 by the percentage change in the consumer price index for urban wage earners in the New York area. Mr. Newman is also eligible to receive an annual incentive bonus pursuant to our Incentive Compensation Plan. Mr. Newman was granted an option to purchase 50,000 shares of our common stock on the effective date of his employment agreement and is entitled to receive a "reload option" for the number of shares surrendered by him upon the exercise of all or part of the option.

    The agreement also provides for severance benefits in the event of:
(1) termination of his employment by us other than for cause, (2) termination of his employment agreement by Mr. Newman for good reason, as defined in the agreement, or (3) a change in our control. We have also agreed to maintain adequate "key-man" life insurance in an amount sufficient to cover certain severance obligations under the agreement. Severance benefits in the event of termination include continuation of salary and certain benefits for the remaining term of the employment agreement or 12 months, whichever is greater, plus payment of a pro-rata portion of the bonus earned for the previous fiscal year. In the event of a change in control, the severance benefit would be equal to 2.99 times Mr. Newman's base salary plus the bonus earned in the previous fiscal year. In either case, we also would be required to provide outplacement assistance to Mr. Newman. In addition, all stock options granted to Mr. Newman would immediately vest and would become exercisable during the 12 month period following termination.

    OTHER NAMED EXECUTIVE OFFICERS. In August 2000, we entered into an employment agreement with Paul G. Casner, Jr., our Executive Vice President, Chief Operating Officer, which provides for an initial term of two years (which automatically renews each year for subsequent one-year periods, unless either party gives notice of its intent to terminate at least 90 days prior to the expiration of the term), and a base salary at an annual rate of not less than $350,000 and appropriate executive level benefits. Mr. Casner is also entitled to $30,000 per year in deferred compensation for each full year of the first five years of his employment with us. Such deferred compensation is paid to Mr. Casner in quarterly installments until the amount is exhausted, with the first payment of $7,500 beginning on the first day of January following his retirement from us or his 65th birthday, whichever is earlier. In April 1997, we entered into an employment agreement with Nina Laserson Dunn, our Executive Vice President, General Counsel and Secretary, which provides for an initial term of three years (which automatically renews each year for subsequent two-year periods, unless either party gives notice of its intent to terminate at least
90 days prior to the expiration of the term), and a base salary at annual rate of not less than $240,000 and appropriate executive level benefits. Ms. Dunn was granted an option to purchase 50,000 shares of our common stock in conjunction with her employment agreement. In February 1999, we entered into an employment agreement with Richard A. Schneider, our Executive Vice President, Finance and Chief Financial Officer, which provides for an initial term of one year (which automatically renews each year for subsequent one-year periods, unless either party gives notice of its intent to terminate at least 90 days prior to the expiration of the term), and a base salary at annual rate of not less than $220,000 and appropriate executive level benefits. Mr. Schneider was granted an option to purchase 18,750 shares of our common stock on the effective date of his employment agreement.

    As provided in the employment agreements for Mr. Casner, Ms. Dunn and Mr. Schneider, each executive is eligible to receive an annual incentive bonus pursuant to our Incentive Compensation Plan. The actual amount of such bonus shall based upon each executive's individual performance and our attainment of certain operating goals. The employment agreements also provide for severance benefits in the event of: (1) termination of his or her employment by us other than for cause, (2) termination of his or her employment agreement by him or her for good reason, as defined in their respective employment agreements, or (3) a change in our control. Severance benefits in the event of termination include continuation of salary and certain benefits for the remaining terms of the employment agreement or 12 months (24 months for Ms. Dunn), whichever is greater, plus payment of a pro-rata portion of the current year's bonus, which could have been paid for the year of termination. In the event of a change in control, the severance benefit would be equal to 2.0 times (2.99 times for Ms. Dunn) their respective base salaries plus the bonus earned in the previous fiscal year. In either case, we also would be required to provide outplacement assistance to each of them. In addition, all stock options granted to each of them would immediately vest and would become exercisable during the 12 month period following termination.

    Robert K. Mehmel, our Executive Vice President, Business Operations and Strategy, commenced his employment with us on January 8, 2001. We do not have an employment agreement in place with Mr. Mehmel.

1996 OMNIBUS PLAN

    In 1996 we adopted the 1996 Omnibus Plan. The Omnibus Plan was initially limited to 500,000 shares and has since been increased, with stockholder approval, to 2,375,000 shares. Awards under the Omnibus Plan are at the discretion of the Stock Option Committee and may be made to our employees, officers, directors and consultants in the form of (i) incentive stock options,
(ii) non-qualified stock options, (iii) stock appreciation rights,
(iv) restricted stock, (v) phantom stock, (vi) stock bonuses and (vii) other awards, except that incentive stock options may be granted only to employees. Unless the Stock Option Committee expressly provides otherwise, options granted under the Omnibus Plan are not exercisable prior to one year after the date of grant and become exercisable as to 25% of the shares granted on each of the first four anniversaries of the date of grant. With respect to any participant who owns stock possessing more than 10% of the total combined voting power of all classes of our stock, the exercise price of any stock option granted must equal at least 110% of the fair market value on the grant date and the term of the incentive stock option may not exceed 5 years from the date of grant. The exercise price and term of stock options for all other participants is determined by the Stock Option Committee, except that in the case of an incentive stock option, the exercise price cannot be less than 100% of the fair market value per share on the date of grant and the option term may not exceed 10 years from the date of grant. In the event that a participant terminates employment with us, the Omnibus Plan provides for a stipulated period of exercisability for outstanding options which varies depending on the form of award and reason for termination. In the event of a change in control all outstanding awards will become fully vested and/or immediately exercisable. The board of directors may amend or terminate the plan at any time, without stockholder approval, unless required by law. However, no amendment or termination may adversely affect rights and obligations with respect to outstanding options. As of March 31, 2001, 735,913 shares were reserved for future grants under the Omnibus Plan.

RETIREMENT/SAVINGS PLAN

    The Summary Compensation Table above includes amounts deferred by the named officers pursuant to our Retirement/Savings Plan under Section 401(k) of the Internal Revenue Code of 1986. The value of a participant's contributions to the Retirement/Savings Plan is fully vested at all times; the value of employer contributions becomes 50% vested after the employee has completed three years of service, 75% vested after completion of four years of service, and 100% vested after completion of five years of service.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

    On February 1, 1996, we established a Supplemental Executive Retirement Plan, commonly referred to as a SERP, for the benefit of certain key executives, which include our chief executive officer and our four other most highly compensated executive officers. Pursuant to the SERP, we will provide retirement benefits to each key executive, based on years of service and final average annual compensation, as defined therein. In addition, we advance premiums for life insurance policies, which provide a death benefit equal to five times the participants' salary at time of death. In the event of a change in control, as defined therein, benefits become fully vested. The SERP is non-contributory and unfunded.

MEDICAL REIMBURSEMENT PLAN

    At the beginning of each calendar year, we accrue fixed annual amounts for the benefit of certain officers to be paid as needed to reimburse those officers for the amounts of medical and hospital expenses actually incurred by those officers which are not covered under our group medical and hospitalization plans. The amount accrued for the benefit of each such officer is included in that officer's compensation for tax purposes regardless of whether that accrued amount is actually paid to him or her. The excess of the amount accrued over the amounts paid is used to offset the administrative expenses payable by us to the medical insurance carrier.

                       TRANSACTIONS WITH RELATED PARTIES

    We currently lease a building at 138 Bauer Drive owned by LDR Realty Co., a partnership that was wholly owned, in equal amounts, by David E. Gross, our co-founder and the former President and Chief Technical Officer, and the late Leonard Newman, our co-founder and the former Chairman of the Board, Chief Executive Officer and Secretary and the father of Mark Newman, our current Chairman of the Board, President and Chief Executive Officer. The renegotiated lease agreement at a monthly rental of $19,439 expires on June 30, 2002. We are required to pay all real estate taxes and are responsible for all repairs and maintenance, structural and otherwise, subject to no cumulative limits. We believe that this lease was consummated on terms no less favorable than those that we could have obtained from an unrelated third party in a transaction negotiated on an arm's-length basis. Following Leonard Newman's death in November 1998, Mrs. Ruth Newman, the wife of Leonard Newman and the mother of Mark Newman, succeeded to Leonard Newman's interest in LDR Realty Co.

    Skadden, Arps, Slate, Meagher & Flom LLP, a law firm to which Mark N. Kaplan, a member of our board of directors, is of counsel, provided legal services to us during the 2001 fiscal year and is currently representing us in this offering and other matters.

    Kronish, Lieb, Weiner & Hellman LLP, a law firm of which Alison Newman, sister of Mark Newman, is a partner, provided legal services to us during the 2001 fiscal year.

    In June, 1999, we entered into a consulting agreement with Mr. Honigman pursuant to which Mr. Honigman agreed to provide consulting services to us concerning international business opportunities. Under the terms of the consulting agreement, consulting services are to be provided to us on an as-requested basis, for a fee of $250 per hour to a maximum of $2,000 per day plus approved travel and miscellaneous expenses. During fiscal 2001, there was no remuneration paid to Mr. Honigman under this arrangement.

    Thelen Reid & Priest LLP, a law firm of which Mr. Honigman is a partner, provided legal services to us during our 2001 fiscal year.

    In July 1993, we entered into a consulting agreement with Dr. Fraser pursuant to which Dr. Fraser will provide consultation to us concerning defense technologies. Under the terms of the consulting agreement, as amended, consulting services are to be provided to us on an as-requested basis, for a fee of $1,500 per day plus approved travel and miscellaneous expenses. During fiscal 2001, there was no remuneration paid to Dr. Fraser under this agreement.

    In May 1995, we became a party to a loan with Mr. Newman to provide an amount equal to the exercise price of incentive stock options which had been granted to him under our 1981 Incentive Stock Option Plan. The loan is evidenced by a promissory note in the principal amount of $104,100 and, effective
April 1, 1998, bears interest at the applicable federal rate necessary under the Internal Revenue Code of 1986, as amended, to avoid an imputed rate of interest. One-half of the outstanding principal balance $52,050 was forgiven during fiscal 2000 and the balance of the outstanding principal and accrued interest $60,378 was forgiven during fiscal 2001.

    During fiscal 2001, we paid Admiral Platt to provide consulting services to us in connection with new business initiatives. These consulting services were provided to us on an as-requested basis, for a fee of $2,000 per day plus approved travel and miscellaneous expenses. During fiscal 2001, total remuneration paid to Admiral Platt under this arrangement approximated $45,323.

                             PRINCIPAL STOCKHOLDERS

    The following table shows as of November 9, 2001, the number of shares and percentage of our outstanding common stock beneficially owned by

    - each person, entity or group known by us to own beneficially more than 5% of our outstanding common stock;

    - each director and nominee, each named executive officer and by each of our directors and nominees; and

    - executive officers as a group.

    Unless otherwise indicated, the address of each person identified is c/o DRS Technologies, Inc., 5 Sylvan Way, Parsippany, N.J. 07054.

    The percentages shown are based on 12,198,610 shares of common stock outstanding prior to this offering as of November 9, 2001, and 15,198,610 shares of common stock outstanding after this offering. A person is deemed as of any date to have "beneficial ownership" of any security that such person has a right to acquire within 60 days after such date. Pursuant to Rule 13d-3 under the Exchange Act, shares of common stock that a person has the right to acquire pursuant to the exercise of stock options held by that holder that are exercisable within 60 days of November 9, 2001 are deemed outstanding for the purpose of computing the percentage ownership of that person, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, and subject to community property tax where applicable, the persons named in the table have sole voting and investment power for all shares of common stock shown as beneficially owned by them. Unless otherwise noted, each beneficial owner had sole voting power and investment power over the shares of common stock indicated opposite such beneficial owner's name.

                                                    AMOUNT OF         PERCENT OF CLASS   PERCENT OF CLASS
                                                     SHARES           BEFORE OFFERING     AFTER OFFERING
                                                    ---------         ----------------   ----------------
Lancer Partners, Limited Partnership
  (f/k/a Lancer Partners(a), L.P., a New York
  limited partnership)............................  1,728,900(b)            14.2%              11.4%

First Pacific Advisors, Inc.(c)...................  1,119,285(d)             9.2%               7.4%
Palisade Capital Management, L.L.C.(e)............    668,000(f)             5.5%               4.4%
Mark S. Newman....................................    674,418(g)(h)(i)        5.5%              4.4%
Ira Albom.........................................     27,000(h)          *                       *
Donald C. Fraser..................................     15,000(h)               *                  *
William F. Heitmann...............................     16,000(h)               *                  *
Steven S. Honigman................................         --(h)               *                  *
C. Shelton James..................................      5,600(h)               *                  *
Mark N. Kaplan....................................     16,000(h)               *                  *
Stuart F. Platt...................................     88,150(h)               *                  *
Eric J. Rosen.....................................     10,000(h)               *                  *
Dennis J. Reimer..................................      5,000(h)               *                  *
Paul G. Casner, Jr................................     81,630(h)               *                  *
Nina Laserson Dunn................................     54,642(h)               *                  *
Richard A. Schneider..............................     47,510(g)(h)            *                  *
Robert F. Mehmel(j)...............................     12,500(h)               *                  *
All directors, nominees and executive officers as
  a group (14 persons)............................  1,053,450(g)(h)(i)        8.6%              6.9%

------------------------

*   Less than 1%.

(a) Lancer Partners, L.P. has its principal executive offices at 475 Steamboat Road, Greenwich, CT 06930.

(b) Consists of 1,151,350 shares of common stock held by Lancer Offshore, Inc. ("Lancer Offshore"), a private investment company, 549,750 shares of common stock held by Lancer Partners, LP ("Lancer Partners"), a private investment limited partnership, and 27,800 shares of common stock held by Michael Lauer. We have been advised that Mr. Lauer has sole voting power and sole dispositive power with respect to 27,800 shares. Mr. Lauer serves as the general partner of Lancer Partners and is the managing partner of Lancer Offshore. We have has been advised that Mr. Lauer also has sole voting and dispositive authority over the shares held by Lancer Partners and Lancer Offshore with respect to a total of 1,701,100 shares.

(c) First Pacific Advisors, Inc. has its principal executive offices at 11400 West Olympic Blvd., Suite 1200, Los Angeles, CA 90064.

(d) We have been advised that First Pacific Advisors, Inc. has shared voting power with respect to 464,597 shares and shared dispositive power with respect to 1,119,285 shares.

(e) Palisade Capital Management, L.L.C. has its principal executive offices at One Bridge Plaza, Suite 695, Fort Lee, NJ 07024.

(f) We have been advised that Palisade Capital Management, L.L.C., acting as an investment advisor, has sole voting power with respect to 596,000 shares and sole dispositive power with respect to 668,000 shares.

(g) Does not include 6,532 shares of common stock held by the trustee of our Retirement/Savings Plan. Mr. Newman and Mr. Schneider share the power to direct the voting of such shares with members of the administrative committee of such plan. Mr. Newman and Mr. Schneider disclaim beneficial ownership as to and of such shares.

(h) Includes shares of common stock that might be purchased upon exercise of options that were exercisable on November 9, 2001 or within 60 days thereafter, as follows: Mr. Newman, 475,000 shares; Mr. Albom, 15,000 shares; Dr. Fraser, 15,000 shares; Mr. Heitmann, 15,000 shares; Mr. Honigman, 0 shares; Mr. James, 5,600 shares; Mr. Kaplan, 15,000 shares; Admiral Platt, 77,500 shares; Mr. Rosen, 10,000 shares; General Reimer, 5,000 shares; Mr. Casner, 65,000 shares; Ms. Dunn, 52,500 shares; Mr. Schneider, 39,000 shares; Mr. Mehmel, 12,500 shares and all directors, nominees and executive officers as a group, 802,100 shares.

(i) Includes 4,800 shares of common stock held by Mr. Newman as custodian for his daughter, over which Mr. Newman has sole voting and investment power, and 50,000 shares of common stock the receipt of which has been deferred by Mr. Newman.

(j) Mr. Mehmel's employment with us commenced on January 8, 2001.

                        DESCRIPTION OF THE CAPITAL STOCK

    Our authorized capital stock consists of 30,000,000 shares of common stock, par value $.01 per share, and 2,000,000 shares of undesignated preferred stock, $10.00 par value per share. As of November 9, 2001, 12,198,610 shares of common stock, including treasury shares, were issued and outstanding and 1,404,603 shares were reserved for future issuance upon exercise of outstanding warrants and stock options. There were no shares of preferred stock designated or issued. All of our outstanding shares of common stock are fully paid and non-assessable.

    Under the terms of our corporate charter, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption rights and liquidation preferences of each series of preferred stock.

    The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with stockholder approval of specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting common stock. We have no present plans to issue any shares of preferred stock.

    In connection with our acquisition in February 1999 of NAI
Technologies, Inc., we assumed warrants issued by NAI, which were outstanding and unexercised immediately prior to the effective time of the merger. We issued warrants to purchase our common stock to replace these assumed NAI warrants. Each warrant entitles the registered holder of the warrant to purchase one share of our common stock at $10.00 per share at any time on or before February 15, 2002. As of September 30, 2001, 581,313 shares of common stock were issuable upon exercise of outstanding warrants.

    The holders of our common stock have one vote per share with respect to matters submitted to a vote of the stockholders. Under our bylaws, any action that may be taken at a meeting of our stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent setting forth the action to be taken is signed by the holders of not less than the minimum number of votes that could be necessary to take such action at a meeting of the stockholders at which all shares entitled to vote thereon were present and voted. The bylaws also provide that prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

                                  UNDERWRITING

    Subject to the terms and conditions of an underwriting agreement, dated
           , 2001, the underwriters named below, acting through their representatives, Bear, Stearns & Co. Inc. and First Union Securities, Inc., have severally agreed with us, subject to the terms and conditions of the underwriting agreement, to purchase from us the number of shares of common stock set forth below opposite their respective names.

UNDERWRITER                                                   NUMBER OF SHARES
-----------                                                   ----------------
Bear, Stearns & Co. Inc.....................................
First Union Securities, Inc.................................
  Total.....................................................

    The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares of common stock offered by this prospectus are subject to approval by their counsel of legal matters and to other conditions set forth in the underwriting agreement. The underwriters are obligated to purchase and accept delivery of all the shares of common stock offered hereby, other than those shares covered by the over-allotment option described below, if any are purchased.

    The representatives have advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price indicated on the cover page of this prospectus and to certain dealers at that
price less a concession of not in excess of $         per share, of which
$         may be reallowed to other dealers. After this offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction shall change the amount of proceeds to be received by us as indicated on the cover page of this prospectus. The common stock is offered by the underwriters as stated in this prospectus, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales of common stock to any accounts over which they exercise discretionary authority.

    We and some of our stockholders have granted to the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase from time to time up to an aggregate of 450,000 shares of our common stock to cover over-allotments, if any, at the public offering price less underwriting discounts and commissions. If the underwriters exercise their over-allotment option to purchase any of the additional 450,000 shares of common stock, each underwriter, subject to certain conditions, will become obligated to purchase its pro-rata portion of these additional shares based on the underwriter's percentage purchase commitment in the offering as indicated in the table above. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered by this prospectus are being sold. We will be obligated, pursuant to the over-allotment option, to sell shares to the underwriters to the extent the over-allotment option is exercised. The underwriters may exercise the over-allotment option only to cover over-allotments made in connection with the sale of the shares of common stock offered in this offering.

    The following table summarizes the per share and total public offering price of the shares of common stock in the offering, the underwriting compensation to be paid to the underwriters by us and the proceeds of the offering, before expenses, to us. Such amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares.

                                                                          TOTAL
                                                             -------------------------------
                                                    PER         WITHOUT            WITH
                                                   SHARE     OVER-ALLOTMENT   OVER-ALLOTMENT
                                                  --------   --------------   --------------
Public offering price...........................  $             $                $
Underwriting discounts and commissions payable
  by us.........................................  $             $                $
Proceeds, before expenses, to us................  $             $                $

    The underwriting discount and commission per share is equal to the public offering price per share of our common stock less the amount paid by the underwriters to us per share of common stock.

    We estimate total expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be
approximately $         .

    We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

    Each of our executive officers, directors and certain stockholders have agreed, subject to specified exceptions, not to:

    - offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock or any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or thereafter acquired directly by those holders or with respect to which they have the power of disposition; or

    - enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock (regardless of whether any of these transactions are to be settled by the delivery of common stock, or such other securities, in cash or
      otherwise) for a period of    days after the date of this prospectus
      without the prior written consent of Bear, Stearns & Co. Inc. This restriction terminates after the close of trading of the common stock on
      and including the    th day after the registration statement relating to
      the offering has been declared effective by the staff of the Securities and Exchange Commission. However, Bear, Stearns & Co. Inc. may, in its sole discretion and at any time or from time to time before the
      termination of the    -day period, without notice, release all or any
      portion of the securities subject to lock-up agreements. There are no existing agreements between the representatives and any of our stockholders who have executed a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.

    In addition, we have agreed that, subject to certain exceptions, during the lock-up period we will not, without the prior written consent of Bear, Stearns & Co. Inc., consent to the disposition of any shares held by stockholders subject to lock-up agreements prior to the expiration of the lock-up period, or issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than our sale of shares in this offering, the issuance of our common stock upon the exercise of outstanding options or warrants, and the issuance of options or shares of common stock under existing stock option and incentive plans.

    Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of common stock offered by this prospectus in any jurisdiction where action for that purpose is required. The shares of common stock offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

    OUR COMMON STOCK IS TRADED ON THE AMERICAN STOCK EXCHANGE UNDER THE SYMBOL "DRS."

    A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters of this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations. Other than the prospectus in electronic format, the information on any underwriter's web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

    The representatives have advised us that, pursuant to Regulation M under the Securities Exchange Act, some participants in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or purchase of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the common stock originally sold by such underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representatives have advised us that such transactions may be effected on the American Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

    First Union Securities, Inc., one of the underwriters, is an indirect, wholly-owned subsidiary of Wachovia Corporation, which conducts its investment banking, institutional, and capital markets businesses under the trade name of Wachovia Securities. Any references to Wachovia Securities in this prospectus, however, does not include Wachovia Securities, Inc., a member of NASD/SIPC and a separate broker-dealer subsidiary of Wachovia Corporation and an affiliate of First Union Securities, Inc.

    Bear, Stearns & Co. Inc. and other representatives from time to time perform investment banking and other financial services for us and our affiliates for which they have received advisory or transaction fees, as applicable, plus out-of-pocket expenses, of the nature and in amounts customary in the industry for these financial services. First Union National Bank, an affiliate of First Union Securities, Inc., is the administrative agent for our lenders under our credit facility and will receive a portion of the net proceeds of this offering in repayment of amounts outstanding owed to it under the credit facility.

                                 LEGAL MATTERS

    The validity of the shares of our common stock offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Mark N. Kaplan, a member of our board of directors, is of counsel to Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Kaplan holds shares and options to purchase shares of our common stock. Certain legal matters in connection with this offering will be passed upon for the underwriters by Fulbright & Jaworski L.L.P., New York, New York.

                                    EXPERTS

    The consolidated financial statements and consolidated financial statement schedule of DRS Technologies, Inc. and subsidiaries as of March 31, 2001 and 2000, and for each of the years in the three-year period ended March 31, 2001, are included herein and elsewhere in the registration statement of which this prospectus forms a part in reliance upon the report, included herein, of KPMG LLP, independent accountants, and upon the authority of said firm as experts in accounting and auditing.

    The statement of assets to be acquired and liabilities to be assumed of certain operations of the Sensors and Electronic Systems organization of The Boeing Company as of December 31, 2000, and its direct revenues and direct operating expenses for the year then ended, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph describing the basis upon which these statements were prepared), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public over the Internet at the SEC website at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. These documents are also available at the public reference rooms at the SEC's regional offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006, on which our common stock is listed.

    We are "incorporating by reference" in the prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We are incorporating by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering.

    - Annual Report on Form 10-K for the fiscal year ended March 31, 2001.

    - The Proxy Statement, dated June 27, 2001, for the Annual Meeting of Stockholders.

    - Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.

    - Amended Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2001.

    - Current Report on Form 8-K, filed October 12, 2001.

    - Current Report on Form 8-K/A, filed on November 21, 2001.

    You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

    DRS Technologies, Inc.
    Corporate Headquarters
    5 Sylvan Way
    Parsippany, NJ 07054
    Tel. No.: (973) 898-1500

                         INDEX TO FINANCIAL STATEMENTS

                        AND FINANCIAL STATEMENT SCHEDULE

                                                                PAGE
DRS TECHNOLOGIES, INC.:                                       --------
March 31, 2001:

  Independent Auditors' Report..............................     F-2

  Consolidated Balance Sheets as of March 31, 2001 and
    2000....................................................     F-3

  Consolidated Statements of Earnings for the years ended
    March 31, 2001, 2000 and 1999...........................     F-4

  Consolidated Statements of Stockholders' Equity and
    Comprehensive Earnings for the years ended March 31,
    2001, 2000 and 1999.....................................     F-5

  Consolidated Statements of Cash Flows for the years ended
    March 31, 2001, 2000 and 1999...........................     F-6

  Notes to Consolidated Statements..........................     F-7

  Financial Statement Schedule--Schedule II--Valuation and
    Qualifying Accounts for the years ended March 31, 2001,
    2000 and 1999...........................................    F-32

September 30, 2001:

  Condensed Consolidated Balance Sheets--September 30, 2001
    (Unaudited) and March 31, 2001..........................    F-33

  Unaudited Condensed Consolidated Statements of
    Earnings--three and six months ended September 30, 2001
    and 2000................................................    F-34

  Unaudited Condensed Consolidated Statements of Cash
    Flows--six months ended September 30, 2001 and 2000.....    F-35

  Notes to Unaudited Condensed Consolidated Financial
    Statements..............................................    F-36

THE SENSOR AND ELECTRONIC SYSTEMS BUSINESS:

Independent Auditors' Report................................    F-47

Statements of assets to be acquired and liabilities to be
  assumed as of December 31, 2000 and June 30, 2001
  (unaudited)...............................................    F-48

Statements of direct revenues and direct operating expenses
  for the year ended December 31, 2000 and the six months
  ended June 30, 2001 and 2000 (unaudited)..................    F-49

Notes to financial statements for the year ended
  December 31, 2000 and the six months ended June 30, 2001
  and 2000 (unaudited)......................................    F-50

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
DRS Technologies, Inc.:

    We have audited the accompanying consolidated balance sheets of DRS Technologies, Inc. and subsidiaries as of March 31, 2001 and 2000, and the related consolidated statements of earnings, stockholders' equity and comprehensive earnings, and cash flows for each of the years in the three-year period ended March 31, 2001. In connection with our audits of the consolidated financial statements, we also audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and the financial statement schedule based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DRS Technologies, Inc. and subsidiaries as of March 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 2001 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP
Short Hills, New Jersey
May 17, 2001

                    DRS TECHNOLOGIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                   MARCH 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
                                     ASSETS
Current Assets
  Cash and cash equivalents.................................  $  2,324   $  3,778
  Accounts receivable, net (Note 5).........................    97,645     80,894
  Inventories, net of progress payments (Note 6)............    74,327     62,326
  Prepaid expenses, deferred income taxes and other current
    assets (Note 12)........................................     8,697      6,326
  Net current assets of discontinued operations (Note 4)....        --      5,309
                                                              --------   --------
    Total current assets....................................   182,993    158,633
                                                              --------   --------
Property, plant and equipment, net (Note 7).................    37,639     29,006
Goodwill and related intangible assets, net (Note 8)........   109,302    125,321
Deferred income taxes and other noncurrent assets
  (Note 12).................................................     5,006      7,138
                                                              --------   --------
    Total assets............................................  $334,940   $320,098
                                                              ========   ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Current installments of long-term debt (Note 10)..........  $  7,217   $  5,699
  Short-term bank debt (Note 10)............................       831     17,781
  Accounts payable..........................................    40,089     28,295
  Accrued expenses and other current liabilities
    (Note 9)................................................    91,170     85,474
                                                              --------   --------
    Total current liabilities...............................   139,307    137,249
                                                              --------   --------
Long-term debt, excluding current installments (Note 10)....    75,076     97,695
Other liabilities (Notes 13 and 14).........................     8,610      6,970
                                                              --------   --------
    Total liabilities.......................................   222,993    241,914
                                                              --------   --------
Stockholders' equity (Notes 10 and 13)
  Preferred Stock, no par value. Authorized 2,000,000
    shares; none issued at March 31, 2001 and 2000..........        --         --
  Common Stock, $.01 par value per share. Authorized
    20,000,000 shares; issued 12,058,057 and 9,717,020
    shares at March 31, 2001 and 2000, respectively.........       121         97
  Additional paid-in capital................................    72,033     48,584
  Retained earnings.........................................    44,025     32,047
  Accumulated other comprehensive losses....................    (3,968)       (86)
  Treasury Stock, at cost: 440,939 shares of common stock at
    March 31, 2000..........................................        --     (1,988)
  Unamortized stock compensation............................      (264)      (470)
                                                              --------   --------
    Total stockholders' equity..............................   111,947     78,184
                                                              --------   --------
  Commitments and contingencies (Notes 3 and 14)
    Total liabilities and stockholders' equity..............  $334,940   $320,098
                                                              ========   ========

          See accompanying Notes to Consolidated Financial Statements.

                    DRS TECHNOLOGIES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

                     (IN THOUSANDS, EXCEPT PER-SHARE DATA)

                                                                  YEARS ENDED MARCH 31,
                                                              ------------------------------
                                                                2001       2000       1999
                                                              --------   --------   --------
Revenues....................................................  $427,606   $391,467   $265,849
Costs and expenses (Note 6).................................   389,550    363,086    250,548
Restructuring charges (Note 2)..............................       525      2,203         --
                                                              --------   --------   --------
  Operating income..........................................    37,531     26,178     15,301
Interest and other income, net..............................      (310)      (572)      (857)
Interest and related expenses...............................    11,461     12,600      9,357
                                                              --------   --------   --------
  Earnings from continuing operations before extraordinary
    item, minority interests and income taxes...............    26,380     14,150      6,801
Minority interests..........................................     1,426      1,318      1,021
                                                              --------   --------   --------
  Earnings from continuing operations before extraordinary
    item and income taxes...................................    24,954     12,832      5,780
Income taxes (Note 12)......................................    12,976      5,171      1,915
                                                              --------   --------   --------
  Earnings from continuing operations before extraordinary
    item....................................................    11,978      7,661      3,865
Loss from discontinued operations, net of tax (Note 4)......        --     (1,255)      (879)
Loss on disposal of discontinued operations, net of tax
  (Note 4)..................................................        --     (2,096)        --
Extraordinary item, net of tax (Note 10)....................        --         --     (2,306)
                                                              --------   --------   --------
  Net earnings..............................................  $ 11,978   $  4,310   $    680
                                                              ========   ========   ========
Net earnings per share of common stock (Note 1)

Basic earnings per share:
    Earnings from continuing operations before extraordinary
      item..................................................  $   1.14   $   0.83   $   0.58
    Loss from discontinued operations, net of tax...........        --      (0.14)     (0.13)
    Loss on disposal of discontinued operations, net of
      tax...................................................        --      (0.23)        --
    Extraordinary item, net of tax..........................        --         --      (0.35)
                                                              --------   --------   --------
  Net earnings..............................................  $   1.14   $   0.47   $   0.10
                                                              --------   --------   --------
Diluted earnings per share:
    Earnings from continuing operations before extraordinary
      item..................................................  $   1.01   $   0.76   $   0.57
    Loss from discontinued operations, net of tax...........        --      (0.11)     (0.13)
    Loss on disposal of discontinued operations, net of
      tax...................................................        --      (0.18)        --
    Extraordinary item, net of tax..........................        --         --      (0.34)
                                                              --------   --------   --------
  Net earnings..............................................  $   1.01   $   0.47   $   0.10
                                                              ========   ========   ========

          See accompanying Notes to Consolidated Financial Statements.

                    DRS TECHNOLOGIES, INC. AND SUBSIDIARIES

   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE EARNINGS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                             ACCUMULATED       TREASURY STOCK
                                                COMMON STOCK        ADDITIONAL                  OTHER             (NOTE 13)
                                            ---------------------    PAID-IN     RETAINED   COMPREHENSIVE    -------------------
YEARS ENDED MARCH 31, 2001, 2000 AND 1999     SHARES      AMOUNT     CAPITAL     EARNINGS       LOSSES        SHARES     AMOUNT
-----------------------------------------   ----------   --------   ----------   --------   --------------   --------   --------
Balances at March 31, 1998.............      6,596,237     $ 66      $19,399     $27,057       $  (135)       402,461   $(1,561)
Comprehensive earnings
  Net earnings.........................             --       --           --         680            --             --        --
  Foreign currency translation
    adjustment.........................             --       --           --          --            (4)            --        --
                                            ----------     ----      -------     -------       -------       --------   -------
    Total comprehensive earnings.......             --       --           --         680            (4)            --        --
                                            ----------     ----      -------     -------       -------       --------   -------
Stock options exercised................         63,600        1          143          --            --             --        --
Compensation relating to stock options and
  other stock awards, net..............             --       --          427          --            --             --        --
Restricted stock bonus awards..........             --       --          173          --            --        (17,297)       68
Conversion of 9% Debentures (Note 10)...        97,830        1          855          --            --             --        --
Equity issued in connection with the NAI
  Merger (Notes 3 and 13)............        2,858,266       28       27,041          --            --             --        --
                                            ----------     ----      -------     -------       -------       --------   -------
Balances at March 31, 1999.............      9,615,933       96       48,038      27,737          (139)       385,164    (1,493)
                                            ----------     ----      -------     -------       -------       --------   -------
Comprehensive earnings
  Net earnings.........................             --       --           --       4,310            --             --        --
  Foreign currency translation
    adjustment.........................             --       --           --          --            53             --        --
                                            ----------     ----      -------     -------       -------       --------   -------
    Total comprehensive earnings.......             --       --           --       4,310            53             --        --
                                            ----------     ----      -------     -------       -------       --------   -------
Stock options exercised................        101,087        1          502          --            --         55,775      (495)
Compensation relating to stock options and
  other stock awards, net..............             --       --           44          --            --             --        --
                                            ----------     ----      -------     -------       -------       --------   -------
Balances at March 31, 2000.............      9,717,020       97       48,584      32,047           (86)       440,939    (1,988)
                                            ----------     ----      -------     -------       -------       --------   -------
Comprehensive earnings
  Net earnings.........................             --       --           --      11,978            --             --        --
  Foreign currency translation
    adjustment.........................             --       --           --          --        (3,882)            --        --
                                            ----------     ----      -------     -------       -------       --------   -------
    Total comprehensive earnings.......             --       --           --      11,978        (3,882)            --        --
                                            ----------     ----      -------     -------       -------       --------   -------
Stock options and warrants exercised...        248,391        2        2,289          --            --             --        --
Income tax benefit from stock options
  exercised............................             --       --          607          --            --             --        --
Compensation relating to stock options and
  other stock awards, net of
  forfeitures..........................        (10,465)      --         (105)         --            --             --        --
Conversion of 9% Debentures (Note 10)...     2,188,691       22       18,645          --            --             --        --
Equity issued in connection with the GAC
  acquisition (Notes 3 and 13).......          355,359        4        3,997          --            --             --        --
Cancellation of treasury stock.........       (440,939)      (4)      (1,984)         --            --       (440,939)    1,988
                                            ----------     ----      -------     -------       -------       --------   -------
Balances at March 31, 2001.............     12,058,057     $121      $72,033     $44,025       $(3,968)            --   $    --
                                            ==========     ====      =======     =======       =======       ========   =======


                                             UNAMORTIZED        TOTAL
                                                STOCK       STOCKHOLDERS'
YEARS ENDED MARCH 31, 2001, 2000 AND 1999   COMPENSATION       EQUITY
-----------------------------------------   -------------   -------------
Balances at March 31, 1998.............         $(491)        $ 44,335
Comprehensive earnings
  Net earnings.........................            --              680
  Foreign currency translation
    adjustment.........................            --               (4)
                                                -----         --------
    Total comprehensive earnings.......            --              676
                                                -----         --------
Stock options exercised................            --              144
Compensation relating to stock options and
  other stock awards, net..............          (314)             113
Restricted stock bonus awards..........             8              249
Conversion of 9% Debentures (Note 10)...           --              856
Equity issued in connection with the NAI
  Merger (Notes 3 and 13)............              --           27,069
                                                -----         --------
Balances at March 31, 1999.............          (797)          73,442
                                                -----         --------
Comprehensive earnings
  Net earnings.........................            --            4,310
  Foreign currency translation
    adjustment.........................            --               53
                                                -----         --------
    Total comprehensive earnings.......            --            4,363
                                                -----         --------
Stock options exercised................            --                8
Compensation relating to stock options and
  other stock awards, net..............           327              371
                                                -----         --------
Balances at March 31, 2000.............          (470)          78,184
                                                -----         --------
Comprehensive earnings
  Net earnings.........................            --           11,978
  Foreign currency translation
    adjustment.........................            --           (3,882)
                                                -----         --------
    Total comprehensive earnings.......            --            8,096
                                                -----         --------
Stock options and warrants exercised...            --            2,291
Income tax benefit from stock options
  exercised............................            --              607
Compensation relating to stock options and
  other stock awards, net of
  forfeitures..........................           206              101
Conversion of 9% Debentures (Note 10)...           --           18,667
Equity issued in connection with the GAC
  acquisition (Notes 3 and 13).......              --            4,001
Cancellation of treasury stock.........            --               --
                                                -----         --------
Balances at March 31, 2001.............         $(264)        $111,947
                                                =====         ========

          See accompanying Notes to Consolidated Financial Statements.

                    DRS TECHNOLOGIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                  YEARS ENDED MARCH 31,
                                                              ------------------------------
                                                                2001       2000       1999
                                                              --------   --------   --------
Cash Flows from Operating Activities:

Net earnings................................................  $ 11,978   $  4,310   $    680

Adjustments to reconcile net earnings to cash flows from operating activities:

  Loss from discontinued operations, net of tax.............        --      1,255        879
  Loss on disposal of discontinued operations, net of tax...        --      2,096         --
  Extraordinary item, net of tax............................        --         --      2,306
  Depreciation and amortization.............................    16,245     17,070     11,601
  Inventory reserves and provision for doubtful accounts....     2,103      2,906      4,037
  Deferred income taxes.....................................      (287)      (550)    (3,364)
  Other, net................................................     1,856      1,382        373

Changes in assets and liabilities, net of effects from
business combinations:
  Increase in accounts receivable...........................   (15,926)    (4,200)   (21,002)
  (Increase) decrease in inventories........................    (9,456)     7,052    (22,750)
  Decrease (increase) in prepaid expenses and other current
    assets..................................................       354      1,573       (646)
  Increase (decrease) in accounts payable...................    11,007    (15,450)    12,202
  Increase (decrease) in accrued expenses and other current
    liabilities.............................................     6,916     (3,750)    16,168
  Increase (decrease) in customer advances..................     7,057     (6,518)    14,613
  Other, net................................................     2,028        841        461
                                                              --------   --------   --------
  Net cash provided by operating activities of continuing
    operations..............................................    33,875      8,017     15,558
  Net cash used in operating activities of discontinued
    operations..............................................        --       (590)      (477)
                                                              --------   --------   --------
  Net cash provided by operating activities.................    33,875      7,427     15,081
                                                              --------   --------   --------
Cash Flows from Investing Activities:

  Capital expenditures......................................   (16,185)    (6,210)    (6,554)
  Payments pursuant to business combinations, net of cash
    acquired................................................    (6,979)    (8,386)   (54,176)
  Proceeds from sale of business............................     3,575         --         --
  Other, net................................................       329       (230)       103
                                                              --------   --------   --------
  Net cash used in investing activities from continuing
    operations..............................................   (19,260)   (14,826)   (60,627)
  Net cash used in investing activities from discontinued
    operations..............................................        --       (130)      (285)
                                                              --------   --------   --------
  Net cash used in investing activities.....................   (19,260)   (14,956)   (60,912)
                                                              --------   --------   --------
Cash Flows from Financing Activities:
  Net proceeds from acquisition-related debt................     7,500      8,000     47,075
  Payments on long-term debt................................   (63,130)   (10,096)    (1,193)
  Proceeds from long-term debt borrowings...................    37,284      4,925      5,367
  Retirement of convertible debt............................        --       (690)    (4,992)
  Proceeds from exercise of stock options and warrants......     2,188          8        144
  Other, net................................................       102         98         47
                                                              --------   --------   --------
  Net cash (used in) provided by financing activities.......   (16,056)     2,245     46,448
                                                              --------   --------   --------
Effect of exchange rates on cash and cash equivalents.......       (13)      (969)      (280)
                                                              --------   --------   --------
Net (decrease) increase in cash and cash equivalents........    (1,454)    (6,253)       337
Cash and cash equivalents, beginning of year................     3,778     10,031      9,694
                                                              --------   --------   --------
Cash and cash equivalents, end of year......................  $  2,324   $  3,778   $ 10,031
                                                              ========   ========   ========

          See accompanying Notes to Consolidated Financial Statements.

                    DRS TECHNOLOGIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.  ORGANIZATION

    DRS Technologies, Inc. and Subsidiaries (hereinafter, DRS or the Company) is a supplier of defense electronics systems and components and has served the defense industry for over thirty years. The Company provides advanced technology products and services to government and commercial customers worldwide, developing and manufacturing a broad range of mission-critical products in the areas of communications, combat systems, rugged computers, electro-optics, data storage, digital imaging, flight safety and space. The Company's defense electronics systems and subsystems are sold to all branches of the U.S. military, U.S. government intelligence agencies, major aerospace/defense contractors and international military forces.

B.  BASIS OF PRESENTATION AND USE OF ESTIMATES

    The consolidated financial statements include the accounts of DRS Technologies, Inc., its subsidiaries (all of which are wholly or majority owned) and a joint venture consisting of an 80% controlling partnership interest. All significant intercompany transactions and balances have been eliminated in consolidation. The Company's magnetic tape head business units, which were sold, are reflected as discontinued operations for all periods presented (see
Note 4).

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions, including estimates of anticipated contract costs and revenues utilized in the revenue recognition process, that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

C.  CLASSIFICATIONS

    Unbilled receivables, inventories, accrual for future costs on uncompleted contracts, unearned income and accrual for future costs related to acquired contracts are primarily attributable to long-term contracts or programs in progress for which the related operating cycles are longer than one year. In accordance with industry practice, these items are included in current assets and liabilities, respectively.

    The Company has reclassified its Mellon Bank, N.A. working capital obligations (see Note 10) from short-term bank debt to long-term debt, excluding current installments, on the March 31, 2001 Consolidated Balance Sheet to reflect the intent of the borrowings and their maturity date of October 1, 2003. Certain other amounts for prior years have been reclassified to conform with the fiscal 2001 presentation.

D. TRANSLATION OF FOREIGN CURRENCY FINANCIAL STATEMENTS AND FOREIGN CURRENCY TRANSACTIONS

    Transactions in foreign currencies are translated into U.S. dollars at the approximate prevailing rate at the time of the transaction. The operations of the Company's foreign subsidiaries are translated from the local (functional) currencies into U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation." The rates of exchange at each balance sheet date are used for translating certain balance sheet accounts, and a weighted average rate of exchange is used for translating the statement of earnings. Gains or losses resulting from these

                    DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
translation adjustments are included in the accompanying Consolidated Balance Sheets as a separate component of stockholders' equity.

E.  CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

F.  RECEIVABLES

    Receivables consist of amounts billed and currently due from customers, and unbilled costs and accrued profits primarily related to revenues on long-term contracts that have been recognized for accounting purposes, but not yet billed to customers.

G.  INVENTORIES

    Commercial and other non-contract inventories are stated at the lower of cost (which includes material, labor and manufacturing overhead) or net realizable value. Costs accumulated under contracts are stated at actual cost, not in excess of estimated net realizable value, including, for long-term government contracts, applicable amounts of general and administrative expenses which include research and development costs, where such costs are recoverable under customer contracts. General and administrative expenses related to commercial products and services provided essentially under commercial terms and conditions are expensed as incurred.

    Pursuant to contract provisions, agencies of the U.S. Government and certain other customers have title to, or a security interest in, inventories related to such contracts as a result of progress payments and advances. Accordingly, such progress payments and certain advances are reflected as an offset against the related inventory balances. To the extent that customer advances exceed related inventory levels, such advances are classified as current liabilities.

H. PROPERTY, PLANT AND EQUIPMENT

    Depreciation and amortization are calculated on the straight-line method. The ranges of estimated useful lives are: office furnishings, laboratory, production and other equipment, 3-10 years; building and building improvements, 15-40 years; and leasehold improvements, over the shorter of the estimated useful lives of the improvements or the life of the lease.

    Maintenance and repairs are charged to operations as incurred; renewals and betterments are capitalized. Costs of assets retired, sold or otherwise disposed of are removed from the accounts, and any gains or losses thereon are reflected in results of operations.

I.  GOODWILL AND RELATED INTANGIBLE ASSETS

    Goodwill and related intangible assets consist primarily of intangible assets resulting from acquisitions. Goodwill represents the excess of cost of the investments over the fair values of the underlying net assets at the dates of investment and certain identifiable acquired intangible assets (see Note 3). Goodwill and related intangible assets are being amortized on a straight-line basis over appropriate periods, generally 10 to 30 years.

                    DRS TECHNOLOGIES, INC. AND SUBSIDIARIES

J.  IMPAIRMENT OF LONG-LIVED AND INTANGIBLE ASSETS

    The Company assesses the recoverability of the carrying value of its long-lived assets, including goodwill and other related intangibles, whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Company evaluates the recoverability of such assets based upon the expectations of undiscounted cash flows for each subsidiary or acquired business having a material acquisition-related intangible asset balance. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss would be recognized for the difference between the fair value and the carrying amount.

K. DERIVATIVE FINANCIAL INSTRUMENTS

    The Company does not use derivative financial instruments for speculative purposes. The Company utilizes, on a limited basis, derivative financial instruments in the form of interest rate collars to manage its exposure to interest rates (see Note 10). An interest rate collar is a combination of an interest rate cap and an interest rate floor. The collars in place allow the Company to manage a portion of its variable rate borrowings to an acceptable, predetermined range. Under the collar, no payments are required to be made by the Company or paid to the Company unless the prevailing market rate (based on the London Interbank Offered Rate or U.S. Prime Rate) drops below the floor or exceeds the ceiling. Any payment made or received by the Company in connection with the settlement of a collar is reflected as an adjustment to interest expense in the period in which it is settled. Effective April 1, 2001, the Company began to account for its derivative financial instruments in accordance with Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (see New Accounting Pronouncements for additional discussion).

L.  REVENUE RECOGNITION

    Revenues related to long-term, firm fixed-price contracts, which principally provide for the manufacture and delivery of finished units, are recognized as shipments are made and, in certain circumstances, when all applicable revenue recognition criteria are met, prior to shipment to the customer. The estimated profits applicable to shipments are recorded pro rata based upon estimated total profit at completion of the contracts. Revenues from commercial product sales also are recognized upon shipment.

    Revenues on contracts with significant engineering as well as production requirements are recorded using the percentage-of-completion method measured by the costs incurred on each contract to estimated total contract costs at completion (cost-to-cost) with consideration given for risk of performance and estimated profit.

    Revenues from cost-reimbursement contracts are recorded, together with the fees earned, as costs are incurred.

    Most of the Company's contracts are long-term in nature, spanning multiple years. The Company reviews cost performance and estimates to complete on these contracts at least quarterly and in many cases more frequently. If the estimated cost to complete a contract changes from the previous estimate, the Company will record a positive or negative adjustment to earnings in the current period.

    Amounts representing contract change orders, claims or other items are included in sales only when they can be reliably estimated and realization is probable, and are determined on a percentage-of-completion basis measured by the cost-to-cost method. Incentives or penalties and awards applicable to performance on contracts are considered in estimating sales and profit rates, and are

                    DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
recorded when there is sufficient information to assess anticipated contract performance. Incentive provisions which increase or decrease earnings based solely on a single significant event generally are not recognized until the event occurs.

    Included in revenues for fiscal 2001, 2000 and 1999 were $32.9 million, $23.5 million and $15.4 million, respectively, of customer-sponsored research and development.

    Approximately 78%, 80% and 81% of the Company's revenues in fiscal 2001, 2000 and 1999, respectively, were derived directly or indirectly from defense-industry contracts with the United States Government. In addition, approximately 12% in fiscal 2001, 12% in fiscal 2000 and 8% in fiscal 1999 of the Company's revenues were derived directly or indirectly from sales to foreign governments.

M. STOCK-BASED COMPENSATION

    As permitted under SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), the Company applies Accounting Principles Board Opinion No. 25 in accounting for its stock option plans and, accordingly, compensation cost is recognized for its stock options in the financial statements only as it relates to non-qualified stock options for which the exercise price was less than the fair market value of the Company's Common Stock as of the date of grant. The compensation cost of these grants are amortized on a straight-line basis over the lives of the respective grants. The Company follows the provisions of SFAS 123 and provides pro forma disclosures of net earnings and earnings per share as if the fair value-based method of accounting for stock options, as defined in SFAS 123, had been applied (see Note 13).

N.  INCOME TAXES

    In accordance with SFAS No. 109, "Accounting for Income Taxes", the Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which related temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                    DRS TECHNOLOGIES, INC. AND SUBSIDIARIES

O.  EARNINGS PER SHARE

    Basic earnings per share (EPS) is computed by dividing net earnings by the weighted average number of shares of Common Stock outstanding during each period. The computation of diluted earnings per share includes the effect of shares from the assumed exercise of dilutive stock options and warrants and, when dilutive, the effect of the assumed conversion of the Company's previously outstanding 9% Senior Subordinated Debentures (see Note 10). The following table provides the components of the per-share computations:

                                                                  YEARS ENDED MARCH 31,
                                                              ------------------------------
                                                                2001       2000       1999
                                                              --------   --------   --------
                                                                  (IN THOUSANDS, EXCEPT
                                                                     PER-SHARE DATA)
Basic EPS Computation
  Earnings from continuing operations before extraordinary
    item....................................................  $11,978     $7,661     $3,865
  Loss from discontinued operations, net of tax.............       --     (1,255)      (879)
  Loss on disposal of discontinued operations, net of tax...       --     (2,096)        --
  Extraordinary item, net of tax............................       --         --     (2,306)
                                                              -------     ------     ------
  Net earnings..............................................  $11,978     $4,310     $  680
                                                              -------     ------     ------
Weighted average common shares outstanding..................   10,485      9,268      6,618
                                                              -------     ------     ------
Basic earnings (losses) per share:
  Earnings from continuing operations before extraordinary
    item....................................................  $  1.14     $ 0.83     $ 0.58
  Loss from discontinued operations, net of tax.............       --      (0.14)     (0.13)
  Loss on disposal of discontinued operations, net of tax...       --      (0.23)        --
  Extraordinary item, net of tax............................       --         --      (0.35)
                                                              -------     ------     ------
  Net earnings..............................................  $  1.14     $ 0.47     $ 0.10
                                                              =======     ======     ======
Diluted EPS Computation
  Earnings from continuing operations before extraordinary
    item....................................................  $11,978     $7,661     $3,865
  Interest and expenses related to convertible debentures...      574      1,130         --
                                                              -------     ------     ------
  Adjusted net earnings from continuing operations before
    extraordinary item......................................   12,552      8,791      3,865
  Loss from discontinued operations, net of tax.............       --     (1,255)      (879)
  Loss on disposal of discontinued operations, net of tax...       --     (2,096)        --
  Extraordinary item, net of tax............................       --         --     (2,306)
                                                              -------     ------     ------
  Adjusted net earnings.....................................  $12,552     $5,440     $  680
                                                              -------     ------     ------
Diluted common shares outstanding:
  Weighted average common shares outstanding................   10,485      9,268      6,618
  Stock options and warrants................................      642        172        214
  Convertible debentures....................................    1,308      2,162         --
                                                              -------     ------     ------
Diluted common shares outstanding...........................   12,435     11,602      6,832
                                                              -------     ------     ------
Diluted earnings (losses) per share:
  Earnings from continuing operations before extraordinary
    item....................................................  $  1.01     $ 0.76     $ 0.57
  Loss from discontinued operations, net of tax.............       --      (0.11)     (0.13)
  Loss on disposal of discontinued operations, net of tax...       --      (0.18)        --
  Extraordinary item, net of tax............................       --         --      (0.34)
                                                              -------     ------     ------
  Net earnings..............................................  $  1.01     $ 0.47     $ 0.10
                                                              =======     ======     ======

                    DRS TECHNOLOGIES, INC. AND SUBSIDIARIES

P.  FAIR VALUE OF FINANCIAL INSTRUMENTS

    Cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other current liabilities, and certain debt reported in the Consolidated Balance Sheets equal or approximate fair values. The market values of the Company's convertible debentures and interest rate collars are disclosed herein (see Note 10).

Q.  NEW ACCOUNTING PRONOUNCEMENTS

    Effective April 1, 2001, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended. SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The classification of gains and losses resulting from changes in the fair values of derivatives is dependent on the intended use of the derivative and its resulting designation. Adjustments to reflect changes in fair values of derivatives that are not considered "highly effective hedges" are reflected in earnings. Adjustments to reflect changes in fair values of derivatives that are considered highly effective hedges are either reflected in earnings and largely offset by corresponding adjustments related to the fair values of the hedged items, or reflected in comprehensive earnings until the hedged transaction matures and the entire transaction is recognized in earnings. The change in fair value of the ineffective portion of a hedge is immediately recognized in earnings. The adoption of SFAS 133 did not have any impact on the Company's results of operations or financial position.

    In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB
101). SAB 101, as amended, summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company adopted SAB 101 in the fourth quarter of fiscal 2001, and its adoption did not have any impact on the Company's results of operations or financial position.

2.  RESTRUCTURING

    In addition to the closure of the Longmont, Colorado facility, as described in Note 3, during the third and fourth quarters of fiscal 2000, the Company announced plans to restructure its operations, which resulted in the Company recording restructuring charges totaling approximately $2.2 million. The Company's restructuring initiatives impacted the EOSG and FSCG operating segments and DRS Corporate. EOSG recorded a restructuring charge of approximately $831,000 primarily for costs relating to consolidating two facilities into one in Oakland, New Jersey. FSCG recorded a restructuring charge of approximately $669,000 and $143,000 at its DRS Hadland Ltd. (DRS Hadland) and DRS Precision Echo, Inc. (DRS Precision Echo) operating units, respectively, for severance and other employee-related costs. The DRS Hadland restructuring charge was recorded in connection with the transition of the day-to-day management of DRS Hadland's operations from EOSG to FSCG in the second half of fiscal 2000. In addition, DRS Corporate recorded a restructuring charge of approximately $560,000 for severance and other employee-related costs. Severance and other employee costs were recorded in connection with the termination of 13 employees. As of March 31, 2000, all terminations had occurred.

    In the third quarter of fiscal 2001, the Company revised its estimate relating to its facility consolidation efforts in Oakland, New Jersey and recorded a charge of $525,000. At March 31, 2001, the majority of the restructuring liability shown below represents termination benefits to be paid in

                    DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
accordance with contractual terms over the next thirteen months and lease commitments over the next fifteen months. The following table reconciles the restructuring liability at March 31, 2000 to the restructuring liability as of March 31, 2001:

                                               LIABILITY AT     FISCAL 2001   UTILIZED IN    LIABILITY AT
                                              MARCH 31, 2000      CHARGES     FISCAL 2001   MARCH 31, 2001
                                              ---------------   -----------   -----------   ---------------
                                                                     (IN THOUSANDS)
Estimated lease commitments and related
  facility costs............................      $  328           $525          $396            $457
Severance /employee costs...................         690             --           434             256
                                                  ------           ----          ----            ----
Total.......................................      $1,018           $525          $830            $713
                                                  ======           ====          ====            ====

3.  BUSINESS COMBINATIONS

    On October 20, 1998, the Company acquired, through certain of its subsidiaries, certain assets of the Second Generation Ground-Based Electro-Optical Systems and Focal Plane Array businesses (together, the EOS Business) of Raytheon Company and certain of its subsidiaries (Raytheon), pursuant to an Asset Purchase Agreement dated as of July 28, 1998, between the Company and Raytheon, as amended (the EOS Acquisition). The Company paid approximately $45 million in cash for the acquisition at closing; the purchase price is subject to a post-closing working capital adjustment, as provided for in the Asset Purchase Agreement, not to exceed $7 million. The amount of such working capital adjustment, if any, is the subject of arbitration between DRS and Raytheon. Although the Company cannot, at this time, predict the outcome of such arbitration, management does not expect that the final adjustment will have a material impact on the Company's consolidated financial position or results of operations. The excess of cost over the estimated fair value of identifiable net assets acquired (goodwill) and the appraised value of certain identified intangible assets were approximately $34.1 million and $30.8 million, respectively, and are being amortized on a straight-line basis over twenty years. DRS incurred professional fees and other costs related to the EOS Acquisition of approximately $2.0 million, which were also capitalized as part of the total purchase price. The Company has valued acquired contracts in process at their remaining contract prices, less estimated costs to complete, and an allowance for normal profits on the Company's effort to complete such contracts. During fiscal 2001, the Company recorded a $9.8 million reduction to goodwill. The reduction to goodwill was due to accruals for future contract costs that are no longer required on acquired contracts. The EOS Business, operating as DRS Sensor Systems, Inc. and DRS Infrared Technologies, LP, provides products used in the detection, identification and acquisition of targets based on infrared data.

    On February 19, 1999, a wholly-owned subsidiary of the Company merged with and into NAI Technologies, Inc., a New York corporation (NAI), with NAI being the surviving corporation and continuing as a direct wholly-owned subsidiary of DRS, for stock and other consideration valued at approximately $24.8 million (the NAI Merger). In connection with the NAI Merger, the Company issued 2,858,266 shares of Common Stock. The excess of cost over the estimated fair value of identifiable net assets acquired was approximately $26.7 million and is being amortized on a straight-line basis over twenty years. During fiscal 2001, new tax regulations became effective which changed the rules for determining how net operating loss carryforwards of an acquired company could be utilized. As a result of this tax law change, the Company recorded a $3.2 million reduction to its deferred tax asset valuation allowance and goodwill during fiscal 2001. Prior to the NAI Merger, the Company began to assess and formulate a plan to close NAI's Longmont, Colorado facility and transfer

                    DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
engineering and production to other DRS locations. In January 2000, the Company announced its plan, which included relocating/terminating approximately 45 employees. A cost of approximately $1.5 million was recorded as an adjustment to the acquisition cost during fiscal 2000. The Company completed its exit plan in the first quarter of fiscal 2001. The following table reconciles the related liability at March 31, 2000 to the liability as of March 31, 2001:

                                                          LIABILITY AT     UTILIZED IN    LIABILITY AT
                                                         MARCH 31, 2000    FISCAL 2001   MARCH 31, 2001
                                                         ---------------   -----------   ---------------
                                                                         (IN THOUSANDS)
Severance / employee costs.............................      $1,195          $1,195        $       --
Estimated lease commitments and related facility
  costs................................................         215             215                --
                                                             ------          ------        ----------
Total..................................................      $1,410          $1,410        $       --
                                                             ======          ======        ==========

    DRS also incurred professional fees and other costs related to the NAI Merger of approximately $2.8 million, which were capitalized as part of the total purchase price. NAI, now operating as DRS Advanced Programs, Inc. and DRS Rugged Systems (Europe) Ltd., provides rugged computers, peripherals and integrated systems primarily for military and special government applications.

    On July 21, 1999, a subsidiary of the Company, DRS Rugged Systems
(Europe) Ltd., acquired Global Data Systems Ltd. and its wholly-owned subsidiary, European Data Systems Ltd., for approximately $7.8 million in cash and potential future consideration, not to exceed a total purchase price of $10.2 million. Located in Chippenham, Wiltshire, U.K., the company designs and develops rugged computers and peripherals primarily for military applications. The excess of cost over the estimated fair value of identifiable net assets acquired was approximately $8.7 million and is being amortized on a straight-line basis over twenty years. Any additional consideration paid by the Company would be an adjustment to goodwill.

    On June 14, 2000, a newly formed subsidiary of the Company acquired the assets of General Atronics Corporation for $7.5 million in cash and $4.0 million in Common Stock. The Company funded the cash portion of this acquisition through borrowings under its revolving line of credit. Located in Wyndmoor, Pennsylvania, and now operating as DRS Communications Company, LLC (DRS Communications Company), the company designs, develops and manufactures military data link components and systems, high-frequency communication modems, tactical and secure digital telephone components and radar surveillance systems for U.S. and international militaries. DRS Communications Company is being managed as part of FSCG. The acquisition has been accounted for using the purchase method of accounting. The excess of costs over the estimated fair value of identifiable net assets acquired and the appraised value of certain identified intangible assets were approximately $3.5 million and $3.3 million, respectively, and are being amortized on a straight-line basis over twenty years and ten years, respectively. In connection with the acquisition, the Company incurred approximately $420,000 in transaction costs.

    All of the aforementioned acquisitions have been accounted for using the purchase method of accounting. Accordingly, the results of operations of the acquired businesses were included in the Company's reported consolidated operating results from their respective effective dates of acquisition. Except for the EOS Acquisition and the NAI Merger, the financial position and results of operations of these businesses were not significant to those of the Company as of their respective effective dates of acquisition.

                    DRS TECHNOLOGIES, INC. AND SUBSIDIARIES

4.  DISCONTINUED OPERATIONS

    On May 18, 2000, the Company's Board of Directors approved an agreement to sell its magnetic tape head business units located in St. Croix Falls, Wisconsin, and Razlog, Bulgaria. These operations produced primarily magnetic tape recording heads for transaction products that read data from magnetic cards, tapes and ink. In fiscal 2000, in anticipation of the sale, the Company recorded a $2.1 million charge, net of tax, on the disposal of these operations. On August 31, 2000, the Company completed the sale and received $3.0 million of cash and a note receivable of $1.7 million. Actual income from discontinued operations for the five months ended August 31, 2000 was $135,000 greater than estimated at March 31, 2000. Other costs associated with the disposal substantially offset the improvement in operating results and, therefore, no adjustment to the loss on disposal of discontinued operations recorded at March 31, 2000 was required in fiscal 2001.

    The results of operations of these magnetic tape head business units are reported as discontinued operations for the years ended March 31, 2000 and 1999 and are summarized as follows:

                                                                YEARS ENDED
                                                                 MARCH 31,
                                                            -------------------
                                                              2000       1999
                                                            --------   --------
                                                              (IN THOUSANDS)
Revenues..................................................  $ 9,572    $ 7,579

Loss before income taxes..................................   (1,788)    (1,038)
Income tax benefit........................................      533        159
                                                            -------    -------
Loss from discontinued operations.........................  $(1,255)   $  (879)
                                                            =======    =======

                    DRS TECHNOLOGIES, INC. AND SUBSIDIARIES

    The net assets of the discontinued operations in the March 31, 2000 consolidated balance sheet is comprised of:

                                                              MARCH 31, 2000
                                                              ---------------
                                                              (IN THOUSANDS)
Accounts receivable, net....................................      $ 1,522
Inventories.................................................        2,671
Property, plant and equipment, net..........................        1,568
Goodwill, net...............................................        1,349
Accounts payable............................................         (339)
Accrued expenses............................................         (106)
Accrued loss on disposal, net of tax benefit of $935........       (2,096)
Other, net..................................................          740
                                                                  -------
  Net assets of discontinued operations.....................      $ 5,309
                                                                  =======

5.  ACCOUNTS RECEIVABLE

    The component elements of accounts receivable, net of allowances for doubtful accounts of $1.1 million and $1.4 million, at March 31, 2001 and 2000, respectively, are as follows:

                                                                 MARCH 31,
                                                            -------------------
                                                              2001       2000
                                                            --------   --------
                                                              (IN THOUSANDS)
U.S. Government:
  Amounts billed..........................................  $37,835    $22,462
  Recoverable costs and accrued profit on progress
    completed, not billed.................................    3,043      3,968
                                                            -------    -------
                                                             40,878     26,430
                                                            -------    -------
Other Defense Contracts:
  Amounts billed..........................................   42,041     37,489
  Recoverable costs and accrued profit on progress
    completed, not billed.................................    6,506      9,690
                                                            -------    -------
                                                             48,547     47,179
                                                            -------    -------
Other trade receivables...................................    8,220      7,285
                                                            -------    -------
  Total...................................................  $97,645    $80,894
                                                            =======    =======

    Included in accounts receivable are $644,000 and $391,000 at March 31, 2001 and 2000, respectively, arising from retainage provisions and holdbacks in certain contracts with the United States and Canadian governments which may not be collected within one year. The Company receives progress payments on certain contracts of 75-90% of allowable costs incurred; the remainder, including profits and incentive fees, if any, is billed upon delivery and final acceptance of the product. In addition, the Company bills based upon units delivered.

                    DRS TECHNOLOGIES, INC. AND SUBSIDIARIES

6.  INVENTORIES

    Inventories are summarized as follows:

                                                                 MARCH 31,
                                                            -------------------
                                                              2001       2000
                                                            --------   --------
                                                              (IN THOUSANDS)
Work-in-process...........................................  $83,058    $79,058
Raw material and finished goods...........................    7,992     10,917
                                                            -------    -------
                                                             91,050     89,975
Less progress payments....................................  (16,723)   (27,649)
                                                            -------    -------
Total.....................................................  $74,327    $62,326
                                                            =======    =======

    General and administrative costs included in inventory were $14.5 million and $12.7 million at March 31, 2001 and 2000, respectively. General and administrative costs included in costs and expenses amounted to $78.6 million, $69.5 million and $49.0 million in fiscal 2001, 2000 and 1999, respectively. Included in these amounts are expenditures for internal research and development, amounting to approximately $8.0 million, $9.9 million and $5.2 million in fiscal 2001, 2000 and 1999, respectively.

7.  PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are summarized as follows:

                                                                 MARCH 31,
                                                            -------------------
                                                              2001       2000
                                                            --------   --------
                                                              (IN THOUSANDS)
Laboratory and production equipment.......................  $44,927    $32,540
Computer equipment........................................   12,499      9,740
Buildings and improvements and leasehold improvements.....   13,725      9,995
Office furnishings, equipments and other..................    5,630      4,764
                                                            -------    -------
                                                             76,781     57,039
Less accumulated depreciation and amortization............   39,142     28,033
                                                            -------    -------
Total.....................................................  $37,639    $29,006
                                                            =======    =======

    In connection with the EOSG restructuring charge discussed in Note 2, the Company wrote off $17.6 million of gross ($503,000, net) property, plant and equipment in the fourth quarter of fiscal 2000.

    Annual depreciation and amortization of property, plant and equipment amounted to $8.6 million, $9.5 million and $7.1 million in fiscal 2001, 2000 and 1999, respectively.

                    DRS TECHNOLOGIES, INC. AND SUBSIDIARIES

8.  GOODWILL AND RELATED INTANGIBLE ASSETS

    Goodwill and related intangible assets are summarized as follows:

                                                               MARCH 31,
                                                          -------------------
                                                            2001       2000
                                                          --------   --------
                                                            (IN THOUSANDS)
Goodwill................................................  $ 90,144   $102,977
Identifiable intangible assets..........................    40,463     37,165
                                                          --------   --------
                                                           130,607    140,142
Less accumulated amortization...........................   (21,305)   (14,821)
                                                          --------   --------
Total...................................................  $109,302   $125,321
                                                          ========   ========

9.  ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

    The component elements of accrued expenses and other current liabilities are as follows:

                                                                 MARCH 31,
                                                            -------------------
                                                              2001       2000
                                                            --------   --------
                                                              (IN THOUSANDS)
Payroll, other compensation and related expenses..........  $13,492    $11,063
Income taxes payable (Note 12)............................    4,329      2,484
Customer advances.........................................   18,796      9,724
Accrual for future costs on uncompleted contracts.........    8,032      4,971
Unearned income and accrual for future costs related to
  acquired contracts (Note 3).............................   26,720     42,027
Other.....................................................   19,801     15,205
                                                            -------    -------
  Total...................................................  $91,170     85,474
                                                            =======    =======

10. DEBT

    A summary of debt is as follows:

                                                                 MARCH 31,
                                                            -------------------
                                                              2001       2000
                                                            --------   --------
                                                              (IN THOUSANDS)
9% Senior Subordinated Convertible Debentures due
  October 1, 2003.........................................  $    --    $19,134
Term notes................................................   68,019     75,750
Revolving lines of credit.................................   14,274     25,247
Other obligations.........................................      831      1,044
                                                            -------    -------
                                                             83,124    121,175

Less:
Current installments of long-term debt....................    7,217      5,699
Short-term bank debt......................................      831     17,781
                                                            -------    -------
  Total long-term debt....................................  $75,076    $97,695
                                                            =======    =======

                    DRS TECHNOLOGIES, INC. AND SUBSIDIARIES

    The 9% Senior Subordinated Convertible Debentures, due October 1, 2003 (9% Convertible Debentures) were issued in fiscal 1996 for an aggregate principal amount of $25.0 million and were convertible at their face amount any time prior to maturity into shares of Common Stock, unless previously redeemed, at a conversion price of $8.85 per share, subject to adjustment under certain circumstances. In fiscal 2001, the remaining balance of the 9% Convertible Debentures was converted into approximately 2.2 million shares of the Company's Common Stock. The Company recorded a non-cash charge to interest expense of approximately $305,000 in fiscal 2001 in connection with certain conversions. Prior to their redemption, the 9% Convertible Debentures were listed for trading on the American Stock Exchange. The aggregate market values, based on closing prices, of the then outstanding principal amount was approximately
$20.5 million as of March 31, 2000.

    The Company has a $160 million secured credit facility (Facility) with Mellon Bank, N.A., consisting of two term loans: the first in the principal amount of $30 million (First Term Loan), and the second in the principal amount of $50 million (Second Term Loan); and a revolving line of credit (Line of Credit) for $80 million, subject to a borrowing base calculation. The maturity dates of the First Term Loan and the Second Term Loan are October 20, 2003 and October 20, 2005, respectively, with quarterly principal payments which began on June 30, 1999. The Line of Credit matures on October 20, 2003. The Facility is secured by substantially all of the assets of the Company. Borrowings can be made in United States dollars at rates based on LIBOR (London Interbank Offering
Rate) or United States Prime or in Canadian dollars at rates based on LIBOR, Canadian Prime or the Canadian Bankers Acceptance Rate. The Facility contains certain covenants and restrictions, including maintenance of a minimum level of consolidated net worth, a restriction on the payment of dividends on the capital stock of the Company, a limitation on the issuance of additional debt and certain other restrictions.

    The Facility amended, restated and replaced the Company's previously existing $60 million secured credit facility, consisting of a $20 million term loan and a $40 million revolving line of credit. For accounting purposes, the modification of the facility was accounted for as an extinguishment of debt pursuant to the guidance of the Emerging Issues Task Force of the Financial Accounting Standards Board (Issue No. 96-19). Accordingly, the unamortized balance of deferred financing costs relating to the previous credit facility, plus fees paid in connection with the modification, were recorded as an extraordinary charge in the amount of $2.3 million, net of tax of $1.3 million, during the year ended March 31, 1999.

    The Company was in compliance with all covenants under its credit agreements at March 31, 2001 and 2000. As of March 31, 2001, the Company had approximately $59.5 million of additional available credit, after satisfaction of its borrowing base requirement.

    As of March 31, 2001, approximately $82.1 million was outstanding against the Facility, in addition to which $6.2 million was contingently payable under letters of credit, as compared with amounts outstanding and contingently payable at March 31, 2000 of $101.0 million and $6.1 million, respectively. Weighted average borrowings under revolving lines of credit for the fiscal years ended March 31, 2001 and 2000 were approximately $24.5 million and $30.1 million, respectively. The weighted average interest rates on outstanding revolving line of credit borrowings as of March 31, 2001 and 2000 were 7.8% and 8.1%, respectively. The effective interest rates on the First and Second Term Loans were 7.5% and 9.45%, respectively, as of March 31, 2001 and 7.6% and 10.4%, respectively, as of March 31, 2000.

    The aggregate maturities of long-term debt for each of the next five years are as follows: 2002, $7.2 million; 2003, $9.2 million; 2004, $18.7 million; 2005, $22.8 million; and 2006, $24.4 million.

                    DRS TECHNOLOGIES, INC. AND SUBSIDIARIES

    Borrowings under the Facility are sensitive to changes in interest rates, as such borrowings bear interest at variable rates. In an effort to limit its cash flow and interest expense exposure to interest rate fluctuations, and in accordance with certain covenants in the Facility agreement, the Company has entered into interest rate collar agreements with notional amounts covering a limited amount of the aggregate outstanding principal balance of the First and Second Term Loans. A summary of the interest rate collar agreements in place as of March 31, 2001 and 2000 follows:

                                                                                                     ESTIMATED
                           NOTIONAL AMOUNT                                                          FAIR VALUE
                         -------------------                                                    -------------------
                              MARCH 31,                                                              MARCH 31,
EFFECTIVE   EXPIRATION   -------------------       REFERENCE        CEILING        FLOOR        -------------------
  DATE         DATE        2001       2000            RATE            RATE          RATE          2001       2000
---------   ----------   --------   --------   ------------------   --------      --------      --------   --------
                             (DOLLARS IN                                                            (DOLLARS IN
                             THOUSANDS)                                                             THOUSANDS)
4/8/98..       1/8/01    $    --    $ 6,200    3 Month CAD-BA*        6.35%         4.84%        $  --       $  4
4/22/99..     1/26/02    $20,000    $20,000    3 Month LIBOR          5.75%         4.80%        $ (74)      $426
1/26/01..     1/30/03    $10,000    $    --    3 Month LIBOR          6.50%         5.09%        $(110)      $ --
1/29/01..     1/31/03    $10,000    $    --    3 Month LIBOR          6.50%         5.05%        $(105)      $ --

------------------------

*   Canadian Bankers Acceptance Rate

    The weighted average three-month LIBOR rate in effect for the Company's collars outstanding as of March 31, 2001 was 4.98%.

11. SUPPLEMENTAL CASH FLOW INFORMATION

                                                          YEARS ENDED MARCH 31,
                                                      ------------------------------
                                                        2001       2000       1999
                                                      --------   --------   --------
                                                              (IN THOUSANDS)
Supplemental disclosure of cash flow information:
  Cash paid for:
    Interest.......................................   $11,518    $11,055     $7,978
    Income taxes...................................   $ 9,175    $ 6,382     $3,577

Supplemental disclosure of noncash investing and
  financing activities:
  Common Stock issued for purchase of GAC..........   $ 4,000    $    --     $   --
  Common Stock issued for purchase of NAI..........   $    --    $27,069     $   --
  Note receivable--sale of magnetic tape head
    business.......................................   $ 1,741    $    --     $   --
  Conversion of 9% Convertible Debentures..........   $18,870    $    --     $  856

                    DRS TECHNOLOGIES, INC. AND SUBSIDIARIES

12. INCOME TAXES

    Earnings from continuing operations before extraordinary item and income taxes consist of the following:

                                                        YEARS ENDED MARCH 31,
                                                    ------------------------------
                                                      2001       2000       1999
                                                    --------   --------   --------
                                                            (IN THOUSANDS)
Earnings from continuing operations before
  extraordinary item and income taxes:
  Domestic earnings...............................  $29,384    $ 9,594     $3,307
  Foreign (losses) earnings.......................   (4,430)     3,238      2,473
                                                    -------    -------     ------
    Total.........................................  $24,954    $12,832     $5,780
                                                    =======    =======     ======

    Income tax expense from continuing operations before extraordinary item consists of the following:

                                                         YEARS ENDED MARCH 31,
                                                     ------------------------------
                                                       2001       2000       1999
                                                     --------   --------   --------
                                                             (IN THOUSANDS)
Income Tax Expense (Benefit)
  Current:
    Federal........................................  $ 8,962     $2,728     $2,418
    State..........................................    2,654        885        448
    Foreign........................................    1,647      2,108      2,413
                                                     -------     ------     ------
                                                      13,263      5,721      5,279
                                                     -------     ------     ------
  Deferred:
    Federal........................................      844        804     (1,946)
    State..........................................      928       (492)        58
    Foreign........................................   (2,059)      (862)    (1,476)
                                                     -------     ------     ------
                                                        (287)      (550)    (3,364)
                                                     -------     ------     ------
      Total........................................  $12,976     $5,171     $1,915
                                                     =======     ======     ======

                    DRS TECHNOLOGIES, INC. AND SUBSIDIARIES

    Deferred income taxes reflect the impact of temporary differences between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31, 2001 and 2000 are as follows:

                                                                 MARCH 31,
                                                            -------------------
                                                              2001       2000
                                                            --------   --------
                                                              (IN THOUSANDS)
Deferred tax assets:
  Acquired federal net operating loss (NOL)
    carryforwards.........................................  $ 4,814    $ 5,062
  State NOL carryforwards.................................    3,808      5,340
  Costs accrued on uncompleted contracts..................    3,845      2,974
  Deferred financing costs................................      628        874
  Inventory capitalization................................    3,359      2,577
  Other...................................................    5,495      4,858
                                                            -------    -------
Total gross deferred tax assets...........................   21,949     21,685
Less valuation allowance..................................   (4,395)    (8,008)
                                                            -------    -------
Deferred tax assets.......................................   17,554     13,677
                                                            -------    -------
Deferred tax liabilities:
  Depreciation and amortization...........................    1,062      1,014
  General and administrative costs........................    7,450      6,554
  Federal impact of state benefits........................      446        854
  Other...................................................      745        746
                                                            -------    -------
Deferred tax liabilities..................................    9,703      9,168
                                                            -------    -------
Net deferred tax assets...................................  $ 7,851    $ 4,509
                                                            =======    =======

    A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. The Company has established a valuation allowance for a portion of the deferred tax asset attributable to state and foreign net operating loss (NOL) carryforwards at March 31, 2001, and a portion of the deferred tax asset attributable to U.S. Federal and state NOL carryforwards as of March 31, 2000, due to the uncertainty of future earnings of certain subsidiaries of the Company and the status of applicable statutory regulation that could limit or preclude utilization of these benefits in future periods. During the year ended March 31, 2001, the valuation allowance attributable to the U.S. Federal NOL in the amount of approximately $3.2 million was reduced to reflect a change in the expectation of the utilization of such NOL, primarily due to a change in the Internal Revenue Code with regard to the separate return limitation rules. Since the valuation allowance was established as a result of the NAI Merger (see Note 3), the change in such valuation allowance did not reduce income tax expense, but rather reduced goodwill. Based upon the level of historical taxable income and projections for future taxable income over the period in which the Company's deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at March 31, 2001 and 2000. During the year ended March 31, 2001, the valuation allowance decreased by approximately
$3.6 million, primarily as a result of the above mentioned change in the expectation of the utilization of the U.S. Federal NOL, and actual realizations in other state NOLs, offset by an increase related to certain foreign NOLs. During the year ended March 31, 2000,

                    DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
the valuation allowance increased by approximately $1.1 million, primarily as a result of increases in state NOLs to the extent not anticipated to be realized.

    The Company provides for the potential repatriation of certain undistributed earnings of its foreign subsidiaries and considers earnings above the amounts on which tax has been provided to be permanently reinvested. While these earnings would be subject to additional tax if repatriated, such repatriation is not anticipated. Any additional amount of tax is not practical to estimate.

    Current and noncurrent deferred tax assets of $6.3 million and $1.6 million, and $3.6 million and $0.9 million, respectively, are included in the Consolidated Balance Sheets as of March 31, 2001 and 2000, respectively. At March 31, 2001, approximately $15.3 million of U.S. Federal and $40.9 million of state NOL carryforwards, which expire between fiscal years 2002 and 2020, and $8.4 million of foreign NOLs, which carry forward indefinitely, were available. All of the Company's U.S. Federal and $11.2 million of its state NOL carryforwards were acquired in connection with the NAI Merger (see Note 3). The annual utilization of these NOL carryforwards is limited under certain provisions of the Internal Revenue Code. Any future utilization of these net operating loss carryforwards will result in an adjustment to goodwill to the extent it reduces the valuation allowance.

    A reconciliation of the expected U.S. Federal income tax expense to the actual (effective) income tax expense from continuing operations is as follows:

                                                        YEARS ENDED MARCH 31,
                                                    ------------------------------
                                                      2001       2000       1999
                                                    --------   --------   --------
                                                            (IN THOUSANDS)
Expected U.S. Federal income tax expense..........  $ 8,734     $4,491    $ 1,965
Difference between U.S. and foreign tax rates.....      386        185       (290)
State income tax, net of Federal income tax
  benefit.........................................    1,985        256        334
Nondeductible expenses............................    1,458        820        486
U.S. tax (benefit) expense on foreign
  undistributed earnings..........................       --       (196)       196
U.S. tax benefits not previously recognized.......       --         --       (629)
Other.............................................      413       (385)      (147)
                                                    -------     ------    -------
Total.............................................  $12,976     $5,171    $ 1,915
                                                    =======     ======    =======

    The provision for income taxes includes all estimated income taxes payable to Federal, state and foreign governments, as applicable.

                    DRS TECHNOLOGIES, INC. AND SUBSIDIARIES

13. COMMON STOCK, STOCK COMPENSATION PLANS AND EMPLOYEE BENEFIT PLANS

COMMON STOCK

    As of March 31, 2001, the authorized capital of the Company was composed of
20.0 million shares of Common Stock (approximately 12.1 million shares issued), and 2.0 million shares of Preferred Stock (no shares issued).

    In connection with the NAI Merger, holders of NAI common stock received 0.25 of a share of DRS Common Stock for each share of NAI common stock, and each then outstanding NAI 12% Convertible Subordinated Promissory Note (12% Notes) due January 15, 2001 was convertible into 0.25 of a share of DRS Common Stock. In connection with the NAI Merger, the Company issued 2,858,266 shares of Common Stock, including 546,187 shares issued upon conversion of approximately $4.4 million of the 12% Notes.

    In connection with the acquisition of General Atronics Corporation (see
Note 3), the Company issued approximately 355,000 shares of Common Stock. As of March 31, 2001, approximately 89,000 of these shares were held in escrow. Such shares will be held in escrow for a period of eighteen months from the acquisition date and are subject to certain potential claims by DRS.

    Also during fiscal 2001, the Company cancelled all shares of treasury stock held by the Company.

STOCK COMPENSATION PLANS

    The 1991 Stock Option Plan (the Plan), which was approved by the Company's stockholders on August 8, 1991, provided for the grant of options to purchase a total of 600,000 shares of DRS Common Stock through February 6, 2001. Under the terms of the Plan, options were granted to key employees, directors and consultants of the Company. Options granted under the Stock Option Plan were at the discretion of the Board (Executive Compensation Committee) and could be incentive stock options or non-qualified stock options, except that incentive stock options could be granted only to employees. The option price was determined by the Executive Compensation Committee and had to be a price per share which was not less than the par value per share of the Common Stock, and in the case of an incentive stock option, could not be less than the fair-market value of the Common Stock on the date of the grant. Options could be exercised during the exercise period, as determined by the Executive Compensation Committee, except that no option could be exercised within six months of its grant date, and in the case of an incentive stock option, generally, the exercise period could not exceed ten years from the date of the grant. Upon the expiration of the Plan, a total of 161,550 shares of Common Stock remained ungranted. Options still outstanding at the time of the Plan's expiration on February 6, 2001 remain in effect as granted.

    On June 17, 1996, the Board adopted, and on August 7, 1996, the stockholders approved, the 1996 Omnibus Plan (Omnibus Plan). The Omnibus Plan was initially limited to 500,000 shares and has since been increased, with stockholder approval, to 2,375,000 shares. Awards under the Omnibus Plan are at the discretion of the Executive Compensation Committee and may be made in the form of (i) incentive stock options, (ii) non-qualified stock options, (iii) stock appreciation rights, (iv) restricted stock, (v) phantom stock, (vi) stock bonuses and (vii) other awards. Unless the Executive Compensation Committee expressly provides otherwise, options granted under the Omnibus Plan are not exercisable prior to one year after the date of grant and become exercisable as to 25% of the shares granted on each of the first four anniversaries of the date of grant. As of March 31, 2001, 735,913 shares were reserved for future grants under the Omnibus Plan.

                    DRS TECHNOLOGIES, INC. AND SUBSIDIARIES

    Pursuant to the terms of exercise under the grant, the excess of the fair-market value of shares under option at the date of grant over the option price may be charged to unamortized restricted stock compensation or to earnings as compensation expense and credited to additional paid-in capital. The unamortized restricted stock compensation, if any, is charged to net earnings as it becomes exercisable, in accordance with the terms of the grant. The amount of compensation charged to earnings in fiscal 2001, 2000 and 1999 was $112,000, $155,000 and $67,000, respectively.

    In connection with the NAI Merger, each issued and outstanding NAI warrant to purchase NAI common stock at an exercise price of $2.50 per share was converted into DRS warrants at a conversion ratio of 0.25 of a share of DRS Common Stock to one share of NAI common stock; each NAI stock option, whether vested or unvested, was assumed by DRS and now constitutes an option to acquire, on the same terms and conditions as were applicable under such option prior to the Merger, the number of shares of DRS Common Stock equal to the product (rounded down to the nearest whole number) of 0.25 of a share and the number of shares of NAI common stock, subject to such option prior to the merger at a per-share exercise price equal to four times the exercise price of such option prior to the Merger. The Company issued stock options and warrants to purchase a total of 161,230 and 603,175 shares, respectively, of DRS Common Stock (as adjusted for the exchange ratio). The terms of the NAI stock options assumed, except for the exercise price and number of shares, were not amended. As of March 31, 2001, 581,313 warrants assumed in the Merger remained outstanding. These warrants are exercisable at $10.00 per share and expire February 15, 2002.

    The Board may, at its discretion, grant equity-based compensation awards, subject to certain regulatory restrictions. In fiscal 1999, the Board issued options to purchase up to 250,000 shares of DRS Common Stock with vesting terms similar to awards issued in fiscal 1999 under the Omnibus Plan at exercise prices in excess of the market price on the date of grant. The per-share weighted-average fair value and exercise price of these options were $1.89 and $10.44, respectively.

                    DRS TECHNOLOGIES, INC. AND SUBSIDIARIES

    A summary of stock option activity is as follows:

                                                               NUMBER OF
                                                               SHARES OF     WEIGHTED AVERAGE
                                                              COMMON STOCK    EXERCISE PRICE
                                                              ------------   ----------------
Outstanding at March 31, 1998 (of which 303,100 shares were
  exercisable)..............................................     706,100          $ 7.33
  Granted/Assumed...........................................     893,930          $ 9.34
  Exercised.................................................     (63,600)         $ 2.24
  Expired or cancelled......................................     (45,200)         $10.27
                                                               ---------          ------
Outstanding at March 31, 1999 (of which 461,579 shares were
  exercisable)..............................................   1,491,230          $ 8.66
  Granted...................................................     436,050          $ 7.25
  Exercised.................................................    (151,087)         $ 3.33
  Expired or cancelled......................................     (92,122)         $ 8.91
                                                               ---------          ------
Outstanding at March 31, 2000 (of which 611,446 shares were
  exercisable)..............................................   1,684,071          $ 8.76
  Granted...................................................     532,600          $13.42
  Exercised.................................................    (225,579)         $ 9.15
  Expired or cancelled......................................     (57,562)         $ 8.55
                                                               ---------          ------
Outstanding at March 31, 2001 (of which 792,668 shares were
  exercisable)..............................................   1,933,530          $ 9.99
                                                               =========          ======

    The stock options exercised during fiscal 2000 include 50,000 shares, which are being held by the Company in "book entry" form, and 100,000 shares, which were exercised via a stock-for-stock transaction. Book entry shares are not considered issued or outstanding as of March 31, 2001. However, these shares are included in the Company's diluted earnings per share calculation. In connection with the stock-for-stock transaction, 55,755 "mature shares" (i.e., common shares held by the option holder for at least six months), with a fair value equal to the aggregate exercise price of the stock options exercised, were tendered by the option holder to the Company to satisfy the total exercise price of the options.

    Information regarding all options outstanding at March 31, 2001 follows:

                                                OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
                                   ---------------------------------------------   --------------------------
                                                                    WEIGHTED
                                                  WEIGHTED          AVERAGE                       WEIGHTED
                                   NUMBER OF      AVERAGE          REMAINING       NUMBER OF      AVERAGE
RANGE OF EXERCISE PRICES:           OPTIONS    EXERCISE PRICE   CONTRACTUAL LIFE    OPTIONS    EXERCISE PRICE
-------------------------          ---------   --------------   ----------------   ---------   --------------
Less than $7.75..................    378,400       $ 6.70       8.3 years           104,663        $ 6.01
$7.75............................    332,050       $ 7.75       7.0 years           191,775        $ 7.75
$7.76 - $9.99....................    329,800       $ 9.25       7.1 years           231,050        $ 9.35
$10.00 - $13.25..................    370,050       $10.86       6.9 years           245,050        $10.77
Greater than $13.25..............    523,230       $13.66       9.4 years            20,130        $16.65
                                   ---------       ------         ------------      -------        ------
Total............................  1,933,530       $ 9.99       7.9 years           792,668        $ 9.15
                                   =========                                        =======

    Pro forma information regarding net earnings and earnings per share, as required by SFAS 123, has been determined as if the Company had accounted for its employee stock options under the

                    DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
fair-value method. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 5.7%, 6.0% and 5.0% in fiscal 2001, 2000 and 1999, respectively; dividend yield of 0%; volatility factor related to the expected market price of the Company's Common Stock of
 .2893 in fiscal 2001, .2953 in fiscal 2000, and .2974 in fiscal 1999; and weighted-average expected option life of five years.

    The weighted-average fair values of options granted at market during fiscal 2001, 2000 and 1999 were $4.85, $2.71 and $2.95 per share, respectively. The per-share weighted-average fair value and exercise price of options granted with an exercise price less than market during 1999 were $3.96 and $8.20, respectively. For purposes of pro forma disclosures, the options' estimated fair values are amortized to expense over the options' vesting periods. Accordingly, the pro forma results for fiscal 2001, 2000 and 1999 presented below include, 48%, 107% and 49%, respectively, of the total pro forma expense for options awarded in each year. The pro forma amounts may not be representative of the effects on reported earnings for future years. The Company's pro forma information is as follows:

                                                          YEARS ENDED MARCH 31,
                                                      ------------------------------
                                                        2001       2000       1999
                                                      --------   --------   --------
                                                          (IN THOUSANDS, EXCEPT
                                                             PER-SHARE DATA)
Net income, as reported.............................  $11,978     $4,310     $ 680
Net income, pro forma...............................  $11,381     $3,579     $   7
Earnings per share, as reported
  Basic.............................................  $  1.14     $ 0.47     $0.10
  Diluted...........................................  $  1.01     $ 0.47     $0.10
Earnings per share, pro forma
  Basic.............................................  $  1.09     $ 0.39     $  --
  Diluted...........................................  $  0.92     $ 0.41     $  --

EMPLOYEE BENEFIT PLANS

    The Company maintains defined contribution plans covering substantially all domestic full-time eligible employees. The Company's contributions to these plans for fiscal 2001, 2000 and 1999 amounted to $2.3 million, $1.9 million and $1.2 million, respectively.

    Certain employees of the Company's foreign operating units participate in defined benefit pension plans sponsored by the Company. Plan assets are invested in publicly traded equity and fixed-income securities. Retirement benefits are based on various factors, including remuneration and years of service. DRS funds these plans based on independent actuarial valuations. The net pension obligations and related expenses associated with these plans are not material to the consolidated financial position and results of operations of the Company.

    On February 1, 1996, the Company established a Supplemental Executive Retirement Plan (the SERP) for the benefit of certain key executives. Pursuant to the SERP, the Company will provide retirement benefits to each key executive, based on years of service and final average annual compensation as defined therein. In addition, the Company will advance premiums for life insurance policies providing a death benefit equal to five times the participants' salary at time of death. In the event of a change in control, as defined therein, benefits become fully vested. The SERP is non-contributory and unfunded. Benefits under the SERP currently are being funded from working capital. As of March 31, 2001 and 2000, the Company's liability for benefits accrued under the SERP was approximately $1.9 million and $1.7 million, respectively, and is included in Other Liabilities in the

                    DRS TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets. Charges of $549,000, $583,000 and $463,000, relating to the SERP were included in the consolidated results of operations for fiscal 2001, 2000 and 1999, respectively.

14. COMMITMENTS, CONTINGENCIES AND RELATED PARTY TRANSACTIONS

    At March 31, 2001, the Company was party to various noncancellable operating leases (principally for administration, engineering and production facilities) with minimum rental payments as follows:

                                                              (IN THOUSANDS)
                                                              --------------
2002........................................................     $11,929
2003........................................................       9,303
2004........................................................       8,128
2005........................................................       7,701
2006........................................................       7,245
Thereafter..................................................      29,627
                                                                 -------
Total.......................................................     $73,933
                                                                 =======

    It is not certain as to whether the Company will negotiate new leases as existing leases expire. Determinations to that effect will be made as existing leases approach expiration and will be based on an assessment of the Company's capacity requirements at that time.

    Total rent expense aggregated $11.3 million, $8.7 million and $4.5 million in fiscal 2001, 2000 and 1999, respectively.

    Effective July 20, 1994, the Company entered into an Employment, Non-Competition and Termination Agreement (the Gross Agreement) with David E. Gross, who retired as President and Chief Technical Officer of the Company on May 12, 1994. Under the terms of the Gross Agreement, Mr. Gross has received a total of $600,000 as compensation for his services under a five-year consulting agreement with the Company and $750,000 as consideration for a five-year non-compete arrangement. The payments were charged to expense over the five-year term as services were performed and obligations were fulfilled by Mr. Gross. He also will receive, at the conclusion of such initial five-year period, an aggregate of approximately $1.3 million payable over a nine-year period as deferred compensation. The approximate net present value of the deferred compensation payments to be made to Mr. Gross is included in Other Liabilities in the Consolidated Balance Sheets.

    In April and May 1998, subpoenas were issued to the Company by the United States Attorney for the Eastern District of New York seeking documents related to a governmental investigation of certain equipment manufactured by DRS Photronics, Inc. (DRS Photronics). These subpoenas were issued in connection with United States v. Tress, a case involving a product substitution allegation against an employee of DRS Photronics. On June 26, 1998, the complaint against the employee was dismissed without prejudice. Although additional subpoenas were issued to the Company on August 12, 1999 and May 10, 2000, to date, no claim has been made against the Company or DRS Photronics. During the government's investigation, DRS Photronics was unable to ship certain equipment related to the case, resulting in delays in the Company's recognition of revenues. On October 29, 1999, DRS Photronics received authorization to ship its first boresight system since the start of the investigation.

    The Company itself is a party to various legal actions and claims arising in the ordinary course of its business. In management's opinion, the Company has adequate legal defenses for each of the actions and claims and believes that their ultimate disposition will not have a material adverse effect on the Company's consolidated financial position or results of operations.

                    DRS TECHNOLOGIES, INC. AND SUBSIDIARIES

    Since a substantial amount of the Company's revenues are derived from contracts or subcontracts with the U.S. Government and foreign governments, future revenues and profits will be dependent upon continued contract awards, Company performance and volume of Government business. The books and records of the Company are subject to audit and post-award review by the Defense Contract Audit Agency and similar foreign agencies.

15. OPERATING SEGMENTS

    DRS operates in three principal business segments on the basis of products and services offered. Separate and distinct businesses comprise each operating segment: the Electronic Systems Group (ESG), the Electro-Optical Systems Group
(EOSG), and the Flight Safety and Communications Group (FSCG). All other operations are combined in "Other."

    ESG is a supplier of computer workstations used to process and display integrated combat information. ESG produces rugged computers and peripherals, surveillance, radar and tracking systems, acoustic signal processing and display equipment, and combat control systems. The Group's products are used on front-line platforms, including Aegis destroyers and cruisers, aircraft carriers, submarines and surveillance aircraft. ESG's products also are used in U.S. Army and international battlefield digitization programs.

    EOSG produces systems and subsystems for infrared night vision and targeting systems used in the U.S. Army's Abrams Main Battle Tank, Bradley Fighting Vehicle and the High-Mobility Multipurpose Wheeled Vehicle Scout. EOSG designs, manufactures and markets products that allow operators to detect, identify and target objects based upon their infrared signatures, regardless of the ambient light level. This Group also designs and manufactures eye-safe laser range finders and multi-platform weapons calibration systems for the AH-64 Apache attack helicopter and AC-130U gunship.

    FSCG is a manufacturer of deployable flight emergency or "black box" recording equipment used by military and search and rescue aircraft. FSCG also manufactures shipboard and data link communications systems and infrared surveillance systems for the U.S., Canadian and other navies. This Group uses advanced commercial technology in the design and manufacture of multi-sensor digital, analog and video data capture recording products, as well as high-capacity data storage devices for the harsh environments of aerospace and defense applications. FSCG also provides advanced manufacturing services of international military and space customers. FSCG products are used on such platforms as the F/A-18 fighter, A-10 attack plane, P-3 reconnaissance aircraft and EH-101 helicopter for surveillance, target verification and battle damage assessment. FSCG is also a producer of ultra high-speed digital imaging systems and is the leading supplier of Link 11 Data Terminal Systems for NATO and allied international navies. FSCG manufactures and markets ship and ground surveillance radar and infrared imaging systems.

    "Other" includes the activities of DRS Corporate Headquarters, DRS Ahead Technology and certain non-operating subsidiaries of the Company. DRS Ahead Technology produces magnetic head components used in the manufacturing process of computer disk drives, which burnish and verify the quality of disk surfaces. DRS Ahead Technology also services and manufactures magnetic video recording heads used in broadcast television equipment.

    Transactions between segments are generally negotiated and accounted for under terms and conditions that are similar to other government and commercial contracts; however, these intercompany transactions are eliminated in consolidation. Other accounting policies of the segments are consistent with those described in the summary of significant accounting policies (see Note 1). The Company evaluates segment-level performance based on revenues and operating income, as presented in the

                    DRS TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings. Operating income, as shown, includes amounts allocated from DRS Corporate operations.

    Information about the Company's continuing operations in these segments for each of the three years ended March 31, 2001 is as follows:

                                                ESG        EOSG       FSCG      OTHER      TOTAL
                                              --------   --------   --------   --------   --------
                                                                 (IN THOUSANDS)
Fiscal 2001:
  Total revenues............................  $186,731   $160,825   $74,614    $ 9,651    $431,821
  Intersegment revenues.....................  $   (257)  $   (222)  $(3,736)   $    --    $ (4,215)
                                              --------   --------   -------    -------    --------
  External revenues.........................  $186,474   $160,603   $70,878    $ 9,651    $427,606
                                              --------   --------   -------    -------    --------
  Operating income (loss) before
    amortization of goodwill and related
    intangibles.............................  $ 17,244   $ 26,232   $ 2,125    $  (450)   $ 45,151
  Operating income (loss)...................  $ 15,336   $ 22,691   $   208    $  (704)   $ 37,531
  Identifiable assets.......................  $106,627   $120,684   $89,261    $18,368    $334,940
  Depreciation and amortization.............  $  3,447   $  7,711   $ 3,290    $ 1,797    $ 16,245
  Capital expenditures......................  $  2,239   $ 10,381   $ 1,934    $ 1,631    $ 16,185
                                              --------   --------   -------    -------    --------

Fiscal 2000:
  Total revenues............................  $187,971   $142,948   $54,596    $ 8,356    $393,871
  Intersegment revenues.....................  $   (177)  $ (1,840)  $  (387)   $    --    $ (2,404)
                                              --------   --------   -------    -------    --------
  External revenues.........................  $187,794   $141,108   $54,209    $ 8,356    $391,467
                                              --------   --------   -------    -------    --------
  Operating income (loss) before
    amortization of goodwill and related
    intangibles.............................  $ 16,370   $ 14,804   $ 3,799    $(2,391)   $ 32,582
  Operating income (loss)...................  $ 14,593   $ 11,404   $ 2,762    $(2,581)   $ 26,178
  Identifiable assets.......................  $ 94,719   $137,075   $62,517    $20,478    $314,789
  Depreciation and amortization.............  $  3,813   $  8,136   $ 2,832    $ 2,289    $ 17,070
  Capital expenditures......................  $  1,722   $  1,973   $   525    $ 1,990    $  6,210
                                              --------   --------   -------    -------    --------

Fiscal 1999:
  Total revenues............................  $123,558   $ 69,972   $60,768    $11,881    $266,179
  Intersegment revenues.....................  $     --   $     --   $  (330)   $    --    $   (330)
                                              --------   --------   -------    -------    --------
  External revenues.........................  $123,558   $ 69,972   $60,438    $11,881    $265,849
                                              --------   --------   -------    -------    --------
  Operating income (loss) before
    amortization of goodwill and related
    intangibles.............................  $  9,497   $  5,077   $ 5,672    $(2,022)   $ 18,224
  Operating income (loss)...................  $  9,292   $  3,581   $ 4,684    $(2,256)   $ 15,301
  Identifiable assets.......................  $ 84,475   $151,313   $66,273    $19,638    $321,699
  Depreciation and amortization.............  $  1,356   $  5,001   $ 3,003    $ 2,241    $ 11,601
  Capital expenditures......................  $  1,916   $  1,820   $ 2,177    $   641    $  6,554
                                              --------   --------   -------    -------    --------

    As a result of changes in estimates to complete on certain long-term programs, operating income for EOSG included the net effect of favorable program adjustments of approximately $7.0 million and $1.6 million in fiscal 2001 and fiscal 2000, respectively. Similarly, operating income for FSCG included the effect of a negative program adjustment of approximately $1.9 million in fiscal 2001.

                    DRS TECHNOLOGIES, INC. AND SUBSIDIARIES

    Revenues, total assets and property, plant and equipment by geographic location are presented in the table below. Revenues are attributed to countries based on the physical location of the operating unit generating the revenues. Information about the Company's operations in these geographic locations for each of the three years ended March 31, 2001 is as follows:

                                                                                             UNITED
                                                       TOTAL     UNITED STATES    CANADA    KINGDOM
                                                      --------   -------------   --------   --------
                                                                      (IN THOUSANDS)
Fiscal 2001:
  Revenues..........................................  $427,606     $380,279      $26,964    $20,363
  Total assets......................................  $334,940     $273,178      $33,162    $28,600
  Property, plant and equipment.....................  $ 37,639     $ 34,343      $ 2,046    $ 1,250
Fiscal 2000:
  Revenues..........................................  $391,467     $319,331      $32,437    $39,699
  Total assets......................................  $314,789     $245,450      $32,765    $36,574
  Property, plant and equipment.....................  $ 29,006     $ 25,465      $ 1,958    $ 1,583
Fiscal 1999:
  Revenues..........................................  $265,849     $221,812      $29,554    $14,483
  Total assets......................................  $321,699     $264,926      $30,679    $26,094
  Property, plant and equipment.....................  $ 32,124     $ 28,415      $ 2,240    $ 1,469

16. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

    The following table sets forth unaudited quarterly financial information for fiscal 2001 and 2000:

                                                        FIRST      SECOND     THIRD      FOURTH
                                                       QUARTER    QUARTER    QUARTER    QUARTER
                                                       --------   --------   --------   --------
                                                         (IN THOUSANDS, EXCEPT PER-SHARE DATA)
Fiscal year ended March 31, 2001
  Revenues...........................................  $94,521    $107,227   $ 95,935   $129,923
  Operating income...................................  $ 7,155    $  8,503   $ 10,091   $ 11,782
  Net earnings.......................................  $ 1,898    $  2,239   $  3,479   $  4,362
    Basic earnings per share.........................  $  0.20    $   0.22   $   0.32   $   0.37
    Diluted earnings per share.......................  $  0.18    $   0.20   $   0.28   $   0.34

Fiscal year ended March 31, 2000
  Revenues...........................................  $85,646    $ 88,253   $103,570   $113,998
  Operating income...................................  $ 5,274    $  5,119   $  7,120   $  8,665
  Net earnings.......................................  $   968    $  1,060   $  1,773   $    509
    Basic earnings per share.........................  $  0.10    $   0.11   $   0.19   $   0.05
    Diluted earnings per share.......................  $  0.10    $   0.11   $   0.18   $   0.07

    In connection with the then pending sale of the magnetic tape head business units (see Note 4), the Company recorded a loss on the sale of discontinued operations of approximately $2.1 million, net of tax, in the fiscal 2000 fourth quarter results of operations. Also in the fourth quarter of fiscal 2000, the Company recorded restructuring charges of approximately $1.8 million.

                    DRS TECHNOLOGIES, INC. AND SUBSIDIARIES

                 SCHEDULE II. VALUATION AND QUALIFYING ACCOUNTS
                   YEARS ENDED MARCH 31, 2001, 2000 AND 1999

                                                   COL. C                         COL. D
          COL. A               COL. B           ADDITIONS (A)                 DEDUCTIONS (B)               COL. E
--------------------------  ------------   -----------------------       -------------------------       ----------
                                              (1)          (2)               (1)           (2)
                                                        CHARGED TO                     CREDITED TO
                             BALANCE AT    CHARGED TO     OTHER          CREDITED TO      OTHER          BALANCE AT
                            BEGINNING OF   COSTS AND    ACCOUNTS--        COSTS AND    ACCOUNTS--          END OF
       DESCRIPTION             PERIOD       EXPENSES     DESCRIBE         EXPENSES      DESCRIBE           PERIOD
--------------------------  ------------   ----------   ----------       -----------   -----------       ----------
INVENTORY RESERVE
Year ended March 31,
  2001....................   $5,340,000    $4,138,000   $  437,000(c)    $2,021,000    $2,434,000(d)     $5,460,000
Year ended March 31,
  2000....................   $3,166,000    $4,885,000   $  151,000(c)    $2,752,000    $  110,000(d)     $5,340,000
Year ended March 31,
  1999....................   $1,545,000    $3,424,000   $  266,000(c)    $1,461,000    $  608,000(d)     $3,166,000

ACCRUAL FOR FUTURE COSTS
  ON UNCOMPLETED CONTRACTS
Year ended March 31,
  2001....................   $4,973,000    $6,576,000   $   56,000(c)    $2,562,000    $1,011,000(e)     $8,032,000
Year ended March 31,
  2000....................   $8,119,000    $3,491,000   $  121,000(c)    $4,269,000    $2,489,000(e)     $4,973,000
Year ended March 31,
  1999....................   $4,120,000    $2,717,000   $5,784,000(c)    $1,197,000    $3,305,000(e)     $8,119,000

ALLOWANCE FOR DOUBTFUL
  ACCOUNTS
Year ended March 31,
  2001....................   $1,140,000    $  677,000   $    2,000(c)    $  140,000    $  875,000(d)     $1,074,000
Year ended March 31,
  2000....................   $1,182,000    $  389,000   $    7,000(c)    $  149,000    $   19,000(d)     $1,410,000
Year ended March 31,
  1999....................   $  486,000    $  492,000   $  258,000(c)    $   48,000    $    6,000(d)     $1,182,000

OTHER CURRENT ASSETS
Year ended March 31,
  2001....................   $  259,000    $1,116,000   $        0       $        0    $        0        $1,375,000
Year ended March 31,
  2000....................   $        0    $  259,000   $        0       $        0    $        0        $  259,000

--------------------------

(a) Represents, on a full-year basis, net credits to reserve accounts.

(b) Represents, on a full-year basis, net charges to reserve accounts.

(c) Represents amounts reclassified from related reserve accounts.

(d) Represents amounts utilized and credited to related asset accounts.

(e) Represents amounts reclassified to related reserve accounts.

                    DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                              SEPTEMBER 30,   MARCH 31,
                                                                  2001          2001
                                                              -------------   ---------
                                                               (UNAUDITED)
                           ASSETS
Current assets:
  Cash and cash equivalents.................................     $  4,162     $  2,324
  Accounts receivable, net..................................      102,069       97,645
  Inventories, net of progress payments.....................      110,906       74,327
  Prepaid expenses and other current assets.................       12,426        8,697
                                                                 --------     --------
    Total current assets....................................      229,563      182,993
                                                                 --------     --------
Property, plant and equipment, less accumulated depreciation and amortization of $43,667 and $39,142 at September 30,
  2001 and March 31, 2001, respectively.....................       51,531       37,639
Goodwill, less accumulated amortization of $13,754 at March
  31, 2001..................................................       76,206       76,390
Acquired intangible assets, less accumulated amortization of
  $5,911 and $7,551 at September 30, 2001 and March 31,
  2001, respectively........................................       21,144       32,912
Purchase price in excess of net tangible assets acquired....       30,054           --
Deferred income taxes and other noncurrent assets...........       10,843        5,006
                                                                 --------     --------
    Total assets............................................     $419,341     $334,940
                                                                 ========     ========

            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current installments of long-term debt....................     $  1,436     $  7,217
  Short-term bank debt......................................        1,312          831
  Accounts payable..........................................       27,460       40,089
  Accrued expenses and other current liabilities............      100,631       91,170
                                                                 --------     --------
    Total current liabilities...............................      130,839      139,307
Long-term debt, excluding current installments..............      159,784       75,076
Other noncurrent liabilities................................        6,663        8,610
                                                                 --------     --------
    Total liabilities.......................................      297,286      222,993
                                                                 --------     --------

Stockholders' equity:
Preferred Stock, no par value. Authorized 2,000,000 shares;
  no shares issued at September 30, 2001 and March 31,
  2001......................................................           --           --
Common Stock, $.01 par value per share Authorized 30,000,000 shares; issued 12,189,335 and 12,058,057 shares at
  September 30, 2001 and March 31, 2001, respectively.......          122          121
Additional paid-in capital..................................       73,695       72,033
Retained earnings...........................................       52,406       44,025
Accumulated other comprehensive losses......................       (3,960)      (3,968)
Unamortized stock compensation..............................         (208)        (264)
                                                                 --------     --------
    Net stockholders' equity................................      122,055      111,947
                                                                 --------     --------
Commitments and contingencies...............................
    Total liabilities and stockholders' equity..............     $419,341     $334,940
                                                                 ========     ========

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements

                    DRS TECHNOLOGIES, INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

                                                       THREE MONTHS ENDED           SIX MONTHS ENDED
                                                         SEPTEMBER 30,               SEPTEMBER 30,
                                                     ----------------------      ----------------------
                                                       2001          2000          2001          2000
                                                     --------      --------      --------      --------
Revenues.......................................      $116,178      $107,227      $219,530      $201,748
Costs and expenses.............................       105,475        98,724       199,143       186,090
                                                     --------      --------      --------      --------
  Operating income.............................        10,703         8,503        20,387        15,658
Other expense (income), net....................            38            32           (15)          (42)
Interest and related expenses..................         1,838         3,537         3,963         6,644
                                                     --------      --------      --------      --------
  Earnings before minority interests and income
  taxes........................................         8,827         4,934        16,439         9,056
Minority interests.............................           368           270           626           595
                                                     --------      --------      --------      --------
  Earnings before income taxes.................         8,459         4,664        15,813         8,461
Income taxes...................................         3,976         2,425         7,432         4,324
                                                     --------      --------      --------      --------
  Net earnings.................................      $  4,483      $  2,239      $  8,381      $  4,137
                                                     ========      ========      ========      ========
Earnings per share of common stock
  Basic earnings per share:....................      $   0.37      $   0.22      $   0.69      $   0.43
  Diluted earnings per share:..................      $   0.34      $   0.20      $   0.64      $   0.38

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements

                    DRS TECHNOLOGIES, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                  (UNAUDITED)

                                                                 SIX MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                              -----------------------
                                                                2001           2000
                                                              --------       --------
Cash flows from operating activities:
  Net earnings..............................................  $  8,381       $  4,137

  Adjustments to reconcile net earnings to cash flows from
    operating activities:
    Depreciation and amortization...........................     5,962          8,544
    Other, net..............................................      (191)        (1,156)

  Changes in assets and liabilities, net of effects from
    business combinations:
    Decrease in accounts receivable.........................    19,163          4,171
    Increase in inventories.................................   (15,260)        (3,896)
    (Increase) decrease in prepaid expenses and other
      current assets........................................    (3,174)           765
    Decrease in accounts payable............................   (12,588)        (3,529)
    (Decrease) increase in accrued costs on acquired
      contracts.............................................    (2,962)        11,564
    Increase (decrease) in accrued expenses and other
      current liabilities...................................     3,544         (3,078)
    Increase (decrease) in customer advances................     4,729         (3,187)
    Other, net..............................................    (3,751)          (893)
                                                              --------       --------
  Net cash provided by operating activities.................     3,853         13,442

Cash flows from investing activities:
  Capital expenditures......................................    (7,480)        (8,412)
  Payments pursuant to business combinations, net of cash
    acquired................................................   (71,927)        (6,979)
  Proceeds from sale of discontinued operations.............        --          3,000
  Other, net................................................        67            361
                                                              --------       --------
  Net cash used in investing activities.....................   (79,340)       (12,030)

Cash flows from financing activities:
  Net borrowings of short-term debt.........................       481          1,478
  Retirement of long-term debt..............................   (88,455)            --
  Net payments on long-term debt............................   (42,225)        (5,487)
  Additional borrowings of long-term debt...................   209,550          7,000
  Deferred financing fees...................................    (4,664)            --
  Other, net................................................     1,663            132
                                                              --------       --------
  Net cash provided by financing activities.................    76,350          3,123
                                                              --------       --------
Effect of exchange rates on cash and cash equivalents.......       975            253
                                                              --------       --------
Net increase in cash and cash equivalents...................     1,838          4,788
Cash and cash equivalents, beginning of period..............     2,324          3,778
                                                              --------       --------
Cash and cash equivalents, end of period....................  $  4,162       $  8,566
                                                              ========       ========

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

                    DRS TECHNOLOGIES, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. BASIS OF PRESENTATION

    The accompanying unaudited Condensed Consolidated Financial Statements of DRS Technologies, Inc. and Subsidiaries (DRS or the Company) have been prepared in accordance with accounting principles generally accepted in the United States and with the instructions to Form 10-Q and Article 10 of Regulation S-X. The Company has continued to follow the accounting policies set forth in the consolidated financial statements included in its fiscal 2001 Annual Report on Form 10-K filed with the Securities and Exchange Commission, except for the April 1, 2001 adoption of the provisions of Statement of Financial Accounting Standards (SFAS) Nos. 133, "Accounting for Derivative Instruments and Hedging Activities" (see Note 7 of Notes to Condensed Consolidated Financial Statements), 141, "Business Combinations", and 142, "Goodwill and Other Intangible Assets" (see Note 4 of Notes to Condensed Consolidated Financial Statements). In the opinion of management, the interim financial information provided herein reflects all adjustments (consisting of normal and recurring adjustments) necessary for a fair presentation of the Company's consolidated financial position as of September 30, 2001, the results of operations for the three- and six-month periods ended September 30, 2001 and 2000, and cash flows for the six-month periods ended September 30, 2001 and 2000. The results of operations for the three- and six-months ended September 30, 2001 are not necessarily indicative of the results to be expected for the full year.

    For further information, these interim financial statements should be read in conjunction with the Consolidated Financial Statements of the Company for the fiscal year ended March 31, 2001, included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2001.

2. BUSINESS COMBINATIONS

    On September 28, 2001, DRS acquired certain assets and liabilities of the Sensors and Electronic Systems (SES) business of The Boeing Company (Boeing) (the Acquisition). The Company paid approximately $67.1 million in cash, subject to adjustment, for the Acquisition. In addition to the purchase price, the estimated costs related to the Acquisition, including professional fees, will be approximately $4.0 million. SES, located in Anaheim, California, is a leading provider of advanced electro-optical airborne and naval surveillance and targeting systems, high-performance military infrared cooled sensor systems, and infrared uncooled sensor products for military and commercial applications. This acquisition broadens the Company's product lines and customer base of its Electro-Optical Systems Group, particularly in those areas associated with naval and air-based applications, and provides a strong complement to DRS' existing products in ground-based Forward Looking Infrared technology. SES is now operating as DRS Sensors & Targeting Systems, Inc., a unit of the Company's Electro-Optical Systems Group. The SES assets acquired and liabilities assumed have been included in our consolidated financial statements as of the date of acquisition.

    The Company is in the process of obtaining a third-party valuation of the assets acquired and the liabilities assumed as well as performing its own internal assessment, thus, the allocation of the purchase price is subject to adjustment. In addition, in connection with the Acquisition the Company may incur costs associated with exiting certain activities, including severance costs. It is management's expectation that a certain amount of the purchase price will be allocated to acquired identifiable intangible assets, with such assets requiring amortization. As the the Company is unable to estimate the amount of acquired identifiable intangibles at this time, the entire excess of purchase price over the tangible net assets acquired has been included as a separate line item on the balance sheet as of

                    DRS TECHNOLOGIES, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

2. BUSINESS COMBINATIONS (CONTINUED)
September 30, 2001. In addition, since the Acquisition was completed at the end of the second quarter, there is no amortization expense related to the Acquisition in the results of operations. The purchase price allocation will be adjusted during in the second half of fiscal 2002.

    The following unaudited pro forma financial information shows the results of operations for the three- and six-month periods ended September 30, 2001 and 2000, as though the Acquisition had occurred on April 1, 2000. For purposes of the pro forma financial information shown below, DRS' operating results for the three- and six-month periods ended September 30, have been combined with SES' calendar year operating results for the three- and six-month periods ended June
30. As indicated above, the Company is in the process of obtaining a third-party valuation of the assets acquired and the liabilities assumed as well as performing its own internal assessment. This could result in a different portion of the purchase price being allocated to goodwill, tangible and intangible assets and acquired in-process research and development. Any identified in-process research and development would be expensed immediately. Each
$1.0 million increase/decrease in the amount allocated to acquired identifiable intangible assets, with an estimated ten year useful life, would result in an increase/decrease in amortization expense of approximately $100,000 per year.

                                                      THREE MONTHS ENDED     SIX MONTHS ENDED
                                                         SEPTEMBER 30,         SEPTEMBER 30,
                                                      -------------------   -------------------
                                                        2001       2000       2001       2000
                                                      --------   --------   --------   --------
                                                        (IN THOUSANDS EXCEPT PER SHARE DATA)
Revenues............................................  $142,908   $126,846   $273,087   $240,657
Net earnings (loss).................................  $  3,233   $ (1,467)  $  5,034   $   (850)
                                                      --------   --------   --------   --------
Earnings (loss) per share of common stock
  Basic earnings (loss) per share:..................  $   0.27   $  (0.15)  $   0.42   $  (0.09)
  Diluted earnings (loss) per share:................  $   0.25   $  (0.15)  $   0.38   $  (0.09)

    The unaudited pro forma financial information shown above is derived from preliminary financial data, is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have been achieved had the Acquisition been completed as of the dates indicated above or of the results that may be obtained in the future.

    In connection with the SES Acquisition, the Company entered into a $240 million credit agreement with First Union National Bank, as the lead bank, consisting of a term loan in the aggregate principal amount of $140 million (Term Loan) and a $100 million revolving line of credit (Line of Credit) (collectively referred to as the Credit Facility). The maturity dates of the Term Loan and the Line of Credit are September 30, 2008, and September 30, 2006, respectively. The Term Loan requires quarterly principal payments beginning on December 31, 2001. Borrowings under the Credit Facility bear interest based on LIBOR (London Interbank Offered Rate), United States Prime Rate or United States Federal Funds Rate. The Credit Facility is secured by substantially all of the assets of the Company. There are certain covenants and restrictions placed on the Company under the Credit Facility, including a maximum total leverage ratio and a minimum fixed charge ratio, a restriction on the payment of dividends on the capital stock of the Company, a limitation on the issuance of additional debt and certain other restrictions. In addition, the Company is required to make an offer to prepay certain portions of the loan from the proceeds of certain events, including an equity offering

                    DRS TECHNOLOGIES, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

2. BUSINESS COMBINATIONS (CONTINUED)
and sale of certain assets. The interest rates on the Company's outstanding Term Loan and Line of Credit borrowings were approximately 5.9% and 5.7%, respectively, at September 30, 2001.

    The proceeds of the Credit Facility at the date of the SES Acquisition of $161 million were used to acquire SES and repay the balance of the debt outstanding under DRS's previous credit facility with Mellon Bank, N.A. (the Mellon Facility) in the amount of $88.5 million. At September 30, 2001, the $161 million outstanding under the Credit Facility consisted of a $140 million term loan and a $21 million borrowing under the revolving line of credit. As of September 30, 2001, the Company had approximately $51.0 million available under the revolving line of credit, after satisfaction of its borrowing base requirement and certain restrictions.

    On August 22, 2001, we acquired certain assets and liabilities of the Electro-Mechanical Systems (EMS) business of Lockheed Martin for approximately $4.0 million in cash, subject to adjustment. EMS, located in Largo, Florida, produces systems and antenna for radar and other surveillance sensor systems. The acquisition of EMS provides certain product synergies and vertical business integration opportunities for DRS. EMS is now operating as DRS Surveillance Support Systems, Inc. (SSS), a unit of the Company's Electronic Systems Group. The Company is in the process of obtaining a third-party valuation of the assets acquired and the liabilities assumed, thus the allocation of the purchase price is subject to adjustment. The financial position and results of operations of SSS were not significant to those of the Company as of the acquisition date or for the period ended September 30, 2001.

3. INVENTORIES

    Inventories are summarized as follows:

                                                        SEPTEMBER 30, 2001   MARCH 31, 2001
                                                        ------------------   --------------
                                                                  (IN THOUSANDS)
Work-in-process.......................................       $127,688           $83,058
Raw material and finished goods.......................         14,159             7,992
                                                             --------           -------
                                                              141,847            91,050
                                                             --------           -------
Less progress payments................................        (30,941)          (16,723)
                                                             --------           -------
Total.................................................       $110,906           $74,327
                                                             ========           =======

    General and administrative costs included in work-in-process were approximately $17.5 million and $14.5 million at September 30, 2001 and March 31, 2001, respectively. General and administrative expenses included in costs and expenses amounted to approximately $21.5 million and $19.9 million for the three-month periods ended September 30, 2001 and 2000, respectively, and approximately $42.2 million and $36.7 million for the six-month periods then ended. Included in those amounts are expenditures for internal research and development amounting to approximately $2.5 million and $2.0 million for the fiscal quarters ended September 30, 2001 and 2000, respectively and approximately $4.6 million and $4.1 million, respectively, for the six-month periods then ended.

                    DRS TECHNOLOGIES, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

4. GOODWILL AND INTANGIBLE ASSETS

    In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards Nos. 141 and 142 (SFAS 141 and SFAS 142), "Business Combinations" and "Goodwill and Other Intangible Assets", respectively. SFAS 141 replaces APB 16 and requires the use of the purchase method for all business combinations initiated after June 30, 2001. It also provides guidance on purchase accounting related to the recognition of intangible assets, noting that any purchase price allocated to an assembled workforce may not be accounted for separately, and accounting for negative goodwill. SFAS 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Under SFAS 142, goodwill will be tested annually and whenever events or circumstances occur indicating that goodwill might be impaired.

    The Company elected to adopt the provisions of SFAS 141 and 142 as of April 1, 2001. The Company has identified its reporting units to be its operating segments and has determined the carrying value of each reporting unit by assigning assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of April 1, 2001. Upon adoption of SFAS 142, amortization of goodwill recorded for business combinations consummated prior to July 1, 2001 ceased, and intangible assets acquired prior to July 1, 2001 that did not meet the criteria for recognition apart from goodwill under SFAS 141 were reclassified to goodwill. In connection with the adoption of SFAS 142, the Company was required to perform a transitional goodwill impairment assessment within six months of adoption. The Company completed its transitional goodwill impairment assessment in the second quarter of fiscal 2002 with no adjustment to its April 1, 2001 goodwill. The annual impairment test will be performed in the fourth quarter of each fiscal year, after completion of the Company's annual operating plan.

                    DRS TECHNOLOGIES, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

4. GOODWILL AND INTANGIBLE ASSETS (CONTINUED)
    The following disclosure presents certain information on the Company's acquired intangible assets as of September 30, 2001, and March 31, 2001: (All intangible assets are being amortized over their estimated useful lives, as indicated below, with no estimated residual values.)

                                             WEIGHTED
                                             AVERAGE       GROSS
                                           AMORTIZATION   CARRYING   ACCUMULATED
ACQUIRED INTANGIBLE ASSETS                    PERIOD       AMOUNT    AMORTIZATION   NET BALANCE
--------------------------                 ------------   --------   ------------   -----------
                                                                     (IN THOUSANDS)
As of September 30, 2001
Amortized acquired intangible assets:
  Technology based intangibles...........  22 years       $19,425      $(4,560)       $14,865
  Customer related intangibles...........  21 years         7,630       (1,351)         6,279
                                                          -------      -------        -------
                                                          $27,055      $(5,911)       $21,144
                                                          =======      =======        =======
As of March 31, 2001
Amortized acquired intangible assets:
  Technology based intangibles...........  22 years       $18,225      $(4,032)       $14,193
  Customer related intangibles...........  21 years         7,630       (1,166)         6,464
  Workforce..............................  16 years         7,628         (757)         6,871
  Technical infrastructure...............  20 years         5,280         (638)         4,642
  Other..................................  30 years         1,700         (958)           742
                                                          -------      -------        -------
                                                          $40,463      $(7,551)       $32,912
                                                          =======      =======        =======

    The aggregate acquired intangible amortization expense for the three- and six-month periods ended September 30, 2001 was approximately $316,000 and $713,000, respectively. The estimated acquired intangible amortization expense for the fiscal year ending March 31, 2002 and for each of the subsequent four fiscal years ending March 31, 2006, excluding any amortization that may result from the SES or EMS acquisitions, is $1.4 million and $1.3 million, respectively.

    The table below reconciles the change in the carrying amount of goodwill, by operating segment, for the period from March 31, 2001 to September 30, 2001, excluding the SES and EMS acquisitions. The Company recorded an $11.5 million reduction in goodwill in the second quarter of fiscal 2002 in

                    DRS TECHNOLOGIES, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

4. GOODWILL AND INTANGIBLE ASSETS (CONTINUED) connection with the reversal of an accrual for future costs on expired options associated with certain acquired contracts.

                                                     ELECTRO-
                                        ELECTRONIC   OPTICAL
                                         SYSTEMS     SYSTEMS     FLIGHT SAFETY AND
                                          GROUP       GROUP     COMMUNICATIONS GROUP    OTHER      TOTAL
                                        ----------   --------   --------------------   --------   --------
                                                                  (IN THOUSANDS)
Balance as of March 31, 2001..........    $31,450    $ 20,236         $24,661            $ 43     $76,390
Effect of adoption of SFAS 141 and
  142:
  Workforce...........................         --       3,807           3,064              --       6,871
  Technical infrastructure............         --       4,642              --              --       4,642
  Other...............................         --          --             742              --         742
Existing technology...................         --          --          (1,155)             --      (1,155)
Adjustments...........................         --          --              --             (43)        (43)
                                          -------    --------         -------            ----     -------
Balance as of April 1, 2001...........    $31,450    $ 28,685         $27,312            $ --     $87,447
Adjustment on acquired contract.......         --     (11,492)             --              --     (11,492)
Foreign currency translation
  adjustment..........................        262          --             (11)             --         251
                                          -------    --------         -------            ----     -------
Balance as of September 30, 2001......    $31,712    $ 17,193         $27,301            $ --     $76,206
                                          =======    ========         =======            ====     =======

                    DRS TECHNOLOGIES, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

    The following pro forma information reconciles the net earnings reported for the period ended September 30, 2001 and September 30, 2000 to adjusted net earnings reflecting the adoption of SFAS 142:

                                                          THREE MONTHS ENDED     SIX MONTHS ENDED
                                                             SEPTEMBER 30,         SEPTEMBER 30,
                                                          -------------------   -------------------
                                                            2001       2000       2001       2000
                                                          --------   --------   --------   --------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Reported net earnings...................................  $ 4,483    $ 2,239    $ 8,381    $ 4,137
Add back:
  Goodwill and related intangible amortization, net of
    tax benefit of $668 and $1,276......................       --        754         --      1,438
                                                          -------    -------    -------    -------
Adjusted net earnings...................................  $ 4,483    $ 2,993    $ 8,381    $ 5,575
                                                          =======    =======    =======    =======

Basic earnings per share:
Reported net earnings...................................  $  0.37    $  0.22    $  0.69    $  0.43
Add back:
  Goodwill and related intangible amortization, net of
    tax benefit of $.07 and $.13 per share,
    respectively........................................       --       0.08         --       0.14
                                                          -------    -------    -------    -------
Adjusted net earnings...................................  $  0.37    $  0.30    $  0.69    $  0.57
                                                          =======    =======    =======    =======

Diluted earnings per share:
Reported net earnings...................................  $  0.34    $  0.20    $  0.64    $  0.38
Add back:
Goodwill and related intangible amortization, net of tax
  benefit of $.05 and $.10 per share, respectively......       --       0.06         --       0.12
                                                          -------    -------    -------    -------
Adjusted net earnings...................................  $  0.34    $  0.26    $  0.64    $  0.50
                                                          =======    =======    =======    =======

                    DRS TECHNOLOGIES, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

5. EARNINGS PER SHARE

    The following table presents a reconciliation of the numerators and denominators of basic and diluted earnings per share (EPS):

                                                          THREE MONTHS ENDED     SIX MONTHS ENDED
                                                             SEPTEMBER 30,         SEPTEMBER 30,
                                                          -------------------   -------------------
                                                            2001       2000       2001       2000
                                                          --------   --------   --------   --------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Basic EPS computation:
  Net earnings..........................................  $ 4,483    $ 2,239    $ 8,381    $ 4,137
                                                          -------    -------    -------    -------
  Weighted average common shares outstanding............   12,142     10,001     12,118      9,677
                                                          -------    -------    -------    -------
Basic earnings per share................................  $  0.37    $  0.22    $  0.69    $  0.43
                                                          =======    =======    =======    =======
Diluted EPS computation:
  Net earnings..........................................    4,483      2,239    $ 8,381    $ 4,137
  Interest and expenses related to convertible
    debentures..........................................       --        196         --        436
                                                          -------    -------    -------    -------
  Adjusted net earnings.................................    4,483      2,435      8,381      4,573
                                                          -------    -------    -------    -------
Diluted common shares outstanding:
  Weighted average common shares outstanding............   12,142     10,001     12,118      9,677
  Stock options and warrants............................    1,039        535        989        493
  Convertible debentures................................       --      1,808         --      1,984
                                                          -------    -------    -------    -------
Diluted common shares outstanding.......................   13,181     12,344     13,107     12,154
                                                          -------    -------    -------    -------
Diluted earnings per share..............................  $  0.34    $  0.20    $  0.64    $  0.38
                                                          =======    =======    =======    =======

6. COMPREHENSIVE EARNINGS

    The components of comprehensive earnings for the three- and six-month periods ended September 30, 2001 and 2000 consisted of the following:

                                                          THREE MONTHS ENDED     SIX MONTHS ENDED
                                                             SEPTEMBER 30,         SEPTEMBER 30,
                                                          -------------------   -------------------
                                                            2001       2000       2001       2000
                                                          --------   --------   --------   --------
                                                                       (IN THOUSANDS)
Net earnings............................................  $ 4,483    $ 2,239    $ 8,381    $ 4,137
Other comprehensive earnings (losses):
  Foreign currency translation adjustments..............      587       (469)       802     (2,040)
  Unrealized losses on hedging instruments:
    Cumulative adjustment at April 1, 2001..............       --         --       (289)        --
    Unrealized losses arising during the period.........     (434)        --       (505)        --
                                                          -------    -------    -------    -------
Comprehensive earnings..................................  $ 4,636    $ 1,770    $ 8,389    $ 2,097
                                                          =======    =======    =======    =======

    At September 30, 2001, accumulated other comprehensive losses totaled approximately $4.0 million and consisted of $3.2 million and $794,000 for foreign currency translation adjustments and unrealized losses on hedging instruments, respectively. At March 31, 2001, the $4.0 million balance consisted of foreign currency translation adjustments.

                    DRS TECHNOLOGIES, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

7. DERIVATIVE FINANCIAL INSTRUMENTS

    Effective April 1, 2001, the Company adopted SFAS 133. This Statement requires the recognition of all derivative instruments as either assets or liabilities in the consolidated balance sheet, and the periodic adjustment of those instruments to fair value. The classification of gains and losses resulting from changes in the fair values of derivatives is dependent on the intended use of the derivative and its resultant designation.

    The Company utilizes variable rate debt to maintain its operations and sustain its growth. Such variable rate borrowings expose the Company to interest rate risk and the related impact that changes in interest rates can have on the Company's earnings and on its cash flows. In an effort to limit its interest expense and cash flow exposure the Company entered into interest rate collar agreements with notional amounts covering a limited amount of the aggregate outstanding principal balance of the Company's term loans. The following is a summary of the Company's interest rate collar agreements in place as of September 30, 2001 and March 31, 2001:

                                                    NOTIONAL AMOUNT
      EFFECTIVE           EXPIRATION      -----------------------------------    VARIABLE RATE    CEILING        FLOOR
        DATE                 DATE         SEPTEMBER 30, 2001   MARCH 31, 2001        BASE           RATE          RATE
        ----           ----------------   ------------------   --------------   ---------------   --------      --------
                                                    (IN THOUSANDS)
April 22, 1999         January 26, 2002         $20,000           $20,000        3 Month LIBOR      5.75%         4.80%
January 26, 2001       January 30, 2003         $10,000           $10,000        3 Month LIBOR      6.50%         5.09%
January 29, 2001       January 31, 2003         $10,000           $10,000        3 Month LIBOR      6.50%         5.05%

    On April 1, 2001, in accordance with the provisions in SFAS 133, the Company designated its interest rate collars as cash flow hedges and recorded the fair value of the instruments on the balance sheet at that date, with a corresponding adjustment to comprehensive earnings. Due to the nature and characteristics of the Company's designated hedging instruments, all adjustments to the fair values of such instruments will be adjusted via comprehensive earnings. The effect of adopting SFAS 133 at April 1, 2001, and the amounts recorded related to its derivative financial instruments as of and for the three- and six-month periods ended September 30, 2001, were not material to the Company's consolidated financial position and did not impact the Company's consolidated results of operations or cash flows.

8. OPERATING SEGMENTS

    DRS operates in three principal business segments on the basis of products and services offered: the Electronic Systems Group (ESG), the Electro-Optical Systems Group (EOSG), and the Flight Safety and Communications Group (FSCG). All other operations are grouped in "Other." During the first quarter of fiscal 2002, the Company's operating subsidiary, DRS Photronics, Inc. (DRS Photronics) was combined with DRS' Flight Safety and Communications Group for management purposes, based primarily on operational synergies. DRS Photronics had previously been managed as part of the Electro-Optical Systems Group. Prior-year balances and results of operations disclosed herein have been restated to give effect to this change.

                    DRS TECHNOLOGIES, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

8. OPERATING SEGMENTS (CONTINUED)
    Information about the Company's segments for the fiscal quarters ended September 30, 2001 and 2000 are as follows:

                                                                 (IN THOUSANDS)
                                              ----------------------------------------------------
                                                ESG        EOSG       FSCG      OTHER      TOTAL
                                              --------   --------   --------   --------   --------
QUARTER ENDED SEPTEMBER 30, 2001
  Total revenues............................  $ 53,120   $ 40,737   $22,013    $ 2,248    $118,118
    Intersegment revenues...................        --       (370)   (1,570)        --      (1,940)
                                              --------   --------   -------    -------    --------
  External revenues.........................  $ 53,120   $ 40,367   $20,443    $ 2,248    $116,178
  Operating income (loss)...................  $  4,226   $  5,340   $ 1,483    $  (346)   $ 10,703
  Identifiable assets.......................  $116,554   $179,446   $99,531    $23,810    $419,341
  Depreciation and amortization.............  $    435   $  1,268   $   908    $   470    $  3,081
  Capital expenditures......................  $    424   $  2,285   $   389    $   856    $  3,954

QUARTER ENDED SEPTEMBER 30, 2000
  Total revenues............................  $ 45,688   $ 36,879   $22,026    $ 2,636    $107,229
    Intersegment revenues...................        --         (2)       --         --          (2)
                                              --------   --------   -------    -------    --------
  External revenues.........................  $ 45,688   $ 36,877   $22,026    $ 2,636    $107,227
  Operating income (loss)...................  $  3,762   $  5,229   $  (796)   $   308    $  8,503
  Identifiable assets.......................  $104,148   $128,709   $87,444    $16,616    $336,917
  Depreciation and amortization.............  $    909   $  1,755   $ 1,184    $   554    $  4,402
  Capital expenditures......................  $  1,019   $  3,165   $   834    $   814    $  5,832

SIX MONTHS ENDED SEPTEMBER 30, 2001
  Total revenues............................  $ 91,216   $ 82,670   $44,310    $ 4,484    $222,680
    Intersegment revenues...................       (17)      (464)   (2,669)        --      (3,150)
                                              --------   --------   -------    -------    --------
  External revenues.........................  $ 91,199   $ 82,206   $41,641    $ 4,484    $219,530
  Operating income (loss)...................  $  9,034   $  9,817   $ 2,284    $  (748)   $ 20,387
  Identifiable assets.......................  $116,554   $179,446   $99,531    $23,810    $419,341
  Depreciation and amortization.............  $    809   $  2,539   $ 1,672    $   942    $  5,962
  Capital expenditures......................  $  1,255   $  4,049   $ 1,013    $ 1,163    $  7,480

SIX MONTHS ENDED SEPTEMBER 30, 2000
  Total revenues............................  $ 87,225   $ 72,538   $37,178    $ 4,818    $201,759
    Intersegment revenues...................        --        (11)       --         --         (11)
                                              --------   --------   -------    -------    --------
  External revenues.........................  $ 87,225   $ 72,527   $37,178    $ 4,818    $201,748
  Operating income (loss)...................  $  6,262   $  9,100   $   108    $   188    $ 15,658
  Identifiable assets.......................  $104,148   $128,709   $87,444    $16,616    $336,917
  Depreciation and amortization.............  $  1,790   $  3,491   $ 2,161    $ 1,102    $  8,544
  Capital expenditures......................  $  1,514   $  3,921   $ 1,964    $ 1,013    $  8,412

                    DRS TECHNOLOGIES, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

9. SUPPLEMENTAL CASH FLOW INFORMATION

                                                                (IN THOUSANDS)
                                                                  SIX MONTHS
                                                                     ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Cash paid for:
  Income taxes..............................................   $9,573     $4,917
  Interest..................................................   $4,390     $6,686
Noncash Investing and Financing Activities:
  Deferred acquisition costs for business combinations......   $3,461     $   --
  Common stock issued for business combinations.............   $   --     $4,000
  Note receivable--sale of magnetic tape head business......   $   --     $1,741
  Conversion of 9% convertible debentures...................   $   --     $8,752

10. CONTINGENCIES

    The Company is a party to various legal actions and claims arising in the ordinary course of its business. In management's opinion, the Company has adequate legal defenses for each of the actions and claims and believes that their ultimate disposition will not have a material adverse effect on the Company's consolidated financial position or results of operations.

    In April and May 1998, subpoenas were issued to the Company by the United States Attorney for the Eastern District of New York seeking documents related to a governmental investigation of certain equipment manufactured by DRS Photronics, Inc. (DRS Photronics). These subpoenas were issued in connection with United States v. Tress, a case involving a product substitution allegation against an employee of DRS Photronics. On June 26, 1998, the complaint against the employee was dismissed without prejudice. Although additional subpoenas were issued to the Company on August 12, 1999 and May 10, 2000, to date, no claim has been made against the Company or DRS Photronics. During the Government's investigation, until October 29, 1999, DRS Photronics was unable to ship certain equipment related to the case, resulting in delays in the Company's recognition of revenues. On October 29, 1999, DRS Photronics received authorization to ship its first boresight system since the start of the investigation.

    The Company is presently involved in a dispute in arbitration with Spar Aerospace Limited (Spar) with respect to the working capital adjustment, if any, provided for in the purchase agreement between the Company and Spar dated as of September 19, 1997, pursuant to which the Company acquired, through certain of its subsidiaries, certain assets of Spar. The Company is also in a dispute with Raytheon Company (Raytheon) with respect to the working capital adjustment (not to exceed $7.0 million), if any, provided for in the purchase agreement between the Company and Raytheon dated as of July 28, 1998, pursuant to which the Company acquired, through certain subsidiaries, certain assets of Raytheon. Management does not believe that the resolution of these claims will result in a material adverse effect on our earnings or financial condition.

    On October 3, 2001, a lawsuit was filed in the United States District Court of the Eastern District of New York by Miltope Corporation, a corporation of the State of Alabama, and IV Phoenix Group, Inc., a corporation of the State of New York, against DRS Technologies, Inc., DRS Electronic Systems, Inc., and a number of individual defendants, several of whom are employed by DRS Electronic Systems. The plaintiffs allege claims against us of infringement of a number of patents, breach of a confidentiality agreement, misappropriation of trade secrets, unjust enrichment and unfair competition. The claims relate generally to the activities of certain former employees of IV Phoenix

                    DRS TECHNOLOGIES, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

10. CONTINGENCIES (CONTINUED)
Group and the hiring of some of those employees by us. The plaintiffs seek damages of not less than $5 million for each of the claims. The plaintiffs also allege claims for tortious interference with business relationships, tortious interference with contracts and conspiracy to breach fiduciary duty. The plaintiffs seek damages of not less than $47.1 million for each claim. In addition, plaintiffs seek punitive and treble damages, injunctive relief and attorneys' fees. In our answer, we have denied the plaintiffs' allegations and DRS intends to vigorously defend this action. Although this action is in its early stages, management believes it has meritorious defenses.

                          INDEPENDENT AUDITORS' REPORT

The Boeing Company

    We have audited the accompanying statement of assets to be acquired and liabilities to be assumed of certain operations of the Sensors and Electronic Systems organization of The Boeing Company as defined in the Asset Purchase Agreement dated August 3, 2001 and described in Note 1 (the SES Business) as of December 31, 2000, and its direct revenues and direct operating expenses for the year then ended. These financial statements are the responsibility of The Boeing Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying financial statements were prepared to present the assets to be acquired and liabilities to be assumed and the direct revenues and direct operating expenses of the SES Business, as described in Note 1 to the financial statements, and may not necessarily be indicative of the conditions that would have existed or the results of operations if the SES Business had been operated as a stand-alone company during the period presented.

    In our opinion, the accompanying statement of assets to be acquired and liabilities to be assumed and the related statement of direct revenues and direct operating expenses present fairly, in all material respects, the assets to be acquired and liabilities to be assumed of the SES Business as of December 31, 2000, and its direct revenues and direct operating expenses for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Costa Mesa, California
November 15, 2001

                       SES BUSINESS OF THE BOEING COMPANY

       STATEMENTS OF ASSETS TO BE ACQUIRED AND LIABILITIES TO BE ASSUMED

             AS OF DECEMBER 31, 2000 AND JUNE 30, 2001 (UNAUDITED)

                             (DOLLARS IN THOUSANDS)

                                                              DECEMBER 31,    JUNE 30,
                                                                  2000          2001
                                                              ------------   -----------
                                                                             (UNAUDITED)
                           ASSETS
CURRENT ASSETS:
  Billed accounts receivable................................     $21,248       $13,246
  Unbilled accounts receivable..............................      20,052        11,591
  Inventory, net of progress payments.......................      32,422        21,786
  Other current assets......................................         495           149
                                                                 -------       -------
    Total current assets....................................      74,217        46,772

MACHINERY AND EQUIPMENT, net................................       9,695         9,212

INTANGIBLE ASSET, net.......................................       2,087         1,834
                                                                 -------       -------
    Total assets............................................      85,999        57,818

                        LIABILITIES
CURRENT LIABILITIES:
  Accrued vacation and sick pay.............................       1,093         1,265
  Customer advances.........................................       5,798         3,031
  Reserve for anticipated losses on contracts...............       7,970         7,970
  Other.....................................................         302           276
                                                                 -------       -------
    Total current liabilities...............................      15,163        12,542

COMMITMENTS AND CONTINGENCIES...............................
                                                                 -------       -------
NET ASSETS TO BE ACQUIRED...................................     $70,836       $45,276
                                                                 =======       =======

                See accompanying notes to financial statements.

                       SES BUSINESS OF THE BOEING COMPANY

          STATEMENTS OF DIRECT REVENUES AND DIRECT OPERATING EXPENSES

                  FOR THE YEAR ENDED DECEMBER 31, 2000 AND THE

              SIX MONTHS ENDED JUNE 30, 2001 AND 2000 (UNAUDITED)

                             (DOLLARS IN THOUSANDS)

                                                                                 SIX MONTHS
                                                                                    ENDED
                                                               YEAR ENDED         JUNE 30,
                                                              DECEMBER 31,   -------------------
                                                                  2000         2001       2000
                                                              ------------   --------   --------
                                                                                 (UNAUDITED)
DIRECT REVENUES.............................................    $108,343     $53,557    $38,908

DIRECT OPERATING EXPENSES:
  Costs of revenues.........................................      99,373      48,706     39,492
  Selling, general, and administrative......................      13,323       5,664      5,732
                                                                --------     -------    -------

    Total direct operating expenses.........................     112,696      54,370     45,224
                                                                --------     -------    -------

DIRECT REVENUES LESS THAN DIRECT OPERATING EXPENSES.........    $ (4,353)    $  (813)   $(6,316)
                                                                ========     =======    =======

                See accompanying notes to financial statements.

                       SES BUSINESS OF THE BOEING COMPANY

       NOTES TO FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2000

          AND THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000 (UNAUDITED)

                             (DOLLARS IN THOUSANDS)

1. BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

    On September 28, 2001, The Boeing Company (Boeing or the Seller) sold certain assets and liabilities of the Sensors and Electronic Systems business (SES or the SES Business) to DRS Technologies, Inc. (DRS or the Buyer) pursuant to an Asset Purchase Agreement dated as of August 3, 2001, between Boeing and DRS (the Agreement).

    The SES Business, located primarily in Anaheim, California, is a provider of advanced electro-optical airborne and naval surveillance and targeting systems, high-performance military infrared cooled sensor systems, and infrared uncooled sensor products for military and commercial applications.

    BASIS OF PRESENTATION--The assets to be acquired and liabilities to be assumed of the SES business have not operated as a stand-alone business within Boeing, and have been included within its Space and Communications segment. The accompanying financial statements present the assets to be acquired and liabilities to be assumed of SES based upon the structure of the transaction as described in the Agreement and the direct revenues and direct operating expenses corresponding to the assets to be acquired and liabilities to be assumed; assets and liabilities of the Sensors and Electronic Systems business of The Boeing Company which are not subject to the Agreement, and the related direct revenues and direct operating expenses, have been excluded.

    Costs other than direct labor and materials, are allocated to SES from various Boeing overhead pools on the basis of direct labor costs or other appropriate methodologies. Costs included in the various overhead pools include, but are not limited to, depreciation and amortization, occupancy and facility costs, employee benefit costs, and various services such as general management, facilities management, human resources, data processing, security, payroll and employee benefits administration, financial, legal, tax, insurance administration, duplicating, telecommunications, and other miscellaneous services. In the opinion of management, these methods of allocating indirect costs are reasonable; however, they do not necessarily equal the costs that SES would have incurred on a stand-alone basis. Therefore, the financial information included herein may not necessarily reflect the financial position and results of operations of SES on a stand-alone basis.

    UNAUDITED INTERIM FINANCIAL INFORMATION--The accompanying interim financial information as of June 30, 2001 and for the six months ended June 30, 2001 and 2000 are unaudited and, in the opinion of management, include all adjustments necessary to present fairly the financial information for the periods presented in accordance with accounting principles generally accepted in the United States of America (generally accepted accounting principles).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make assumptions and estimates that directly affect the amounts reported in the financial statements and accompanying notes. Actual results could differ materially from those estimates.

    REVENUE RECOGNITION--Revenues under cost-reimbursement contracts are accounted for under the percentage-of-completion method of accounting in which revenues are recorded for costs, as incurred, plus a portion of profit expected to be realized based on the ratio of costs incurred to estimated costs

                       SES BUSINESS OF THE BOEING COMPANY

       NOTES TO FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2000

    AND THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000 (UNAUDITED) (CONTINUED)

                             (DOLLARS IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) at completion. Revenues under fixed price contracts are recorded as deliveries are made. Revenues for time and material contracts are recorded when the services are performed. Anticipated losses on contracts are recognized in full in the period that the losses become probable and estimable. Anticipated losses in excess of the related accumulated cost is shown as a liability in the accompanying financial statements.

    Estimated profits for all long-term contracts are based on management estimates of total sales values and costs at completion. These estimates are reviewed and revised periodically throughout the lives of the contracts, and adjustments resulting from such revisions are recorded in the periods in which the revisions are made. When appropriate, increased funding is assumed based on expected adjustments of contract prices for increases in scope and other changes ordered by the customer. Since many contracts extend over a long period of time, revisions in cost and funding estimates during the progress of work have the effect of adjusting current period earnings for performance in prior periods.

    Certain contracts contain cost or performance incentives or both. These incentives provide for increases in fees or profits for surpassing stated targets or other criteria, or for decreases in fees or profits for failure to achieve such targets or other criteria. Cost and performance incentives are included in revenues at the time there is sufficient information to relate actual performance to targets or other criteria.

    Cost of sales includes direct engineering and manufacturing costs and certain overheads including fringe benefits and an allocated portion of costs incurred by support departments.

    CASH AND CASH EQUIVALENTS--SES participates in a centralized cash management system wherein cash receipts are transferred to and cash disbursements are funded by Boeing. Since cash and cash equivalents related to the operations of SES are not to be acquired by DRS, they are excluded from the accompanying financial statements.

    ACCOUNTS RECEIVABLE--Billed accounts receivable are comprised of amounts due from the United States Government (either directly, or indirectly through commercial customers who are the prime contractor on contracts where SES is a subcontractor and the United States Government is the sole end customer) and from commercial customers principally related to long-term cost-reimbursement contracts. These amounts are billed in accordance with contract terms. Amounts billed under retainage provisions of contracts are not significant and substantially all amounts are collectible within five years.

    Unbilled receivables on fixed-price contracts arise as revenues are recognized under the percentage-of-completion method. These amounts are billable at specified dates, when deliveries are made or at contract completion, which is generally expected to occur within one year. Amounts included in unbilled receivables are related to long-term contracts and are reduced by appropriate progress billings. Unbilled amounts on cost-reimbursement contracts represent recoverable costs and accrued profits not yet billed. These amounts are billable based on contract terms, final settlement of indirect expense rates, or contract completion.

    INVENTORY--Inventoried costs on long-term contracts include direct engineering, production and tooling costs, and applicable overhead, not in excess of estimated net realizable value, net of related progress payments received. In accordance with industry practice, inventoried costs include amounts

                       SES BUSINESS OF THE BOEING COMPANY

       NOTES TO FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2000

    AND THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000 (UNAUDITED) (CONTINUED)

                             (DOLLARS IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) relating to contracts with long production cycles, a portion of which is not expected to be realized within one year. Commercial spare parts and general stock materials are stated at average cost not in excess of net realizable value.

    MACHINERY AND EQUIPMENT--Pursuant to the Agreement, certain machinery and equipment owned by the Seller which is used in connection with SES was purchased by the Buyer, and the cost and related accumulated depreciation of such machinery and equipment is included in the accompanying financial statements. Machinery and equipment is recorded at cost less accumulated depreciation.

    Depreciation is computed using accelerated and straight-line methods over the estimated useful lives (10 to 50 years) of the related assets. Recoverability of machinery and equipment is periodically evaluated by assessing whether the net book value can be recovered over its remaining life through undiscounted cash flows generated by the asset.

    INCOME TAXES--No provision or benefit for income taxes has been provided in the accompanying financial statements due to the fact that SES was not operated as a stand-alone company and no allocation of the Seller's income tax provision/benefit has been made to SES.

    Pursuant to the Agreement, no tax-related assets or liabilities have been acquired or assumed by the Buyer and, accordingly, no tax-related assets or liabilities are reflected in the accompanying financial statements.

    FAIR VALUE OF FINANCIAL INSTRUMENTS--Financial instruments of SES consist of accounts receivable. The carrying amount of SES's financial instruments approximate the fair values at December 31, 2000 based on the short-term nature of these instruments.

    INTANGIBLE ASSET--Intangible asset represents amounts paid pursuant to a 15-year technology license agreement. The amount is being amortized on a straight-line method over the life of the license and is net of accumulated amortization of $913 at December 31, 2000.

    RECENT ACCOUNTING PRONOUNCEMENTS--In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which the SES adopted effective January 1, 2001. SFAS No. 133 required SES to record all derivatives on the balance sheet at fair value. SFAS No. 133 did not have a material impact on SES's financial statements.

    In July 2001, the FASB issued two new pronouncements: SFAS No. 141, BUSINESS COMBINATIONS, and SFAS No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. SES will be required to adopt SFAS No. 141 for all business combinations completed after June 30, 2001. SES will be required to adopt SFAS No. 142 on January 1, 2002; SES is evaluating the impact of the adoption of this standard and has not yet determined the effect, if any, that this statement will have on its financial statements.

                       SES BUSINESS OF THE BOEING COMPANY

       NOTES TO FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2000

    AND THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000 (UNAUDITED) (CONTINUED)

                             (DOLLARS IN THOUSANDS)

3. ACCOUNTS RECEIVABLE

    As of December 31, 2000 and June 30, 2001, accounts receivable are comprised as follows:

                                                         DECEMBER 31,   JUNE 30,
                                                             2000         2001
                                                         ------------   --------
Billed accounts receivable:
  United States Government.............................     $16,768     $ 9,872
  Other................................................       4,480       3,374
                                                            -------     -------
                                                             21,248      13,246

Unbilled accounts receivable:
  United States Government.............................      18,413      10,617
  Other................................................       1,639         974
                                                            -------     -------
                                                             20,052      11,591

                                                            $41,300     $24,837
                                                            =======     =======

    Accounts receivable at December 31, 2000 are expected to be collected in 2001 except for approximately $2,926 in 2002.

4. INVENTORY

    As of December 31, 2000 and June 30, 2001, inventory is comprised as follows:

                                                         DECEMBER 31,   JUNE 30,
                                                             2000         2001
                                                         ------------   --------
Inventoried costs related to long-term contracts.......     $42,703     $30,025
Raw materials..........................................       2,871       4,776
Less progress payments, principally related to
  long-term contracts..................................     (13,152)    (13,015)
                                                            -------     -------

                                                            $32,422     $21,786
                                                            =======     =======

5. MACHINERY AND EQUIPMENT

    As of December 31, 2000 and June 30, 2001, machinery and equipment are comprised as follows:

                                                        DECEMBER 31,   JUNE 30,
                                                            2000         2001
                                                        ------------   --------
Machinery and equipment...............................    $ 35,203     $ 36,335
Less accumulated depreciation.........................     (27,278)     (28,366)
                                                          --------     --------
Machinery and equipment, net..........................       7,925        7,969
Construction in progress..............................       1,770        1,243
                                                          --------     --------
Machinery and equipment, net..........................    $  9,695     $  9,212
                                                          ========     ========

                       SES BUSINESS OF THE BOEING COMPANY

       NOTES TO FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2000

    AND THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000 (UNAUDITED) (CONTINUED)

                             (DOLLARS IN THOUSANDS)

5. MACHINERY AND EQUIPMENT (CONTINUED)
    In addition to the assets recorded above, SES uses certain government-owned equipment and shared Seller equipment for production of the contracts. The shared Seller equipment has been excluded from the accompanying financial statements as they are not to be acquired by DRS.

    Acquisitions of machinery and equipment was $1,185 for the year ended December 31, 2000.

6. EMPLOYEE BENEFIT PLANS

    The employees of SES, along with eligible employees from other Boeing operations, participate in various retirement and other benefit plans of Boeing. The pension assets of the plans, which are in excess of the pension liabilities, have not historically been specifically identified for, nor allocated to, SES or to specific individual participants in the plans because the Plan's administrator does not provide sufficient information for that purpose. Therefore no calculated net pension asset/liability existed at December 31, 2000 or June 30, 2001 for SES.

    In accordance with the Agreement, certain pension assets and liabilities will be assumed by the Buyer in connection with the closing. The assets to be transferred will be calculated by multiplying the total fair market value of the Boeing plans' assets as of the closing date by a percentage computed as the actuarially determined liability as of the closing date for the transferred employees divided by the actuarially determined liability for all participants in the plans. The assets to be transferred shall be made in cash or cash equivalents. The liabilities to be transferred will be actuarially determined based upon Seller's existing methodologies and the participant classifications as of the closing date.

    Costs attributable to SES's participation in the benefit plans have been allocated to SES from Boeing as a non-specifically identifiable component of certain overhead pools which are included in costs of revenues and selling, general and administrative expenses in the statement of direct revenues and direct operating expenses.

7. RISK CONCENTRATIONS, COMMITMENTS, AND CONTINGENCIES

    GENERAL--Companies such as SES, which are engaged in supplying defense-related equipment to the U.S. Government, are subject to certain business risks peculiar to that industry. Sales to the U.S. Government may be affected by changes in procurement policies, budget considerations, changing concepts of national defense, political developments abroad and other factors.

    CONTINGENCIES--The SES Business is subject to potential liability under customer claims arising in the normal course of business. Management of the SES Business and the Seller believe the disposition of matters which are pending or asserted will not have a material adverse effect on the SES Business financial statements.

    CREDIT RISK--Financial instruments which subject SES to concentrations of credit risk primarily relate to accounts receivable. Contracts involving the U.S. Government do not require collateral or other security. Ongoing credit evaluations of non-U.S. Government customers are conducted and generally collateral or other security is not required from these customers. Historically, no significant credit-related losses have been incurred by SES.

                       SES BUSINESS OF THE BOEING COMPANY

       NOTES TO FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2000

    AND THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000 (UNAUDITED) (CONTINUED)

                             (DOLLARS IN THOUSANDS)

7. RISK CONCENTRATIONS, COMMITMENTS, AND CONTINGENCIES (CONTINUED)
    MARKET CONCENTRATIONS--For the year ended December 31, 2000, three customers represented 58%, 13%, and 13% of direct revenues. At December 31, 2000, two customers accounted for 69% and 14% of total accounts receivable.

    Direct revenues under U.S. Governmental contracts (including contracts for which SES is either the prime contractor or a subcontractor) were approximately 77% of total direct revenues for the year ended December 31, 2000. Direct revenues under United States Government prime contracts and subcontracts approximated $78,500 and $5,500, respectively, for the year ended December 31, 2000.

    LEASES--Concurrent with the closing of the Acquisition, the Seller and the Buyer entered into two lease agreements (the Leases) whereby the Seller agreed to lease to the Buyer space occupied by SES in Anaheim, California. The Leases contain certain renewal options and escalation clauses.

    Minimum rental commitments under the Leases as of the closing date of the Acquisition are as follows:

For the period from October 1, 2001 to December 31, 2001....   $1,829
For the year ending December 31, 2002.......................    3,394
For the year ending December 31, 2003.......................      167
                                                               ------

                                                               $5,390
                                                               ======

8. SERVICES AGREEMENT

    Concurrent with the closing of the Acquisition, the Buyer entered into a Transitional Services Agreement (TSA) whereby the Seller agreed to provide, and the Buyer agreed to purchase, certain support services. The TSA will be in effect upon the closing of the Acquisition until the agreed-upon service period, which ranges between one to six months depending on the type of services; or upon termination notice period, which ranges from 30 to 60 days.

BACK PAGE INSIDE COVER:

    Picture of Virginia Class NSSN Submarine with smaller pictures on top of the page of (with capitons):

           Command Workstation, Control Display Workstation, Submarine Workstation, Submarine Display System, Horizontal Large Screen Display

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    YOU MAY RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. NEITHER THE COMPANY NOR ANY UNDERWRITER HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THE PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THESE SECURITIES.

                            ------------------------

                               TABLE OF CONTENTS

                            ------------------------

                                       PAGE
                                     --------
Prospectus Summary.................      1
Summary Consolidated Financial
  Data.............................      5
Risk Factors.......................      6
Special Note Regarding
  Forward-Looking Statements.......     13
Use of Proceeds....................     14
Dividend Policy....................     15
Price Range of Common Stock........     15
Capitalization.....................     16
Selected Consolidated Financial
  Data.............................     17
Pro Forma Financial Information....     18
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations........     23
Business...........................     37
Management.........................     57
Transactions with Related
  Parties..........................     67
Principal Stockholders.............     68
Description of the Capital Stock...     70
Underwriting.......................     71
Legal Matters......................     74
Experts............................     74
Where You Can Find More
  Information......................     75
Index to Financial Statements and
  Financial Statement Schedule.....    F-1

                                     [LOGO]

                                3,000,000 SHARES

                                  COMMON STOCK
                                ---------------
                                   PROSPECTUS
                                ---------------

                            BEAR, STEARNS & CO. INC.
                              WACHOVIA SECURITIES

                                           , 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Securities and Exchange Commission filing fee...............  $27,799
NASD Filing Fee.............................................   11,620
American Stock Exchange Filing fee..........................     *
Printing....................................................     *
Legal fees and expenses.....................................     *
Accounting fees and expenses................................     *
Miscellaneous...............................................     *
                                                              -------
    Total...................................................     *
                                                              =======

------------------------

*   To be filed by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Set forth below is a description of certain provisions of the Restated Certificate of Incorporation, as amended (the "Restated Certificate of Incorporation"), of DRS Technologies, Inc. (the "Company") the Bylaws (the "Bylaws") of the Company and the General Corporation Law of the State of Delaware, as such provisions relate to the indemnification of the directors and officers of the Company. This description is intended only as a summary and is qualified in its entirety by reference to the Restated Certificate of Incorporation, the Bylaws, and the General Corporation Law of the State of Delaware.

    The Company's Restated Certificate of Incorporation provides that the Company shall, to the full extent permitted by Sections 102 and 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto and eliminates the personal liability of its directors to the full extent permitted by
Section 102(b)(7) of the General Corporation Law of the State of Delaware, as amended from time to time.

    Section 145 of the General Corporation Law of the State of Delaware permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable for negligence or misconduct in the performance of his respective duties to the corporation, although the court in which the action or suit was brought may determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

    Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the ability of a director for any act or omission occurring prior to the date when such provision becomes effective.

ITEM 16. EXHIBITS.

     EXHIBIT NO.        DESCRIPTION
---------------------   -----------
         *1.1           Form of Underwriting Agreement

          3.1           Restated Certificate of Incorporation of the Company
                        [Registration Statement No. 2-70062-NY, Amendment No. 1,
                        Exhibit 2(a)]

          3.2           Certificate of Amendment of the Restated Certificate of
                        Incorporation of the Company, as filed July 7, 1983
                        [Registration Statement on Form 8-A of the Company, dated
                        July 13, 1983, Exhibit 2.2]

          3.3           Composite copy of the Restated Certificate of Incorporation of the Company, as amended [Registration Statement
                        No. 2-85238, Exhibit 3.3]

          3.4           Amended and Restated Certificate of Incorporation of the
                        Company, as filed April 1, 1996 [Registration Statement
                        No. 33-64641, Post-Effective Amendment No. 1, Exhibit 3.4]

          3.5           Certificate of Amendment to the Amended and Restated
                        Certificate of Incorporation of the Company, as filed
                        August 8, 2001 [Form 10-Q, quarter ended June 30, 2001, File
                        No. 1-8533, Exhibit 3.9]

          3.6           By-laws of the Company as amended to November 7, 1994
                        [Form 10-K, fiscal year ended March 31, 1995, File
                        No. 1-8533, Exhibit 3.4]

          3.7 Amendment to the By-Laws of the Registrant, as adopted by resolution of the Registrant's Stockholders on August 9, 2000 [Post-Effective Amendment No. 2 on Form S-3 to
                        Form S-4, filed August 7, 2001, File No. 1-8533,
                        Exhibit 4.3]

          3.8           Certificate of Amendment of the Certificate of Incorporation
                        of Precision Echo Acquisition Corp., as filed March 10, 1995
                        [Form 10-K, fiscal year ended March 31, 1995, File
                        No. 1-8533, Exhibit 3.5]

          3.9 Form of Advance Notice By-Laws of the Company [Form 10-Q, quarter ended December 31, 1995, File No. 1-8533,
                        Exhibit 3]

          3.10          Amended and Restated By-Laws of the Company, as of April 1,
                        1996 [Registration Statement No. 33-64641, Post-Effective
                        Amendment No. 1, Exhibit 3.8]

          4.1           Registration Rights Agreement, dated as of September 22,
                        1995 between the Company and Forum Capital Markets L.P.
                        [Registration Statement No. 33-64641, Amendment No. 1,
                        Exhibit 4.3]

          4.2 Amendment to the Warrant Agreement, dated as of February 18, 1999, among NAI, Continental Stock Transfer &
                        Trust Company and American Stock Transfer & Trust Company
                        [Post-Effective Amendment No. 2 on Form S-3 to S-4, filed
                        August 7, 2001, File No. 1-8533, Exhibit 4.8]

          4.3           Amended and Restated Warrant Agreement, dated as of June 8,
                        2001, between the Registrant and Mellon Investor Services
                        LLC [Post-Effective Amendment No. 2 on Forms S-3 to S-4,
                        filed August 7, 2001, File No. 1-8533, Exhibit 4.9]

          5.1           Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

         10.1           1991 Stock Option Plan of the Company [Registration
                        Statement No. 33-42886, Exhibit 28.1]

         10.2           1996 Omnibus Plan of the Company [Registration Statement
                        No. 333-14487, Exhibit 99.1]

     EXHIBIT NO.        DESCRIPTION
---------------------   -----------
         10.3           Joint Venture Agreement, dated as of November 3, 1993, by
                        and between DRS Systems Management Corporation and Laurel
                        Technologies, Inc. [Form 10-Q, quarter ended December 31,
                        1993, File No. 1-8533, Exhibit 6(a)(3)]

         10.4           Waiver Letter, dated as of December 13, 1993 by and between
                        DRS Systems Management Corporation and Laurel Technologies,
                        Inc. [Form 10-Q, quarter ended December 31, 1993, File
                        No. 1-8533, Exhibit 6(a)(4)]

         10.5 Partnership Agreement, dated December 31, 1993, by and between DRS Systems Management Corporation and Laurel
                        Technologies, Inc. [Form 10-Q, quarter ended December 31,
                        1993, File No. 1-8533, Exhibit 6(a)(5)]

         10.6           Employment, Non-Competition and Termination Agreement, dated
                        July 20, 1994, between Diagnostic/Retrieval Systems, Inc.
                        and David E. Gross [Form 10-Q, quarter ended June 30, 1994,
                        File No. 1-8533, Exhibit 1]

         10.7           Asset Purchase Agreement, dated October 28, 1994,
                        Acquisition by PE Acquisition Corp. a subsidiary of Precision Echo, Inc. of all of the Assets of Ahead
                        Technology Corporation [Form 10-Q, quarter ended
                        December 31, 1994, File No. 1-8533, Exhibit 1]

         10.8           Amendment to Agreement for Acquisition of Assets, dated
                        July 5, 1995, between Photronics Corp. and Opto Mechanik,
                        Inc. [Form 8-K, Amendment No. 1, July 5, 1995, File
                        No. 1-8533, Exhibit 1]

         10.9 Asset Purchase Agreement, dated as of February 9, 1996, by and among Mag-Head Engineering, Company, Inc. and Ahead
                        Technology Acquisition Corporation, a subsidiary of Precision Echo, Inc. [Registration Statement No. 33-64641,
                        Post-Effective Amendment No. 1, Exhibit 10.93]

         10.10          Asset Purchase Agreement, dated June 17, 1996, by and among
                        Vikron, Inc., Northland Aluminum, Inc., Ahead Wisconsin
                        Acquisition Corporation, a third-tier subsidiary of the
                        Company, and Ahead Technology, Inc., a second-tier
                        subsidiary of the Company [Form 10-K, fiscal year ended
                        March 31, 1997, File No. 1-8533, Exhibit 10.99]

         10.11          Agreement and Plan of Merger, dated September 30, 1996, by and among PTI Acquisition Corp., a subsidiary of the
                        Company, Pacific Technologies, Inc., David A. Leedom, Karen
                        A. Mason, Robert T. Miller, Carl S. Ito and Barry S. Kindig
                        [Form 10-K, fiscal year ended March 31, 1997, File
                        No. 1-8533, Exhibit 10.101]

         10.12 Asset Purchase Agreement, dated October 22, 1996, by and among Ahead Technology, Inc., a second-tier subsidiary of the Company, Nortronics Acquisition Corporation, a third-tier subsidiary of the Company, Nortronics Company, Inc., Alan Kronfeld, Thomas Philipich and Robert Liston
                        [Form 10-K, fiscal year ended March 31, 1997, File
                        No. 1-8533, Exhibit 10.102]

         10.13          Purchase Agreement, dated as of September 19, 1997, between
                        DRS Technologies, Inc. and Spar Aerospace Limited.
                        [Form 8-K, October 27, 1997, File No. 1-8533, Exhibit 1]

         10.14          Asset Purchase Agreement, dated July 28, 1998, by and among the Company, Raytheon TI Systems, Inc., Raytheon Company and
                        Raytheon Systems Georgia, Inc. [Form 8-K, November 4, 1998,
                        File No. 1-8533, Exhibit 1]

         10.15          Letter Amendment by and among the Company, Raytheon TI
                        Systems, Inc., Raytheon Company and Raytheon Systems
                        Georgia, Inc., dated October 20, 1998, amending the Asset
                        Purchase Agreement. [Form 8-K, November 4, 1998, File
                        No. 1-8533, Exhibit 2]

         10.16          Amended and Restated Revolving Credit Loan and Term Loan
                        Agreement, dated October 20, 1998, by and among the Company,
                        DRS Technologies Canada Company, DRS Technologies Canada,
                        Inc., DRS EO, Inc., DRS FPA, L.P. and Mellon Bank, N.A.
                        [Form 8-K, November 4, 1998, File No. 1-8533, Exhibit 3]

     EXHIBIT NO.        DESCRIPTION
---------------------   -----------
         10.17          Agreement and Plan of Merger dated August 26, 1998, as
                        amended, among DRS Technologies, Inc., DRS Merger Sub, Inc.
                        and NAI Technologies, Inc. [Registration Statement
                        No. 333-69751, Post Effective Amendment No. 1,
                        Exhibit 2.1]).

         10.18          Amendment to Agreement and Plan of Merger, dated
                        February 17, 1999, among DRS Technologies, Inc., DRS Merger
                        Sub, Inc. and NAI Technologies, Inc. [Form 8-K, March 5,
                        1999, File No. 1-8533, Exhibit 2]

         10.19          1991 Stock Option Plan of NAI Technologies, Inc.
                        Registration Statement No. 333-69751, Post Effective
                        Amendment No. 1 on Form S-8, Exhibit 4.4]

         10.20          1993 Stock Option Plan for Directors of NAI Technologies,
                        Inc. Registration Statement No. 333-69751, Post Effective
                        Amendment No. 1 on Form S-8, Exhibit 4.5]

         10.21          1996 Stock Option Plan of NAI Technologies, Inc.
                        Registration Statement No. 333-69751, Post Effective
                        Amendment No. 1 on Form S-8, Exhibit 4.6]

         10.22          Employment Agreement, dated as of November 20, 1996, by and between the Company and Mark S. Newman [Form 10-K, fiscal
                        year ended March 31, 1999, File No. 1-8533, Exhibit 10.47]

         10.23 Employment Agreement, dated as of April 30, 1997, by and between the Company and Nina Laserson Dunn [Form 10-K, fiscal year ended March 31, 1999, File No. 1-8533,
                        Exhibit 10.48]

         10.24          Employment Agreement, dated as of February 19, 1999, by and between the Company and Richard A. Schneider [Form 10-K,
                        fiscal year ended March 31, 1999, File No. 1-8533,
                        Exhibit 10.49]

         10.25          Subcontract No. 483901(D), dated June 24, 1994, under
                        Contract No. N00024-94-D-5204, between the Company and
                        Unisys Corporation Government Systems Group [Form 10-K, fiscal year ended March 31, 1995, File No. 1-8533,
                        Exhibit 10.37]

         10.26 Purchase Order No. 10606321 1, dated October 28, 1998, between the Company and Raytheon TI Systems, Inc.
                        [Form 10-K, fiscal year ended March 31, 2001, File
                        No. 1-8533, Exhibit 10.26]

         10.27          Contract DAAH01-97-C-0390, dated September 24, 1997, between
                        Hughes Georgia, Inc. and the U.S. Army [Form 10-K, fiscal
                        year ended March 31, 2001, File No. 1-8533, Exhibit 10.27]

         10.28          Modification P00001, dated January 16, 1998, to Contract
                        DAAH01-97-C-0390 [Form 10-K, fiscal year ended March 31,
                        2001, File No. 1-8533, Exhibit 10.28]

         10.29          Modification P00008, dated October 30, 1998, to Contract
                        DAAH01-97-C-0390 [Form 10-K, fiscal year ended March 31,
                        2001, File No. 1-8533, Exhibit 10.29]

         10.30          Contract DAAB07-97-C-J430, dated April 1, 1997, between
                        Hughes Aircraft Co. and the U.S. Army [Form 10-K, fiscal year ended March 31, 2001, File No. 1-8533, Exhibit 10.30]

         10.31          Modification P00037, dated March 31, 1999, to
                        Contract DAAB07-97-C-J430. [Form 10-K, fiscal year ended
                        March 31, 2001, File No. 1-8533, Exhibit 10.31]

         10.32          First Amendment and Modification Agreement, dated
                        August 15, 1999, by and among the Company, DRS Technologies
                        Canada Company, DRS Technologies Canada, Inc., DRS Sensor
                        Systems, Inc., formerly known as "DRS EO, Inc.", and
                        DRS Infrared Technologies, LP, formerly known as
                        "DRS FPA, L.P." and Mellon Bank, N.A. as the Agent and
                        Lender [Form 10-K, Fiscal Year ended March 31, 2000, File
                        No. 1-8533, Exhibit 10.32]

         10.33          Second Amendment and Modification Agreement, dated
                        February 4, 2000, by and among the Company, DRS Technologies
                        Canada Company, DRS Technologies Canada, Inc., DRS Sensor
                        Systems, Inc., formerly known as "DRS EO, Inc.", and
                        DRS Infrared Technologies, LP, formerly known as
                        "DRS FPA, L.P." and Mellon Bank, N.A. as the Agent and
                        Lender [Form 10-K, Fiscal Year ended March 31, 2000, File
                        No. 1-8533, Exhibit 10.33]

     EXHIBIT NO.        DESCRIPTION
---------------------   -----------
         10.34          Asset Purchase Agreement, dated June 12, 2000, by and
                        between DRS Technologies, Inc. and General Atronics
                        Corporation [Form 10-K, Fiscal Year ended March 31, 2001,
                        File No. 1-8533, Exhibit 10.34]
         10.35          Employment Agreement, dated as of August 9, 2000, by and
                        between the Company and Paul G. Casner, Jr. [Form 10-K,
                        Fiscal Year ended March 31, 2001, File No. 1-8533,
                        Exhibit 10.35]
         10.36          Asset Purchase Agreement, dated as of August 3, 2001,
                        between DRS Technologies, Inc. and The Boeing Company
                        [Form 8-K, October 12, 2001, File No. 1-8533, Exhibit 1]
         10.37          Credit Agreement, dated as of September 28, 2001, by and
                        among DRS Technologies, Inc. and First Union National Bank
                        [Form 8-K, October 12, 2001, File No. 1-8533, Exhibit 2]
         21             List of subsidiaries of the Company as of March 31, 2001
                        [Form 10-K, Fiscal Year ended March 31, 2001, File
                        No. 1-8533, Exhibit 21]
         23.1           Consent of KPMG LLP
         23.2           Consent of Deloitte & Touche LLP
         23.3           Consent of Skadden, Arps, Slate, Meagher & Flom LLP
                        (included in Exhibit 5.1)
         23.4           Power of Attorney (included in signature page)

------------------------

*   To be filed by amendment.

ITEM 17. UNDERTAKINGS.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i) The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Parsippany, in the state of New Jersey, on November 21, 2001.

                                                       DRS TECHNOLOGIES, INC.

                                                       By:  /s/ MARK S. NEWMAN
                                                            -----------------------------------------
                                                            Name: Mark S. Newman
                                                            Title: Chairman of the Board, President
                                                            and
                                                            Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

    Each person, in so signing also makes, constitutes and appoints Mark S. Newman and Nina Laserson Dunn, and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, to execute and cause to be filed with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, as amended, any and all amendments and post-effective amendments to this Registration Statement and to execute and file any registration statement and amendments thereto for the same offering filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney in fact or his substitute or substitutes may do or cause to be done by virtue hereof.

                        NAME                                      TITLE                    DATE
                        ----                                      -----                    ----
                                                       Chairman of the Board,
                 /s/ MARK S. NEWMAN                      President, Chief
     -------------------------------------------         Executive Officer and      November 21, 2001
                   Mark S. Newman                        Director

                                                       Executive Vice President,
              /s/ RICHARD A. SCHNEIDER                   Chief Financial Officer
     -------------------------------------------         and Treasurer (Principal   November 21, 2001
                Richard A. Schneider                     Financial and Accounting
                                                         Officer)

                    /s/ IRA ALBOM
     -------------------------------------------       Director                     November 21, 2001
                      Ira Albom

                /s/ DONALD C. FRASER
     -------------------------------------------       Director                     November 21, 2001
                  Donald C. Fraser

                        NAME                                      TITLE                    DATE
                        ----                                      -----                    ----
               /s/ WILLIAM F. HEITMANN
     -------------------------------------------       Director                     November 21, 2001
                 William F. Heitmann

               /s/ STEVEN S. HONIGMAN
     -------------------------------------------       Director                     November 21, 2001
                 Steven S. Honigman

                /s/ C. SHELTON JAMES
     -------------------------------------------       Director                     November 21, 2001
                  C. Shelton James

                 /s/ MARK N. KAPLAN
     -------------------------------------------       Director                     November 21, 2001
                   Mark N. Kaplan

                 /s/ STUART F. PLATT
     -------------------------------------------       Director                     November 21, 2001
          Stuart F. Platt, RADM, USN (Ret.)

                /s/ DENNIS J. REIMER
     -------------------------------------------       Director                     November 21, 2001
        General Dennis J. Reimer, USA (Ret.)

                  /s/ ERIC J. ROSEN
     -------------------------------------------       Director                     November 21, 2001
                    Eric J. Rosen

                                 EXHIBIT INDEX

     EXHIBIT NO.        DESCRIPTION
---------------------   -----------
         *1.1           Form of Underwriting Agreement

          3.1           Restated Certificate of Incorporation of the Company
                        [Registration Statement No. 2-70062-NY, Amendment No. 1,
                        Exhibit 2(a)]

          3.2           Certificate of Amendment of the Restated Certificate of
                        Incorporation of the Company, as filed July 7, 1983
                        [Registration Statement on Form 8-A of the Company, dated
                        July 13, 1983, Exhibit 2.2]

          3.3           Composite copy of the Restated Certificate of Incorporation of the Company, as amended [Registration Statement
                        No. 2-85238, Exhibit 3.3]

          3.4           Amended and Restated Certificate of Incorporation of the
                        Company, as filed April 1, 1996 [Registration Statement
                        No. 33-64641, Post-Effective Amendment No. 1, Exhibit 3.4]

          3.5           Certificate of Amendment to the Amended and Restated
                        Certificate of Incorporation of the Company, as filed
                        August 8, 2001 [Form 10-Q, quarter ended June 30, 2001, File
                        No. 1-8533, Exhibit 3.9]

          3.6           By-laws of the Company as amended to November 7, 1994
                        [Form 10-K, fiscal year ended March 31, 1995, File
                        No. 1-8533, Exhibit 3.4]

          3.7 Amendment to the By-Laws of the Registrant, as adopted by resolution of the Registrant's Stockholders on August 9, 2000 [Post-Effective Amendment No. 2 on Form S-3 to
                        Form S-4, filed August 7, 2001, File No. 1-8533,
                        Exhibit 4.3]

          3.8           Certificate of Amendment of the Certificate of Incorporation
                        of Precision Echo Acquisition Corp., as filed March 10, 1995
                        [Form 10-K, fiscal year ended March 31, 1995, File
                        No. 1-8533, Exhibit 3.5]

          3.9 Form of Advance Notice By-Laws of the Company [Form 10-Q, quarter ended December 31, 1995, File No. 1-8533,
                        Exhibit 3]

          3.10          Amended and Restated By-Laws of the Company, as of April 1,
                        1996 [Registration Statement No. 33-64641, Post-Effective
                        Amendment No. 1, Exhibit 3.8]

          4.1           Registration Rights Agreement, dated as of September 22,
                        1995 between the Company and Forum Capital Markets L.P.
                        [Registration Statement No. 33-64641, Amendment No. 1,
                        Exhibit 4.3]

          4.2 Amendment to the Warrant Agreement, dated as of February 18, 1999, among NAI, Continental Stock Transfer &
                        Trust Company and American Stock Transfer & Trust Company
                        [Post-Effective Amendment No. 2 on Form S-3 to S-4, filed
                        August 7, 2001, File No. 1-8533, Exhibit 4.8]

          4.3           Amended and Restated Warrant Agreement, dated as of June 8,
                        2001, between the Registrant and Mellon Investor Services
                        LLC [Post-Effective Amendment No. 2 on Form S-3 to S-4,
                        filed August 7, 2001, File No. 1-8533, Exhibit 4.9]

          5.1           Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

         10.1           1991 Stock Option Plan of the Company [Registration
                        Statement No. 33-42886, Exhibit 28.1]

         10.2           1996 Omnibus Plan of the Company [Registration Statement
                        No. 333-14487, Exhibit 99.1]

         10.3 Joint Venture Agreement, dated as of November 3, 1993, by and between DRS Systems Management Corporation and Laurel
                        Technologies, Inc. [Form 10-Q, quarter ended December 31,
                        1993, File No. 1-8533, Exhibit 6(a)(3)]

         10.4           Waiver Letter, dated as of December 13, 1993 by and between
                        DRS Systems Management Corporation and Laurel Technologies,
                        Inc. [Form 10-Q, quarter ended December 31, 1993, File
                        No. 1-8533, Exhibit 6(a)(4)]

     EXHIBIT NO.        DESCRIPTION
---------------------   -----------
         10.5           Partnership Agreement, dated December 31, 1993, by and
                        between DRS Systems Management Corporation and Laurel
                        Technologies, Inc. [Form 10-Q, quarter ended December 31,
                        1993, File No. 1-8533, Exhibit 6(a)(5)]

         10.6           Employment, Non-Competition and Termination Agreement, dated
                        July 20, 1994, between Diagnostic/Retrieval Systems, Inc.
                        and David E. Gross [Form 10-Q, quarter ended June 30, 1994,
                        File No. 1-8533, Exhibit 1]

         10.7           Asset Purchase Agreement, dated October 28, 1994,
                        Acquisition by PE Acquisition Corp. a subsidiary of Precision Echo, Inc. of all of the Assets of Ahead
                        Technology Corporation [Form 10-Q, quarter ended
                        December 31, 1994, File No. 1-8533, Exhibit 1]

         10.8           Amendment to Agreement for Acquisition of Assets, dated
                        July 5, 1995, between Photronics Corp. and Opto Mechanik,
                        Inc. [Form 8-K, Amendment No. 1, July 5, 1995, File
                        No. 1-8533, Exhibit 1]

         10.9 Asset Purchase Agreement, dated as of February 9, 1996, by and among Mag-Head Engineering, Company, Inc. and Ahead
                        Technology Acquisition Corporation, a subsidiary of Precision Echo, Inc. [Registration Statement No. 33-64641,
                        Post-Effective Amendment No. 1, Exhibit 10.93]

         10.10          Asset Purchase Agreement, dated June 17, 1996, by and among
                        Vikron, Inc., Northland Aluminum, Inc., Ahead Wisconsin
                        Acquisition Corporation, a third-tier subsidiary of the
                        Company, and Ahead Technology, Inc., a second-tier
                        subsidiary of the Company [Form 10-K, fiscal year ended
                        March 31, 1997, File No. 1-8533, Exhibit 10.99]

         10.11          Agreement and Plan of Merger, dated September 30, 1996, by and among PTI Acquisition Corp., a subsidiary of the
                        Company, Pacific Technologies, Inc., David A. Leedom, Karen
                        A. Mason, Robert T. Miller, Carl S. Ito and Barry S. Kindig
                        [Form 10-K, fiscal year ended March 31, 1997, File
                        No. 1-8533, Exhibit 10.101]

         10.12 Asset Purchase Agreement, dated October 22, 1996, by and among Ahead Technology, Inc., a second-tier subsidiary of the Company, Nortronics Acquisition Corporation, a third-tier subsidiary of the Company, Nortronics Company, Inc., Alan Kronfeld, Thomas Philipich and Robert Liston
                        [Form 10-K, fiscal year ended March 31, 1997, File
                        No. 1-8533, Exhibit 10.102]

         10.13          Purchase Agreement, dated as of September 19, 1997, between
                        DRS Technologies, Inc. and Spar Aerospace Limited.
                        [Form 8-K, October 27, 1997, File No. 1-8533, Exhibit 1]

         10.14          Asset Purchase Agreement, dated July 28, 1998, by and among the Company, Raytheon TI Systems, Inc., Raytheon Company and
                        Raytheon Systems Georgia, Inc. [Form 8-K, November 4, 1998,
                        File No. 1-8533, Exhibit 1]

         10.15          Letter Amendment by and among the Company, Raytheon TI
                        Systems, Inc., Raytheon Company and Raytheon Systems
                        Georgia, Inc., dated October 20, 1998, amending the Asset
                        Purchase Agreement. [Form 8-K, November 4, 1998, File
                        No. 1-8533, Exhibit 2]

         10.16          Amended and Restated Revolving Credit Loan and Term Loan
                        Agreement, dated October 20, 1998, by and among the Company,
                        DRS Technologies Canada Company, DRS Technologies Canada,
                        Inc., DRS EO, Inc., DRS FPA, L.P. and Mellon Bank, N.A.
                        [Form 8-K, November 4, 1998, File No. 1-8533, Exhibit 3]

         10.17          Agreement and Plan of Merger dated August 26, 1998, as
                        amended, among DRS Technologies, Inc., DRS Merger Sub, Inc.
                        and NAI Technologies, Inc. [Registration Statement
                        No. 333-69751, Post Effective Amendment No. 1,
                        Exhibit 2.1]).

         10.18          Amendment to Agreement and Plan of Merger, dated
                        February 17, 1999, among DRS Technologies, Inc., DRS Merger
                        Sub, Inc. and NAI Technologies, Inc. [Form 8-K, March 5,
                        1999, File No. 1-8533, Exhibit 2]

     EXHIBIT NO.        DESCRIPTION
---------------------   -----------
         10.19          1991 Stock Option Plan of NAI Technologies, Inc.
                        Registration Statement No. 333-69751, Post Effective
                        Amendment No. 1 on Form S-8, Exhibit 4.4]

         10.20          1993 Stock Option Plan for Directors of NAI Technologies,
                        Inc. Registration Statement No. 333-69751, Post Effective
                        Amendment No. 1 on Form S-8, Exhibit 4.5]

         10.21          1996 Stock Option Plan of NAI Technologies, Inc.
                        Registration Statement No. 333-69751, Post Effective
                        Amendment No. 1 on Form S-8, Exhibit 4.6]

         10.22          Employment Agreement, dated as of November 20, 1996, by and between the Company and Mark S. Newman [Form 10-K, fiscal
                        year ended March 31, 1999, File No. 1-8533, Exhibit 10.47]

         10.23 Employment Agreement, dated as of April 30, 1997, by and between the Company and Nina Laserson Dunn [Form 10-K, fiscal year ended March 31, 1999, File No. 1-8533,
                        Exhibit 10.48]

         10.24          Employment Agreement, dated as of February 19, 1999, by and between the Company and Richard A. Schneider [Form 10-K,
                        fiscal year ended March 31, 1999, File No. 1-8533,
                        Exhibit 10.49]

         10.25          Subcontract No. 483901(D), dated June 24, 1994, under
                        Contract No. N00024-94-D-5204, between the Company and
                        Unisys Corporation Government Systems Group [Form 10-K, fiscal year ended March 31, 1995, File No. 1-8533,
                        Exhibit 10.37]

         10.26 Purchase Order No. 10606321 1, dated October 28, 1998, between the Company and Raytheon TI Systems, Inc.
                        [Form 10-K, fiscal year ended March 31, 2001, File
                        No. 1-8533, Exhibit 10.26]

         10.27          Contract DAAH01-97-C-0390, dated September 24, 1997, between
                        Hughes Georgia, Inc. and the U.S. Army [Form 10-K, fiscal
                        year ended March 31, 2001, File No. 1-8533, Exhibit 10.27]

         10.28          Modification P00001, dated January 16, 1998, to Contract
                        DAAH01-97-C-0390 [Form 10-K, fiscal year ended March 31,
                        2001, File No. 1-8533, Exhibit 10.28]

         10.29          Modification P00008, dated October 30, 1998, to Contract
                        DAAH01-97-C-0390 [Form 10-K, fiscal year ended March 31,
                        2001, File No. 1-8533, Exhibit 10.29]

         10.30          Contract DAAB07-97-C-J430, dated April 1, 1997, between
                        Hughes Aircraft Co. and the U.S. Army [Form 10-K, fiscal year ended March 31, 2001, File No. 1-8533, Exhibit 10.30]

         10.31          Modification P00037, dated March 31, 1999, to
                        Contract DAAB07-97-C-J430. [Form 10-K, fiscal year ended
                        March 31, 2001, File No. 1-8533, Exhibit 10.31]

         10.32          First Amendment and Modification Agreement, dated
                        August 15, 1999, by and among the Company, DRS Technologies
                        Canada Company, DRS Technologies Canada, Inc., DRS Sensor
                        Systems, Inc., formerly known as "DRS EO, Inc.", and
                        DRS Infrared Technologies, LP, formerly known as
                        "DRS FPA, L.P." and Mellon Bank, N.A. as the Agent and
                        Lender [Form 10-K, Fiscal Year ended March 31, 2000, File
                        No. 1-8533, Exhibit 10.32]

         10.33          Second Amendment and Modification Agreement, dated
                        February 4, 2000, by and among the Company, DRS Technologies
                        Canada Company, DRS Technologies Canada, Inc., DRS Sensor
                        Systems, Inc., formerly known as "DRS EO, Inc.", and
                        DRS Infrared Technologies, LP, formerly known as
                        "DRS FPA, L.P." and Mellon Bank, N.A. as the Agent and
                        Lender [Form 10-K, Fiscal Year ended March 31, 2000, File
                        No. 1-8533, Exhibit 10.33]

         10.34 Asset Purchase Agreement, dated June 12, 2000, by and between DRS Technologies, Inc. and General Atronics
                        Corporation [Form 10-K, Fiscal Year ended March 31, 2001,
                        File No. 1-8533, Exhibit 10.34]

     EXHIBIT NO.        DESCRIPTION
---------------------   -----------
         10.35          Employment Agreement, dated as of August 9, 2000, by and
                        between the Company and Paul G. Casner, Jr. [Form 10-K,
                        Fiscal Year ended March 31, 2001, File No. 1-8533,
                        Exhibit 10.35]

         10.36 Asset Purchase Agreement, dated as of August 3, 2001, between DRS Technologies, Inc. and The Boeing Company
                        [Form 8-K, October 12, 2001, File No. 1-8533, Exhibit 1]

         10.37 Credit Agreement, dated as of September 28, 2001, by and among DRS Technologies, Inc. and First Union National Bank
                        [Form 8-K, October 12, 2001, File No. 1-8533, Exhibit 2]

         21             List of subsidiaries of the Company as of March 31, 2001
                        [Form 10-K, Fiscal Year ended March 31, 2001, File
                        No. 1-8533, Exhibit 21]

         23.1           Consent of KPMG LLP

         23.2           Consent of Deloitte & Touche LLP

         23.3           Consent of Skadden, Arps, Slate, Meagher & Flom LLP
                        (included in Exhibit 5.1)

         23.4           Power of Attorney (included in signature page)

------------------------

*   To be filed by amendment.